As filed with the Securities and Exchange Commission on December 22, 1995
                                                      1933 Act File No. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-14

                                                                  ----
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 / X /
                                                                 ----
                                                                  ----
                PRE-EFFECTIVE AMENDMENT NO. __                   /   /
                                                                 ----
                                                                  ----
                POST-EFFECTIVE AMENDMENT NO. __                  /   /
                                                                 ----

                            SEI INTERNATIONAL TRUST
                            -----------------------
        (Exact Name of Registrant as Specified in Declaration of Trust)

                               c/o CT Corporation
                                2 Oliver Street
                          Boston, Massachusetts  02109
                    (Address of Principal Executive Offices)
                 Registrant's Telephone Number:  1-800-342-5734


                                  David G. Lee
                              c/o SEI Corporation
                            680 East Swedesford Road
                        Wayne, Pennsylvania  19087-1658
                    (Name and Address of Agent for Service)

                                   Copies to:

                             Richard W. Grant, Esq.
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                            Philadelphia, PA  19103

          Approximate Date of the proposed offering: As soon as practicable after this Registration Statement becomes effective.

          It is proposed that this filing will become effective on January 22, 1996, pursuant to Rule 488.

          No filing fee is required because an indefinite number of shares of beneficial interest have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940. Pursuant to Rule 429, this Registration Statement relates to shares for which a registration statement on Form N-1A (File No. 33-22821) has been filed.

                            SEI INTERNATIONAL TRUST
                               December 22, 1995
                             Cross Reference Sheet



Items Required by Form N-14
---------------------------

Part A   Information Required in Prospectus  Registration Statement Heading
------   ----------------------------------  ------------------------------

Item 1.  Beginning of Registration           Cover Page of Registration
         and Outside Front Cover             Statement
         of Prospectus Statement

Item 2.  Beginning and Outside Back          Table of Contents
         Cover Page of Prospectus

Item 3.  Synopsis and Risk Factors           Summary

Item 4.  Information About the               Summary; Reasons for the
         Transaction                         Reorganization; Information
                                             About the Reorganization

Item 5.  Information About the               Prospectus Cover Page; Summary;
         Registrant                          Information About the
                                             Reorganization;  Comparison of
                                             Investment Objectives, Policies,
                                             and Restrictions; General
                                             Information on Shareholder Rights;
                                             Additional Information Concerning
                                             the International Trust and
                                             International Equity Portfolio;
                                             Additional Information concerning
                                             the Portfolios

Item 6.  Information About the               Prospectus Cover Page; Summary;
         Companies Being                     Information About the
         Acquired                            Reorganization; Comparison of
                                             Investment Objectives, Policies,
                                             and Restrictions; General
                                             Information on Shareholder
                                             Rights; Additional Information
                                             Concerning the International
                                             Trust and International Equity
                                             Portfolio; Additional
                                             Information Concerning
                                             the Portfolio

Item 7.  Voting Information                  Prospectus Cover Page; Notice
                                             of Special Meeting of
                                             Shareholders; Summary;  Voting
                                             Information Concerning the Meeting

Item 8.  Interest of Certain                 Inapplicable
         Persons and Experts

Item 9.  Additional Information              Inapplicable
         Required for
         Reoffering by
         Persons Deemed to be
         Underwriters

          Information Required in a
Part B    Statement of Additional Information
------    -----------------------------------

Item 10.  Cover Page                             Cover Page

Item 11.  Table of Contents                      Table of Contents

Item 12.  Additional Information About           Additional Information
          the Registrant                         About International Equity
                                                 Portfolio

Item 13.  Additional Information About           Additional Information
          the Companies Being Acquired           About European Equity and
                                                 Pacific Basin Equity
                                                 Portfolios

Item 14.  Financial Statements                   Financial Statements



Part C    Other Information
------    -----------------

Item 15.  Indemnification                        Indemnification

Item 16.  Exhibits                               Exhibits

Item 17.  Undertakings                           Undertakings

                         SEI EUROPEAN EQUITY PORTFOLIO
                       SEI PACIFIC BASIN EQUITY PORTFOLIO


          ======================================================================
                      IMPORTANT  SHAREHOLDER  INFORMATION
          ======================================================================


          THE DOCUMENT YOU HOLD IN YOUR HANDS CONTAINS YOUR PROXY STATEMENT AND PROXY CARD. A PROXY CARD IS, IN ESSENCE, A BALLOT. WHEN YOU VOTE YOUR PROXY, IT TELLS US HOW TO VOTE ON YOUR BEHALF ON IMPORTANT ISSUES RELATING TO YOUR PORTFOLIO. EACH PROXY CARD MAY BE COMPLETED BY CHECKING A SINGLE BOX AND VOTING FOR OR AGAINST ALL OF THE PROPOSALS RELATING TO YOUR PORTFOLIO, OR YOU MAY VOTE ON EACH PROPOSAL SEPARATELY. IF YOU SIMPLY SIGN THE PROXY WITHOUT SPECIFYING A VOTE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF TRUSTEES.

          WE URGE YOU TO SPEND A FEW MINUTES WITH THE PROXY STATEMENT, FILL OUT YOUR PROXY CARD, AND RETURN IT TO US. VOTING YOUR PROXY, AND DOING SO PROMPTLY, ENSURES THAT THE PORTFOLIOS WILL NOT NEED TO CONDUCT ADDITIONAL MAILINGS. WHEN SHAREHOLDERS DO NOT RETURN THEIR PROXIES IN SUFFICIENT NUMBERS, WE HAVE TO INCUR THE EXPENSE OF FOLLOW-UP SOLICITATIONS, WHICH MAY COST YOUR PORTFOLIO MONEY.

          PLEASE TAKE A FEW MOMENTS TO EXERCISE YOUR RIGHT TO VOTE.  THANK YOU.


          ======================================================================

                            SEI INTERNATIONAL TRUST

                           EUROPEAN EQUITY PORTFOLIO
                         PACIFIC BASIN EQUITY PORTFOLIO
                                     OF THE
                            SEI INTERNATIONAL TRUST
                            680 East Swedesford Road
                             Wayne, PA  16087-1658


Dear Shareholders:

      You are invited to a Special Meeting of the Shareholders of the European Equity and Pacific Basin Equity Portfolios, two separate investment portfolios of the SEI International Trust (the "International Trust"), that will be held on March 15, 1996.

      The Board of Trustees of the International Trust has recently reviewed and approved a proposal for a reorganization (the "Reorganization") of the European Equity and Pacific Basin Equity Portfolios into the International Equity
Portfolio.   As a result, the Special Meeting is being called by the
International Trust for the purpose of considering an Agreement and Plan of Reorganization and Liquidation ("Reorganization Agreement") for each of the European Equity and Pacific Basin Equity Portfolios (the "Portfolios" and each a "Portfolio").

      The proposals contained in the accompanying Prospectus/Proxy Statement provide for the combination of the Portfolio with the International Equity Portfolio, a portfolio of the International Trust. The Portfolio and the International Equity Portfolio have similar investment objectives and policies, aside from the geographical focus of each Portfolio. Under the proposed Reorganization Agreements, the International Equity Portfolio will acquire substantially all of the assets of the Portfolios in exchange for Shares of the International Equity Portfolio. As of January 16, 1996, the European Equity Portfolio and Pacific Basin Equity Portfolio had approximately $____ and ____ net assets, respectively, and the International Equity Portfolio had approximately $____ net assets. If the Reorganization had taken place on January 16, 1996, the International Equity Portfolio's net assets would have been approximately $_____ immediately thereafter. I believe that the combination of these Portfolios of the International Trust will enable the International Trust to make an offering to international equity investors that is more attuned to their needs. The Reorganization is scheduled to take place on or about March 15, 1996.

      The primary purpose of the proposed Reorganization of the European Equity and Pacific Basin Equity Portfolios into the International Equity Portfolio is to offer carefully constructed international equity exposure in a single portfolio. It is anticipated that the expense ratio of the International Equity Portfolio will remain consistent with the current expense ratio of the Portfolios. See the "Comparison of Fees and Expenses" in the Prospectus/Proxy Statement.

      Shareholders of the European Equity and Pacific Basin Equity Portfolios will vote separately on the Reorganization. In the case of either Portfolio, if shareholders approve the Reorganization, upon consummation of the transaction contemplated by the Reorganization, the International Equity Portfolio will acquire substantially all the assets and liabilities of such Portfolio in return for newly issued Class A shares of the International Equity Portfolio which in turn will be distributed to you. Depending on your investment, you will receive from the European Equity Portfolio and/or Pacific Basin Equity Portfolio shares of the International Equity Portfolio equal in aggregate value at the time of the Reorganization to your European Equity Portfolio and/or Pacific Basin Equity Portfolio shares equal in aggregate value at the time of the Reorganization to their European Equity Portfolio or Pacific Basin Equity Portfolio shares, as the case may be. The shares of the International Equity Portfolio that you receive will not be subject to commissions or sales loads, and there will be no adverse federal income tax consequences for you. However, you should separately review any state tax consequences in consultation with your tax adviser.

      The Board of Trustees of the International Trust on behalf of the European Equity and Pacific Basin Equity Portfolios has called a Special Meeting of Shareholders to be held on March 15, 1996 to consider the proposed transaction. I STRONGLY INVITE YOUR PARTICIPATION BY ASKING YOU TO REVIEW, COMPLETE AND RETURN YOUR PROXY AS SOON AS POSSIBLE.

      Detailed information about the proposed transaction is described in the enclosed Prospectus/Proxy Statement. I thank you for your participation as a shareholder and urge you to please exercise your right to vote by completing, dating and signing the enclosed proxy card. A self-addressed, postage-paid envelope has been enclosed for your convenience.

      A copy of the International Equity Portfolio Prospectus accompanies the Prospectus/Proxy Statement. I urge you to read the Prospectus and retain it for future reference. The International Trust will also furnish, without charge, a copy of the most recent Annual Report to Shareholders of its Portfolios, on request. Requests should be directed to the International Trust at the address listed above or by calling 1-800-342-5734.

      If you have any questions regarding the proposed transaction, please telephone toll-free at 1-800-437-6016.

IT IS VERY IMPORTANT THAT YOUR VOTING INSTRUCTIONS BE RECEIVED AS SOON AS POSSIBLE.

                                                     Sincerely,



                                                     David G. Lee
                                                     President
                                                     SEI International Trust

                            SEI INTERNATIONAL TRUST
                            680 EAST SWEDESFORD ROAD
                              WAYNE, PA 19087-1658


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 15, 1996


TO THE SHAREHOLDERS OF THE
EUROPEAN EQUITY PORTFOLIO AND THE
PACIFIC BASIN EQUITY PORTFOLIO OF
SEI INTERNATIONAL TRUST:


Notice is hereby given that a Special Meeting of Shareholders of the European Equity Portfolio and Pacific Basin Equity Portfolio of the SEI International Trust (the "International Trust") will be held at the offices of SEI Corporation, 680 East Swedesford Road, Wayne, PA on March 15, 1996 at 3:30 p.m. (eastern standard time) for the purposes of considering the proposals set forth below.

Proposal 1

(European Equity Portfolio):       The approval or disapproval of an Agreement
                                   and Plan of Reorganization and Liquidation providing for (i) the transfer of substantially all of the assets and liabilities of the European Equity Portfolio of the International Trust to the International Equity Portfolio (formerly, the
                                   Core International Equity Portfolio) of the
                                   International Trust in exchange for Shares of the International Equity Portfolio; and (ii) the distribution of the International Equity
                                   Portfolio's shares so received to
                                   shareholders of the European Equity
                                   Portfolio.

Proposal 2

(Pacific Basin Equity Portfolio):  The approval or disapproval of an Agreement and Plan of Reorganization and Liquidation providing for (i) the transfer of substantially all of the assets and liabilities of the European Equity Portfolio of the International Trust to the International Equity Portfolio (formerly, the Core International Equity Portfolio) of the International Trust in exchange for Shares of the International Equity Portfolio; and (ii) the distribution of the International Equity Portfolio's shares so received to shareholders of the European Equity Portfolio.

Proposal 3:                        The transaction of such other business as may
                                   properly be brought before the Meeting.

The Board of Trustees of the International Trust has fixed the close of business on January 16, 1996, as the Record Date for the determination of shareholders of the European Equity and Pacific Basin Equity Portfolios entitled to notice of, and to vote at, this Meeting or any adjournments thereof. The enclosed Combined Prospectus/Proxy Statement contains further information regarding the Meeting and the proposals to be considered. The enclosed Proxy Card is intended to permit you to vote even if you do not attend the Meeting in person.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED WITHOUT DELAY TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE, SO THAT

THEIR SHARES MAY BE REPRESENTED AT THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO THE INTERNATIONAL TRUST
A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. YOUR PROMPT ATTENTION TO THE ENCLOSED PROXY WILL HELP TO AVOID THE EXPENSE OF FURTHER SOLICITATION.

                              By Order of the Board of Trustees


                              Richard W. Grant, Secretary

           COMBINED PROSPECTUS/PROXY STATEMENT DATED JANUARY 22, 1996

                    RELATING TO THE ACQUISITION OF ASSETS OF

        THE EUROPEAN EQUITY PORTFOLIO AND PACIFIC BASIN EQUITY PORTFOLIO
                                     OF THE
                            SEI INTERNATIONAL TRUST
                            680 EAST SWEDESFORD ROAD
                              WAYNE, PA 19087-1658
                                 1-800-342-5734

                      BY AND IN EXCHANGE FOR THE SHARES OF
                       THE INTERNATIONAL EQUITY PORTFOLIO
                                     OF THE
                           SEI INTERNATIONAL TRUST
                            680 EAST SWEDESFORD ROAD
                              WAYNE, PA 19087-1658
                                 1-800-342-5734


     This Combined Prospectus/Proxy Statement is being furnished to the shareholders of the European Equity Portfolio and Pacific Basin Equity Portfolio of the SEI International Trust ("International Trust") in connection with the solicitation of proxies by the Board of Trustees of the International Trust to be used at a Special Meeting of Shareholders (the "Meeting") to be held at 3:30 p.m. (eastern standard time) on March 15, 1996 at the offices of SEI Corporation, 680 East Swedesford Road, Wayne, PA 19087-1658.

     The Trustees of the International Trust are seeking your approval of separate Agreements and Plans of Reorganization and Liquidation (the "Reorganization"), which contemplate that:

     (i) The International Equity Portfolio of the International Trust will acquire all of the assets and will assume all of the stated liabilities of the European Equity Portfolio of the International Trust; and

     (ii) The International Equity Portfolio of the International Trust will acquire all of the assets and will assume all of the stated liabilities of the Pacific Basin Equity Portfolio of the International Trust.

     Following this exchange, the shares of the International Equity Portfolio received by the European Equity Portfolio and Pacific Basin Equity Portfolio will be distributed to their respective shareholders. Shortly thereafter, the European Equity Portfolio and the Pacific Basin Equity Portfolio will be liquidated and dissolved. Shareholder of the European Equity and Pacific Basin Portfolios will vote separately and each Reorganization will be completed if, and only if, approved by shareholders of the affected Portfolio.

     Upon completion of the Reorganization, each shareholder of each of the European Equity Portfolio and the Pacific Basin Equity Portfolio will receive full and fractional shares of the International Equity Portfolio, equal in aggregate value when issued, to the shares of the Portfolio or Portfolios owned by such shareholder immediately prior to the Reorganization. No commissions or sales loads will be charged in connection with the Reorganization and there will be no adverse federal income tax consequences. Shareholders should separately consider any state tax consequences in consultation with their tax advisers.

     The International Equity Portfolio is a portfolio of the International Trust, an open-end, diversified, management investment company organized as a Massachusetts business trust. The investment objective of the International Equity Portfolio is to provide long-term capital appreciation by investing primarily in a diversified portfolio of equity securities of non-US issuers. There can be no assurance that the investment objective of the International Equity Portfolio will be achieved. The investment objectives, policies and restrictions of the International Equity Portfolio are similar (except with respect to the geographical focus) to those of the European Equity and Pacific Basin Equity Portfolios. For a complete discussion of the differences, see "Comparison of Investment Objectives, Policies and Restrictions" herein.

     This Prospectus/Proxy Statement Portfolio, sets forth concisely the information that a shareholder of the European Equity Portfolio and/or Pacific Basin Equity Portfolio should know before voting on the Reorganization and should be retained for future reference. The prospectus relating to the shares of the International Equity Portfolio, which describe the operations, investment objectives, policies, restrictions and risks, accompany this Combined Prospectus/Proxy Statement. Additional information is set forth in the Statements of Additional Information relating to the International Equity Portfolio and this Combined Prospectus/Proxy Statement, which are dated June 28, 1995 (as amended August 31, 1995) and January 21, 1996, respectively, and in the Prospectus and Statement of Additional Information, dated August 31, 1995 and June 28, 1995 (as amended August 31, 1995), respectively relating to the European Equity and Pacific Basin Equity Portfolios. Each of these documents is on file with the Securities and Exchange Commission ("SEC"), and is available without charge upon oral or written request by writing or calling the International Trust at the address or telephone number indicated above. The information contained in the Prospectus and Statement of Additional Information, dated August 31, 1995 and June 28, 1995 (as amended August 31, 1995), respectively, relating to the European Equity and Pacific Basin Portfolios is incorporated by reference.

     This Prospectus/Proxy Statement constitutes the proxy statement of the European Equity Portfolio and Pacific Basin Equity Portfolio for the Meeting and the prospectus of the International Equity Portfolio for its shares that have been registered with the SEC and are to be issued in connection with the Reorganization. This Prospectus/Proxy Statement is expected to be sent to shareholders on or about January 29, 1996.


     THE SHARES OF THE INTERNATIONAL EQUITY PORTFOLIO ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK, NOR ARE SUCH SHARES FEDERALLY INSURED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN THE ACQUIRING PORTFOLIO INVOLVES CERTAIN INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

COMPARISON OF FEES AND EXPENSES.................................   1

SUMMARY.........................................................   2
     Proposed Plan of Reorganization............................   2
     Tax Consequences...........................................   3
     Overview of the Portfolios.................................   3
     Management of the Portfolios...............................   4
     Distribution of Shares.....................................   4
     Purchase, Redemption and Exchange Procedures...............   4
     Dividend Policies..........................................   5
     Voting Rights..............................................   5

SPECIAL CONSIDERATIONS AND RISK FACTORS.........................   5

INFORMATION ABOUT THE REORGANIZATION............................   5
     Reasons for the Reorganization.............................   5
     Description of the Reorganization..........................   6
     Federal Income Tax Consequences............................   7
     Pro Forma Capitalization...................................   7
     Shareholder Information....................................   8

INVESTMENT ADVISERS AND SUB-ADVISERS............................   8

COMPARISON OF INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS..  10

ADDITIONAL INFORMATION CONCERNING THE INTERNATIONAL TRUST
AND THE INTERNATIONAL EQUITY PORTFOLIO..........................  13

GENERAL INFORMATION ON SHAREHOLDER RIGHTS.......................  15
     Capitalization.............................................  15
     Shareholder Liability......................................  15
     Shareholder Meetings and Voting Rights.....................  15
     Liquidation or Dissolution.................................  15
     Liability and Indemnification of Trustees..................  15
     Rights of Inspection.......................................  16

ADDITIONAL INFORMATION CONCERNING THE PORTFOLIOS................  16

FINANCIAL STATEMENTS AND EXPERTS................................  17

LEGAL MATTERS...................................................  17

VOTING INFORMATION CONCERNING THE MEETING.......................  17

OTHER BUSINESS..................................................  18


                        COMPARISON OF FEES AND EXPENSES

The amounts for the Class A shares of the International Equity Portfolio, European Equity Portfolio and Pacific Basin Equity Portfolio (each, a "Portfolio") set forth in the following table and in the examples are based on the expenses of each Portfolio for the fiscal year ended February 28, 1995. The International Equity Class A shares were offered beginning December 20, 1989. The European Equity and Pacific Basin Equity Class A shares were offered beginning April 29, 1994. The International Equity Portfolio (but not the European Equity or Pacific Basin Equity Portfolios) also offers Class D shares.

The following tables show for the International Equity Portfolio and the European Equity and Pacific Basin Equity Portfolios the shareholder transaction expenses and annual operating expenses associated with an investment in the Class A shares of each Portfolio, and such costs and expenses associated with an investment in Class A share of the International Equity Portfolio assuming consummation of the Reorganization.

     COMPARISON OF CLASS A AND CLASS D SHARES OF THE INTERNATIONAL EQUITY PORTFOLIO WITH CLASS A AND CLASS D SHARES OF THE EUROPEAN EQUITY AND PACIFIC BASIN EQUITY PORTFOLIOS


                                                                                                                   International
                                                          International     European Equity     Pacific Basin    Equity Portfolio
                                                        Equity Portfolio       Portfolio      Equity Portfolio       ProForma

SHAREHOLDER TRANSACTION EXPENSES (AS A PERCENTAGE OF         Class A            Class A            Class A            Class A
OFFERING PRICE)
----------------------------------------------------------------------------------------------------------------------------------
Maximum Sales Charge Imposed on Purchases                      None               None              None                None

Maximum Sales Charge Imposed on Reinvested                     None               None              None                None
Dividends

Redemption Fees                                                None               None              None                None

ANNUAL OPERATING EXPENSES (AS A PERCENTAGE OF AVERAGE NET
ASSETS)
----------------------------------------------------------------------------------------------------------------------------------
Management/Advisory Fees (after fee waiver                     .91%               .80%              .78%                .91%
reimbursement)/1/

12b-1 Fees/2/                                                  .15%               .15%              .15%                .15%

Other Expenses                                                 .19%               .35%              .37%                .19%
----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses (after fee waiver and                1.25%              1.30%             1.30%               1.25%
reimbursement)/3/
----------------------------------------------------------------------------------------------------------------------------------


     /1/ SEI Financial Management Corporation ("SFM" or "Adviser") has waived, on a voluntary basis, a portion of its fee, and the management/advisory fees shown reflect this voluntary waiver. SFM reserves the right to terminate its waiver at any time in its sole discretion. Absent such fee waiver, management/advisory fees would be .93% for the International Equity Portfolio, 1.13% for the European Equity Portfolio and 1.20% for the Pacific Basin Equity Portfolio. Separately, the International Equity Portfolio is seeking shareholder approval to increase SFM's advisory fee from .475% to .505%. It is expected that this fee change, if approved, will be effective place contemporaneously with the Reorganization.

     /2/ The 12-1 fees shown reflect the current 12b-1 budget for reimbursement of expenses. The maximum 12b-1 fee payable by Class A shares of each Portfolio is .30%.

     /3/ Absent the voluntary fee waiver and expense reimbursement described above, the total operating expenses for the Class A shares would be 1.27% for the International Equity

          Portfolio, 1.63% for the European Equity Portfolio and 1.72% for the Pacific Basin Equity Portfolio. The International Equity Portfolio Pro Forma Total Operating Expenses assumes the consummation of the Reorganization of both the European Equity Portfolio and the Pacific Basin Equity Portfolio with the International Equity Portfolio. If shareholders of the International Equity Portfolio approve the proposed advisory fee increase as referred to in footnote 1, total operating expenses will increase accordingly from 1.25% to 1.28% (after fee waivers and reimbursement).

The following tables show for each Portfolio, and for the International Equity Portfolio, assuming consummation of the Reorganization, examples of cumulative effect of shareholder transaction expenses and annual fund operating.


EXAMPLE
-------------------------------------------------------------------------------------------------

An investor in a Portfolio would pay the following expenses on a
$1000 investment assuming (1) imposition of the maximum sales load (Class D shares), (2) 5% annual return and (3) redemption at
the end of each time period:                                          1 yr.  3 yr.  5 yr.  10 yr.
                                                                      -----  -----  -----  ------
International Equity - Class A                                          $13    $40    $69    $151

European Equity - Class A                                               $13    $41    $71    $157

Pacific Basin Equity - Class A                                          $13    $41    $71    $157

International Equity - Class A Pro Forma                                $13    $40    $69    $151
-------------------------------------------------------------------------------------------------


THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

The purpose of the expense table and example is to assist a European Equity Portfolio or Pacific Basin Equity Portfolio investor (Class A shares only) in understanding the various costs and expenses that may be directly or indirectly borne by investors in Class A shares of the International Equity Portfolio as a result of the Reorganization as compared with the various direct or indirect expenses currently borne by an investor in the European Equity Portfolio or Pacific Basin Equity Portfolio.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement and is qualified by reference to the more complete information contained herein and in the attached Exhibits. Shareholders should read this entire Prospectus/Proxy Statement carefully.

PROPOSED PLAN OF REORGANIZATION. On December 4, 1995, the Board of Trustees of the International Trust on behalf of the European Equity Portfolio and Pacific Basin Equity Portfolio, including the Trustees who are not "interested persons" within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 as amended (the "1940 Act"), unanimously approved on a separate basis, an Agreement and Plan of Reorganization of Liquidation (the "Reorganization Agreement") between the International Equity Portfolio and each of the European Equity Portfolio and Pacific Basin Equity Portfolio. A copy of the Form of Reorganization Agreement is attached hereto as Exhibit A. The Reorganization is shareholders of both

Portfolios approve, will consist of a transfer of substantially all of the assets and liabilities of the European Equity Portfolio and Pacific Basin Equity Portfolio to the International Equity Portfolio in exchange for the Class A shares of International Equity Portfolio; distribution of such shares to the European Equity and Pacific Basin Equity shareholders in liquidation; and subsequent termination of said Portfolios under state law. Shareholders of the two Portfolios will vote separately and a Portfolio will participate in the Reorganization only if its shareholders approve. No sales charge will be imposed in connection with these transactions. For the reasons set forth below under "Reasons for the Reorganization," the Board of Trustees concluded that the Reorganization would be in the best interest of the European Equity and Pacific Basin Equity Portfolios and its shareholders, and that the interests of existing shareholders in each Portfolio would not be diluted as a result of the transactions contemplated by the Reorganization.

TAX CONSEQUENCES. The consummation of the Reorganization is subject to the receipt of an opinion of, counsel to the International Trust, in a form reasonably satisfactory to the International Trust, substantially to the effect that the Reorganization will qualify as a tax-free reorganization for federal income tax purposes.

OVERVIEW OF THE PORTFOLIOS.

     BUSINESS OF THE PORTFOLIOS. The International Equity Portfolio is a portfolio of the International Trust, an open-end, management investment company that offers four separate diversified series or portfolios and one non-diversified series or portfolio. The International Trust offers two classes of the International Equity Portfolio shares, Class A Shares and Class D Shares. The International Equity Portfolio commenced operations on December 20, 1989, for Class A Shares and May 1, 1994 for Class D Shares. As of January 16, 1996, the net assets of the International Equity Portfolio were $__________.

     The European Equity Portfolio and Pacific Basin Equity Portfolio are portfolios of the International Trust which only offer Class A Shares for each Portfolio. The European Equity and Pacific Basin Equity Portfolios both commenced operations on December 20, 1989. As of January 16, 1996, the net assets of the European Equity and Pacific Basin Equity Portfolios were $____________ and $____________, respectively.

     INVESTMENT OBJECTIVES AND POLICIES. While the investment objectives and policies of the European Equity and Pacific Basin Equity Portfolios and the International Equity Portfolio are similar, there are differences among the Portfolios, which are outlined herein. See "Comparison of Investment Objectives, Policies, Risks and Restrictions."

     The investment objective of the International Equity Portfolio is to provide long-term capital appreciation by investing primarily in a diversified portfolio of equity securities of non-U.S. issuers. Under normal circumstances, at least 65% of the International Equity Portfolio's assets will be invested in equity securities of non-U.S. issuers located in at least three countries other than the United States.

     The investment objective of the European Equity Portfolio is to provide long-term capital appreciation by investing primarily in a diversified portfolio of equity securities of European issuers. Under normal circumstances, at least 65% of the European Equity Portfolio's assets will be invested in equity securities of European issuers. The Portfolio's advisers consider European issuers to be companies the securities of which are principally traded in the European capital markets; that derive at least 50% of their total revenue from either goods produced or services rendered in countries located in Europe, regardless of where the securities of such companies are principally traded; or that are organized under the laws of and have a principal office in a European country.

     The investment objective of the Pacific Basin Equity Portfolio is to provide long-term capital appreciation by investing primarily in a diversified portfolio of equity securities of Pacific Basin issuers. Under normal circumstances, at least 65% of the Pacific Basin Equity Portfolio's assets will be invested in equity securities of Pacific Basin issuers. The Portfolio's advisers consider Pacific Basin issuers to be companies the securities of which are principally traded in the capital markets of Pacific Basin countries; that derive at least 50% of their total revenue from either goods produced or services rendered in Pacific Basin countries, regardless of where the securities of such companies are principally traded; or that are organized under the laws of and have a principal office in a Pacific Basin country.

     There can be no assurance that the Portfolios will achieve this investment objective.

MANAGEMENT OF THE PORTFOLIOS.

     INVESTMENT ADVISERS AND SUB-ADVISERS. SFM serves as the investment adviser for the International Equity, European Equity and Pacific Basin Equity Portfolios of the International Trust. SFM has delegated its responsibilities as an investment adviser to investment sub-advisers, Acadian Asset Management Inc. ("Acadian") and Schroder Capital Management International Limited ("Schroder") with respect to the International Equity Portfolio. The Board of Trustees at a meeting held on December 4-5, 1995, approved the addition of Morgan Grenfell Investment Services Limited ("Morgan Grenfell") and Schroder as investment sub-advisers to the International Equity Portfolio. Schroder commenced managing assets for the International Equity Portfolio on December 15, 1995, while SFM expects Morgan Grenfell to also begin managing assets during the first quarter of 1996. The investment sub-advisory agreements, which require the approval of the International Equity Portfolio shareholders, will be submitted to a vote of shareholders at a meeting to be held on March 15, 1996.

     Morgan Grenfell and Schroder were recently appointed sub-advisers and will have responsibility for the European and Pacific Basin portions of the International Equity Portfolio as a part of their overall responsibilities. As the investment adviser, SFM supervises the sub-advisers' management of the International Equity Portfolio, makes decisions with respect to policies regarding the purchase and sale of portfolio securities. As sub-advisers, Acadian, Morgan Grenfell and Schroder manage the International Equity Portfolio's investment portfolio and make decisions with respect to and place orders for the majority of the purchases and sales of portfolio securities for that portion of the portfolio for which they have responsibility.

     SFM also serves as the investment adviser for the European Equity and Pacific Basin Equity Portfolios. SFM has delegated its responsibilities as an investment adviser to Morgan Grenfell and Schroder with respect to the European Equity and Pacific Basin Equity Portfolios, respectively. As sub-advisers, Morgan Grenfell and Schroder provide a program of continuous investment management, make investment decisions, and place orders to purchase and sell securities for the European Equity and Pacific Basin Equity Portfolios.

     ADMINISTRATION. SFM serves as the manager and shareholder servicing agent for the International Equity, European Equity and Pacific Basin Equity Portfolios

DISTRIBUTION OF SHARES. SEI Financial Services Company ("SFS") serves as distributor for the International Equity Portfolio, European Equity Portfolio and Pacific Basin Equity Portfolio. Class A Shares of each Portfolio are subject to separate distribution plans in accordance with the provisions of Rule 12b-1 under the 1940 Act. Each Class A Plan provides for reimbursement for expenses incurred by SFS.

PURCHASE, REDEMPTION AND EXCHANGE PROCEDURES. Class A Shares of the International Equity, European Equity and Pacific Basin Equity Portfolio are offered for sale at net asset value to financial institutions for their own account or as a recorded owner on behalf of a fiduciary, agency or custody account. Each Portfolio provides for purchase through the Transfer Agent or by wire at net asset value, next determined after receipt and acceptance by the Trust, on days on which the New York Stock Exchange, Inc. ("NYSE") is open for business. Moreover, each Portfolio also provides for redemption of shares by either placing such order with the Transfer Agent or by telephone at net asset value next determined after receipt of a redemption request on each day the NYSE is open for business. Additional information concerning purchases and redemptions of shares, including how net asset value is determined, is contained in the International Trust Class A Prospectus. No sales charges will be imposed in connection with the acquisition of Class A Shares of the International Equity Portfolio by shareholders of Class A Shares of the European Equity and Pacific Basin Equity Portfolios pursuant to the Reorganization.

DIVIDEND POLICIES. Dividends from the net investment income of the International, European Equity and Pacific Basin Equity Portfolios are declared periodically and paid from net investment income semi-annually. All three funds distribute capital gains, if any, at least annually.

VOTING RIGHTS. Each share of the International Equity Portfolio entitles the shareholder of record to one vote. The International Equity Portfolio will vote separately on matters relating solely to the Portfolio. Each class of the Portfolio will vote separately on matters relating to its distribution plan. Similarly, each share of the European Equity and Pacific Basin Equity Portfolios entitles the shareholder of record to one vote. The shareholders of the European Equity Portfolio and Pacific Basin Equity Portfolio will vote separately on matters relating solely to their respective Portfolio. In addition, each Class of such Portfolios will also vote separately on matters pertaining to its distribution plan.

                    SPECIAL CONSIDERATIONS AND RISK FACTORS

     Because of the similarities of the investment objectives and policies, (other than geographical focus), management of the European Equity and Pacific Basin Equity Portfolios believes that an investment in the International Equity Portfolio involves investment risks similar to those of an interest in the European Equity and Pacific Basin Equity Portfolios. For a full discussion of the investment objectives, policies, restrictions and risk factors applicable to the portfolio, see "Comparison of Investment Objectives, Policies, and Restrictions" herein.

                      INFORMATION ABOUT THE REORGANIZATION

REASONS FOR THE REORGANIZATION. The Reorganization has been recommended by the Board of Trustees of the International Trust on behalf of its separately-managed portfolios, the European Equity and Pacific Basin Equity Portfolios, for the purpose of consolidating international equity exposures in a single portfolio. The Board of Trustees believes that such consolidation of international equity exposure will enable the International Trust to make an offering to international equity investors that is more attuned to their needs.

     Through the recent addition of Morgan Grenfell and Schroder as investment sub-advisers, the International Equity Portfolio will achieve a broader international equity exposure regardless of whether this Reorganization is consummated. The Board of Trustees believes that the emphasis on large-capitalization companies worldwide with a small-capitalization component in Europe and the Pacific Basin will reduce investing volatility for shareholders of the European Equity and Pacific Basin Equity Portfolios.

     In reaching its decision to recommend that the shareholders of the European Equity and Pacific Basin Equity Portfolios approve the Reorganization, the Board of Trustees concluded that the participation of the European Equity and Pacific Basin Equity Portfolios in the Reorganization is in the best interests of its shareholders and would not result in the dilution of shareholders' interests. This conclusion was based on a number of factors, including, but not limited to, the following: The value of the International Equity Portfolio shares to be received by each European Equity Portfolio and Pacific Basin Equity Portfolio shareholder under the terms of the Reorganization Agreement would equal the value of the European Equity Portfolio and Pacific Basin Equity Portfolio shares held by such shareholder immediately prior to the effective time of the Reorganization (the "Effective Time of the Reorganization"); the recommendation of SFM concerning the implementation of an international investment strategy; the fact that the Reorganization would permit European Equity and Pacific Basin Equity shareholders to pursue reasonably compatible investment goals in a larger portfolio; and the fact that fees and expenses that are based on the value of assets would be largely unaffected by the Reorganization.

DESCRIPTION OF THE REORGANIZATION. The following summary is qualified in its entirety by reference to the Reorganization Agreements found in Exhibits A, relating to the European Equity and Pacific Basin Equity Portfolios.

     Each Reorganization Agreement provides that substantially all of the assets and liabilities of the indicated Portfolio (either European Equity Portfolio or Pacific Basin Equity) of the International Trust will be transferred to the International Equity Portfolio, a portfolio of the SEI International Trust, at the Effective Time of the Reorganization. In exchange for the transfer of these assets, the International Trust will simultaneously issue at the Effective Time of the Reorganization a number of full and fractional Class A Shares of the International Equity Portfolio to the European Equity and Pacific Basin Equity Portfolios having an aggregate value equal to the respective net asset values of the European Equity and Pacific Basin Equity Portfolios immediately prior to the Effective Time of the Reorganization.

     Following the transfer of assets and liabilities in exchange for International Equity Portfolio Shares, the European Equity Portfolio and Pacific Basin Equity Portfolio will distribute pro rata the shares of International Equity Portfolio so received to its shareholders in liquidation. Each shareholder of the European Equity and Pacific Basin Equity Portfolios owning Shares at the Effective Time of the Reorganization will receive International Class A Shares of equal value. No sales charge will be imposed in connection with the receipt of such International Shares by the European Equity and Pacific Basin Equity Portfolios shareholders. In connection with the Reorganization, both the European Equity and Pacific Basin Equity Portfolios will be terminated under state law. Such liquidation and distribution will be accomplished by the establishment of accounts in the names of the shareholders of the European Equity and Pacific Basin Equity Portfolios shareholders on the share records of the International Equity Portfolio's transfer agent. Each account will represent the respective pro rata number of full and fractional Class A Shares of the International Equity Portfolio due to the European Equity and Pacific Basin Equity shareholders. The International Equity Portfolio does not issue share certificates to shareholders. The Shares of the International Equity Portfolio to be issued will have no preemptive or conversion rights.

     The number of full and fractional Class A Shares of the International Equity Portfolio to be received by the shareholders of the European Equity and Pacific Basin Equity Portfolios will be determined by multiplying the Class A shares outstanding of the International Equity Portfolio by the ratio computed by dividing the net asset value per share of the European Equity and Pacific Basin Equity Portfolios by the net asset value per share of the International Equity Portfolio, computed as of the Effective Date of Reorganization. The net asset value of each share will be determined by dividing assets, less liabilities, in each case attributable to the respective shares, by the total number of outstanding shares.

     The Reorganization Agreement contemplates that existing advisory, sub-advisory, administrative, custodial and auditing services will be provided to the International Equity Portfolio after the Effective Time of the Reorganization by the same service providers as described in the accompanying prospectus for the International Equity Portfolio. Pursuant to the Reorganization Agreement, each Portfolio (International Equity, European Equity and Pacific Basin Equity) will bear its own expenses resulting from the Reorganization.

     The Reorganization is subject to a number of conditions, including approval of each Reorganization Agreement by shareholders of the European Equity Portfolio or Pacific Basin Equity Portfolio, as applicable; the receipt of certain legal opinions described in Sections 6 and 7 of the Reorganization Agreement (which include an opinion of that the International Equity Portfolio shares issued in accordance with the terms of the Reorganization Agreement will be validly issued, fully paid and non-assessable); the receipt of certain certificates from the parties concerning the continuing accuracy of the representations and warranties in the Reorganization Agreement and other matters; and the parties' performance in all material respects of their respective agreements and undertakings in the Reorganization Agreement. Assuming satisfaction of the conditions in the Reorganization Agreement, the Effective Time of the Reorganization will be March 15, 1996 or such later date as is agreed to by the parties.

     The Reorganization Agreement and the Reorganization may be abandoned at any time prior to the Effective Time of the Reorganization by vote of a majority of the Board of Trustees of the International Trust on behalf of the International, European Equity and Pacific Basin Equity Portfolios, if certain conditions of the Reorganization Agreement are not fulfilled, or circumstances develop that, in the opinion of the Board, make proceeding with the Reorganization inadvisable. The Reorganization Agreement further provides that at any time prior to or, to the fullest extent permitted by law, after approval of the agreement by the shareholders of the European Equity and Pacific Basin Equity Portfolios (i) the parties may, by written agreement authorized by their Boards of Trustees and with or without the approval of their shareholders, amend any of the provisions of the Reorganization Agreement, and (ii) either party may waive any default by the other party or the failure to satisfy any of the conditions to its obligations. If the Reorganization is not approved by shareholders of either the European Equity or Pacific Basin Equity Portfolios, the Board of Trustees will consider other possible courses of action in the best interests of shareholders of that Portfolio.

FEDERAL INCOME TAX CONSEQUENCES. The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended. Shareholders of the European Equity and Pacific Basin Equity Portfolios should not recognize gain or loss in the transaction; the tax basis of International Shares received should be the same as the basis of European Equity and Pacific Basin Equity Shares surrendered; and the holding period of International Shares received should include the holding period of European Equity and Pacific Basin Equity Shares surrendered, provided that the shares surrendered were capital assets in the hands of the European Equity and Pacific Basin Equity shareholders at the time of the transaction. As a condition to the closing of the Reorganization, the International Trust on behalf of the European Equity and Pacific Basin Equity Portfolios will receive an opinion from to that effect. The International Trust on behalf of the European Equity and Pacific Basin Equity Portfolios has not sought a tax ruling from the Internal Revenue Service (the "IRS"). The opinion of counsel is not binding on the IRS and does not preclude the IRS from adopting a contrary position. Shareholders should consult their own tax advisers concerning the potential tax consequences of the Reorganization to them, including state and local tax consequences.

PRO FORMA CAPITALIZATION. The following table sets forth as of August 31, 1995 provides (i) the capitalization of the European Equity and Pacific Basin Equity Portfolios; (ii) the capitalization of the International Equity Portfolio; and
(iii) the pro forma combined capitalization of the Portfolios assuming the Reorganization is approved.

         CAPITALIZATION OF THE EUROPEAN EQUITY PORTFOLIO, PACIFIC BASIN
              EQUITY PORTFOLIO AND INTERNATIONAL EQUITY PORTFOLIO

                                August 31, 1995
                                  (unaudited)

                                                  Pacific
                                                   Basin           International          Pro Forma for
                               European Equity    Equity              Equity              Reorganization
                                   Class A        Class A       Class A     Class D    Class A      Class D

Total Net Assets (in 000's)          53,080         48,269        318,883      166       420,232       166
Shares Outstanding                4,709,456      5,035,246     30,059,505   15,696    39,613,143    15,696
Net Asset Value Per Share             11.27           9.59          10.61    10.55         10.61     10.55



SHAREHOLDER INFORMATION. Only shareholders of record at the close of business on January 16, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting and any postponement or adjournment thereof. At the close of business on the Record Date there were outstanding and entitled to vote the following number of Shares: ______ Class A Shares of the European Equity Portfolio and _____ Class A shares of the Pacific Basin Equity Portfolio.

As of the Record Date, the Trustees and officers of the European Equity Portfolio, as a group, owned in the aggregate less than 1% of the outstanding shares of the European Equity Portfolio. Similarly, as of the Record Date, the Trustees and officers of the Pacific Basin Equity Portfolio, as a group, owned in the aggregate less than 1% of the outstanding shares of the Pacific Basin Equity Portfolio.

To the knowledge of the European Equity Portfolio, the following persons owned of record or beneficially 5% or more of the outstanding shares of the European Equity Portfolio (Class A Shares) as of the Record Date: _______________.

To the knowledge of the Pacific Basin Equity Portfolio, the following persons owned of record or beneficially 5% or more of the outstanding shares of the Pacific Basin Equity Portfolio (Class A Shares) as of the Record Date:
______________.

At the close of business on the Record Date there were outstanding and entitled to vote the following number of each Class of shares: ______ Class A shares and _____ Class D shares of the International Equity Portfolio.

As of January 16, 1996, the Trustees and officers of the International Equity Portfolio, as a group, owned in the aggregate less than 1% of the outstanding shares of the International Equity Portfolio. To the knowledge of the International Equity Portfolio, the following persons owned of record or beneficially 5% or more of the outstanding shares of each class of the International Equity Portfolio as of the Record Date: ________________________.


                      INVESTMENT ADVISERS AND SUB-ADVISERS

     SFM acts as the investment adviser to the International Equity, European Equity and Pacific Basin Equity Portfolios of the International Trust. SFM is a wholly-owned subsidiary of SEI Corporation ("SEI"), a financial services company located in Wayne, Pennsylvania. The principal business address of SFM is 680 East Swedesford Road, Wayne, Pennsylvania 19087-1658. SEI was founded in 1968 and is a leading provider of investment solutions to banks, institutional investors, investment advisers and insurance companies. Affiliates of SFM have provided consulting advice to institutional investors for more than 20 years, including advice regarding selection and evaluation of investment advisers. SFM currently serves as manager or administrator to more than 26 investment companies, including more than 230 portfolios, which had more than $54 billion in assets as of August 31, 1995.

SFM is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of .475% of the International Equity and European Equity Portfolios' average daily net assets and .55% of the Pacific Basin Equity Portfolio's average daily net assets. On March 15, 1996, shareholders of the International Equity Portfolio will vote on a proposal to increase SFM's advisory fee from
 .475% to .505% of the average daily net assets of the Portfolio. It is expected that this fee increase, if approved, will take place contemporaneously with the Reorganization.

INTERNATIONAL EQUITY PORTFOLIO. Acadian acts as an investment sub-adviser to the International Equity Portfolio pursuant to a sub-advisory agreement with SFM. In accordance with the Portfolio's investment objectives and policies and under the supervision of SFM and the International Trust's Board of Trustees, Acadian is responsible for the day-to-day investment management of the portion of the Portfolio's assets assigned to it by the Board of Trustees and, with respect thereto, places orders on behalf of the Portfolio to effect the investment decisions made.

     Acadian, a wholly-owned subsidiary of United Asset Management Corporation, was founded in 1977 and manages approximately $2.4 billion in assets invested globally. Acadian's business address is Two International Place, 26th Floor, Boston, Massachusetts 02110. An investment committee has been responsible for managing Portfolio assets allocated to Acadian since its inception.

     Acadian is entitled to a fee from SFM calculated on the basis of a percentage of the market value of the assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .325% of assets managed up to $150 million; .25% of the next $100 million of such assets; .15% of the next $100 million of such assets; and .10% of such assets in excess of $350 million. At a Special Shareholders Meeting held on December 16, 1994, the Portfolio's Shareholders approved SFM as the investment adviser and Acadian and Worldlnvest Limited as investment sub-advisers to the Portfolio, effective December 19, 1994. The Board of Trustees at a meeting held December 4-5, 1995 voted to remove WorldInvest Limited as an investment sub-adviser for the Portfolio effective December 11, 1995. The Board of Trustees at the same meeting, approved the addition of Morgan Grenfell and Schroder as investment sub-advisers to the International Equity Portfolio. In addition, the Board of Trustees is also separately seeking shareholder approval to increase Acadian's sub-advisory fee to .325% of assets managed up to $150 million; .25% of the next $150 million of such assets; and .20% of such assets in excess of $300 million. Schroder commenced managing assets for the Portfolio on December 15, 1995, while SFM expects Morgan Grenfell to begin managing assets for the Portfolio during the first quarter of 1996. The investment sub-advisory agreements, which require the approval of International Equity Portfolio shareholders, will be submitted to a vote of shareholders at a meeting to be held on March 15, 1996.

     Morgan Grenfell currently acts as an investment sub-adviser to the European Equity Portfolio and is expected to manage the European, large-capitalization growth segment of the International Equity Portfolio. As a sub-adviser with respect to such portfolio segments, Morgan Grenfell makes investment decisions to and places orders for the purchase and sale of portfolio securities.

     Morgan Grenfell, a subsidiary of Morgan Grenfell Asset Management Limited, managed over $13 billion in assets as of September 30, 1995. Morgan Grenfell Asset Management Limited, a wholly-owned subsidiary of Deutsche Bank, A.G., a German financial services conglomerate, managed over $61 billion in assets as of September 30, 1995. Morgan Grenfell has over 15 years experience in managing international portfolios for North American clients. Morgan Grenfell Asset Management Limited employs more than 15 European investment professionals. Morgan Grenfell attempts to exploit perceived inefficiencies present in the European markets with original research and an emphasis on stock selection. The principal address of Morgan Grenfell is 20 Finsbury Circus, London, England, EC2M 1NB.

     Julian R. Johnston and Jeremy G. Lodwick share primary responsibility for the European Equity Portfolio and are expected to manage Morgan Grenfell's portion of the International Equity Portfolio. Mr. Johnston has 20 years experience in European equity investment. Mr. Johnston joined Morgan Grenfell in 1984 and is currently the head of the Morgan Grenfell Continental European Investment team. He speaks French, German, Swedish and Danish fluently. Mr. Lodwick has ten years experience in European equity investment. He joined Morgan Grenfell in 1986 and was a UK equity research analyst before moving to New York where he was a member of the client liaison and marketing team for 5 years. He returned to the London office in 1991 to manage European equity portfolios.

     Morgan Grenfell is entitled to a fee from SFM calculated on the basis of a percentage of the market value of assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .325%.

     Schroder acts as an investment sub-adviser to the International Equity Portfolio (as well as to the Pacific Basin Equity Portfolio). Schroder manages the Pacific Basin, large-capitalization growth and Japanese small-capitalization segments of the International Equity Portfolio. As a sub-adviser with respect to these portfolio segments, Schroder makes investment decisions to and places orders for the purchase and sale of portfolio securities.

     Schroder was founded in January 1989 and is a wholly-owned indirect subsidiary of Schroders plc, the holding company parent of an investment banking and investment management group of companies (the "Schroder Group"). The investment management operations of the Schroder Group are located in countries worldwide, including eight in Asia. As of September 30, 1995, the Schroder Group had over $100 billion in assets under management. As of that date, Schroder, along with its U.S. affiliate, had over $15 billion in assets under management.

     The Schroder Group has research resources throughout the Asian region, consisting of offices in Tokyo, Hong Kong, Sydney, Singapore, Kuala Lumpur, Seoul, Bangkok and Jakarta, staffed by 38 investment professionals. Schroder's investment process emphasizes individual stock selection and company research conducted by professionals at each local office which is integrated into Schroder's global research network by the manager of research in London. The principal address of Schroder is 33 Gutter Lane, London EC2V 8AS, England.

     John S. Ager, a Senior Vice President and Director of Schroder, has been an international fund manager since 1981 and has served as the principal portfolio manager for the Pacific Basin Equity Portfolio since its inception, and since December 15, 1995 has also managed a portion of the International Equity Portfolio's assets as the result of the addition of Schroder as an investment sub-adviser to such Portfolio. Mr. Ager has over 20 years of experience in managing client accounts invested in Asian countries.

     Schroder is entitled to a fee from SFM calculated on the basis of a percentage of the market value of assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .40% of the first $100 million in assets, .30% of the next $50 million in assets, and .20% of assets in excess of $150 million.


         COMPARISON OF INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS

     The following discussion is based upon and qualified in its entirety by the descriptions of the respective investment objectives and policies set forth in the Prospectus and Statement of Additional Information of the Portfolios. The investment objectives and policies of the Portfolios can be found in the Prospectus under the heading "Investment Objective and Policies."

INTERNATIONAL EQUITY PORTFOLIO. The International Equity Portfolio seeks to provide long-term capital appreciation by investing primarily in a diversified portfolio of equity securities of non-U.S. issuers.

     Under normal circumstances, at least 65% of the Portfolio's assets will be invested in equity securities of non-U.S. issuers located in at least three countries other than the United States.

EUROPEAN EQUITY PORTFOLIO. The European Equity Portfolio seeks to provide long-term capital appreciation by investing primarily in a diversified portfolio of equity securities of European issuers.

     Under normal circumstances, at least 65% of the European Equity Portfolio's assets will be invested in equity securities of European issuers. The Portfolio's investment sub-adviser considers European issuers to be companies the securities of which are principally traded in the European capital markets; that derive at least 50% of their total revenue from either goods produced or services rendered in countries located in Europe, regardless of where the securities of such companies are principally traded; or that are organized under the laws of and have a principal office in a European country.

PACIFIC BASIN EQUITY PORTFOLIO. The Pacific Basin Equity Portfolio seeks to provide long-term capital appreciation by investing primarily in a diversified portfolio of equity Securities of Pacific Basin issuers.

     Under normal circumstances, at least 65% of the Pacific Basin Equity Portfolio's assets will be invested in equity securities of Pacific Basin issuers. The Portfolio's investment sub-adviser considers Pacific Basin issuers to be companies the securities of which are principally traded in the capital markets of Pacific Basin countries; that derive at least 50% of their total revenue from either goods produced or services rendered in Pacific Basin countries, regardless of where the securities of such companies are principally traded; or that are organized under the laws of and have a principal office in a Pacific Basin country.

GENERAL INVESTMENT POLICIES AND RISK FACTORS.

     INTERNATIONAL EQUITY PORTFOLIO. The International Equity Portfolio may enter into forward foreign currency contracts as a hedge against possible variations in foreign exchange rates. A forward foreign currency contract is a commitment to purchase or sell a specified currency, at a specified future date, at a specified price. The Portfolio may enter into forward foreign currency contracts to hedge a specific security transaction or to hedge a portfolio position. These contracts may be bought or sold to protect the Portfolio, to some degree, against a possible loss resulting from an adverse change in the relationship between foreign currencies and the U.S. dollar. The Portfolio may also invest in options on currencies.

     Securities of non-U.S. issuers purchased by the Portfolio may be purchased in foreign markets, on U.S. registered exchanges, the over-the-counter market or in the form of sponsored or unsponsored American Depositary Receipts ("ADRs") traded on registered exchanges or NASDAQ or sponsored or unsponsored European Depositary Receipts ("EDRs"), Continental Depositary Receipts ("CDRs") or Global Depositary Receipts ("GDRs"). The Portfolio will typically invest in equity securities listed on recognized foreign exchanges, but may also invest in securities traded in over-the-counter markets.

     The Portfolio expects to be fully invested in its primary investments described above, but may invest up to 35% of its total assets in U.S. or non-U.S. cash reserves; money market instruments; swaps; options on securities, non-U.S. indices and currencies; futures contracts, including stock index futures contracts; and options on futures contracts.

     Permissible money market instruments include securities issued or guaranteed by the United States Government, its agencies or instrumentalities; securities issued or guaranteed by non-U.S. governments, which are rated A or higher at time of purchase by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. or are determined by the advisers to be of comparable quality; repurchase agreements; certificates of deposit and bankers' acceptances issued by banks or savings and loan associations having net assets of at least $500 million as of the end of their most recent fiscal year; high-grade commercial paper; and other long and short-term debt instruments, which are rated A or higher at time of purchase by S&P or Moody's, and which, with respect to such long-term debt instruments, are within 397 days of their maturity.

     The Portfolio is also permitted to acquire floating and variable rate securities, purchase securities on a when issued or delayed delivery basis and invest up to 10% of its total assets in illiquid securities. Although permitted to do so, the Portfolio does not currently intend to invest in securities issued by passive foreign investment companies or to engage in securities lending.

     For temporary defensive purposes, when an adviser determines that market conditions warrant, the Portfolio may invest up to 50% of its assets in the U.S. and non-U.S. money market instruments described above and other U.S. and non-U.S. long- and short-term debt instruments which are rated BBB or higher by S&P or Baa or higher by Moody's at the time of purchase, or are determined by the advisers to be of comparable quality; may hold a portion of its assets in cash; and may invest in securities of supranational entities which are rated A or higher by S&P or Moody's at the time of purchase or are determined by the advisers to be of comparable quality.

     Fixed income securities rated BBB or Baa lack outstanding investments characteristics, and have speculative characteristics as well.

     EUROPEAN EQUITY AND PACIFIC BASIN EQUITY PORTFOLIOS. Aside from their respective geographical focus, the European Equity and Pacific Basin Equity Portfolios may pursue the same general investment policies as the International Equity Portfolio. In addition, investments in equity securities of European or Pacific Basin issuers may include securities of companies located in and governments of developing countries (possibly including countries formerly controlled by communist governments), and such securities may be traded in emerging markets. Investments in any such emerging markets or less developed countries, including investments in former communist countries, will not exceed 5% of a Portfolio's total assets at the time of purchase.

     Furthermore, each Portfolio may enter into foreign currency contracts to hedge a specific security transaction, to hedge a portfolio position or to adjust the Portfolio's currency exposure. In addition, each Portfolio may invest in futures contracts and swaps and may purchase securities on a when-issued or delayed delivery basis. The Portfolios may also purchase and write options to buy or sell futures contracts.

     Securities of non-U.S. issuers purchased by these Portfolios may be purchased in foreign markets, on U.S. registered exchanges, the over-the-counter market or in the form of sponsored or unsponsored ADRs traded on registered exchanges or NASDAQ or sponsored or unsponsored EDRS, CDRs or GDRS. The Portfolios will typically invest in equity securities listed on recognized foreign exchanges, but may also invest in securities traded in over-the-counter markets.

     For temporary defensive purposes, when the investment sub-advisers determine that market conditions warrant, each Portfolio may invest up to 50% of its assets in the U.S. and non-U.S. money market instruments described above and other U.S. and non-U.S. long- and short-term debt instruments which are rated A or higher by S&P or Moody's at the time of purchase, or are determined by the investment sub-advisers to be of comparable quality; may hold a portfolio of its assets in cash; and may invest in securities of supranational entities which are rated A or higher by S&P or Moody's at the time of purchase or are determined by the advisers to be of comparable quality.

     Morgan Grenfell's approach to selecting the equity securities in which the European Equity Portfolio will invest is fundamental and stock driven; portfolio managers and analysts concentrate primarily on finding the best stock ideas, premised on undervalued growth, that exist in the sub-adviser's stock universe and which satisfy their growth oriented screening process. After the generation of stock ideas and the initial stage of portfolio construction, country exposure and the industry concentration of the Portfolio are reviewed to ensure proper diversification.

     Schroder's approach to selecting the equity securities in which the Pacific Basin Equity Portfolio will invest is to place great emphasis on a research driven process based upon its belief that stock market returns reflect underlying fundamentals. In managing the Pacific Basin Equity portfolio, the sub-adviser views the region in two parts: Japan and all other areas. In Japan, the dominant economy and stock market in the region, there is a strong emphasis on stock selection with small- to medium-sized companies playing an important role during specific cycles of the Japanese economy. In considering opportunities throughout the rest of the region, the sub-advisers aims to capitalize on the faster growth rates occurring outside Japan and a rapidly expanding universe of securities.


           ADDITIONAL INFORMATION CONCERNING THE INTERNATIONAL TRUST
                     AND THE INTERNATIONAL EQUITY PORTFOLIO

GENERAL INFORMATION. The International Trust was organized as a Massachusetts business trust under a Declaration of Trust dated June 30, 1988. As further described under "General Information on Shareholder Rights", the Declaration of Trust permits the International Trust to offer separate portfolios of shares and different classes of each Portfolio. Additional information pertaining to the International Trust, may be obtained by writing to SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, Pennsylvania 19087-1658 or by calling 1-800-342-5734.

     The Trust pays its expenses, including fees of its service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation materials and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, including litigation and other extraordinary expenses, brokerage costs, interest charges, taxes and organization expenses.

     Certain shareholders in the International Equity Portfolio may obtain asset allocation services with respect to their investments in the Portfolio. If a sufficient amount of the International Equity Portfolio's assets are subject to such asset allocation services, the Portfolio may incur higher transaction costs and a higher portfolio turnover rate than would otherwise be anticipated as a result of redemptions and purchases of Portfolio shares pursuant to such services.

TRUSTEES OF THE TRUST. The management and affairs of the International Trust are supervised by the Trustees under the laws of the Commonwealth of Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Trust.

REPORTING. The International Trust issues unaudited financial information semiannually and audited financial statements annually. The International Trust furnishes proxy statements and other reports to shareholders of record.

SHAREHOLDER INQUIRIES. Shareholder inquires should be directed to SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087-1658 (Class A Shares) or DST Systems, Inc., P.O. Box 419240, Kansas City, MO 64141-6240
(Class D Shares).

DIVIDENDS. Substantially all of the net investment income (exclusive of capital gains) of the International Equity Portfolio is periodically declared and paid as a dividend. Capital gains, if any, are distributed at least annually.

     Shareholders automatically receive all income dividends and capital gain distributions in additional shares at the net asset value next determined following the record date, unless the shareholder has elected to take such payment in cash. Shareholders may change their election by providing written notice to SFM at least 15 days prior to the distribution.

     Dividends and capital gains of the International Equity Portfolio are paid on a per-share basis. The value of each share will be reduced by the amount of any such payment. If shares are purchased shortly before the record date for dividend or capital gains distributions, a shareholder will pay the full price for the shares and receive some portion of the price back as a taxable dividend or distribution.

DISTRIBUTOR. SFS, a wholly owned subsidiary of SEI, serves as each International Trust Portfolio's distributor pursuant to a distribution agreement with the International Trust. Each class of shares of the Portfolio has a separate Class A Plan and Class D Plan pursuant to Rule 12b-1 under the 1940 Act. The International Trust operates the Plans in accordance with their terms and NASD Rules concerning sales charges.

     The Class A and Class D Plans provide for reimbursement for expenses incurred by SFS in an amount to exceed .30% of the average daily net assets of each Portfolio, provided those expenses are permissible as to type and amount under the budget. Currently, the budget for each Portfolio is .15%. Moreover, the Class D Plans in addition to the reimbursement of certain expenses described above, provide for payments to SFS in an amount not to exceed .30% of average daily net assets attributable to Class D shares. These payments are compensation that are primarily used to compensate financial institutions that provide distribution-related services.

MANAGER AND SHAREHOLDER SERVICING AGENT. SFM provides the International Trust with overall management services, regulatory reporting, all necessary office space, equipment, personnel, and facilities, and acts as dividend disbursing agent and shareholder servicing agent. For its management services, SFM is entitled to a fee which is calculated daily and paid monthly at an annual rate of .45% of the average daily net assets of the International Equity Portfolio,
 .65% of the average daily net assets of the European Equity, Pacific Basin Equity and Emerging Markets Equity Portfolios and .60% of the average daily net assets of the International Fixed Income Portfolio. SFM has voluntarily agreed to waive all or a portion of its fees and, if necessary, reimburse other operating expenses in order to limit the total operating expenses of each Portfolio. SFM reserves the right to terminate these voluntary fee waivers and expense reimbursement at any time.

COUNSEL AND INDEPENDENT ACCOUNTANTS. Morgan Lewis & Bockius, LLP serves as counsel to the International Trust. Price Waterhouse LLP serves as the independent public accountants for the International Trust.

CUSTODIAN AND WIRE AGENT. State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110, (the "Custodian"), acts as custodian for the assets of the International Equity Portfolio. The Custodian holds cash, securities and other assets of International Trust as required by the 1940 Act. CoreStates Bank, N.A., Broad and Chestnut Street, P.O. Box 7618, Philadelphia, PA 19101 acts as wire agent of the International Trust's assets.

                   GENERAL INFORMATION ON SHAREHOLDER RIGHTS

CAPITALIZATION. The beneficial interests in the International Equity Portfolio, European Equity Portfolio and Pacific Basin Equity Portfolio are represented by an unlimited number of transferable shares of beneficial interest with no par value per share. The Declaration of Trust of the International Trust, under which each Portfolio has been established, permits the Trustees to allocate shares in an unlimited number of series, and classes thereof, with rights determined by the Trustees, all without shareholder approval. Fractional shares may be issued. Each Portfolio's shares have equal voting rights with respect to matters affecting shareholders of all classes of each Portfolio and each series of the International Trust under which the Portfolio has been established, and represent equal proportionate interests in the assets belonging to the Portfolios. Shareholders of each Portfolio are entitled to receive dividends and other amounts as determined by the Trustees. Shareholders of each Portfolio vote separately, by class, as to matters such as approval or amendments of Rule 12b-1 distribution plans that affect only their particular class and by series as to matters, such as approval or amendments of investment advisory agreements or proposed reorganizations, that affect only their particular series.

SHAREHOLDER LIABILITY. Under Massachusetts law, shareholders of a business trust could, under certain circumstances, be held personally liable for the obligations of the business trust. However, the Declaration of Trust under which the Portfolios were established disclaim shareholder liability for the acts or obligations of a series and require that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Portfolios or Trustees. The Declaration of Trust provides for indemnification out of the Portfolios' property for all losses and expenses of any shareholder held personally liable for the obligation of such Portfolio. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is considered remote since it is limited to circumstances in which a disclaimer is inoperative and the Portfolio itself would be unable to meet its obligations. A substantial number of mutual funds in the United States are organized as Massachusetts business trusts.

SHAREHOLDER MEETINGS AND VOTING RIGHTS. The International Trust, on behalf of its Portfolios, is not required to hold annual meetings of shareholders. However, a meeting of shareholders for the purpose of voting upon the question of removal of a Trustee must be called when requested in writing by the holders of at least 10% of the outstanding shares. In addition, the International Trust is also required to call a meeting of shareholders for the purpose of electing Trustees if, at any time, less than a majority of the Trustees then holding office were elected by shareholders. If Trustees of the International Trust fail or refuse to call a meeting for a period of 30 days after a request in writing by shareholders holding an aggregate of at least 10% of the outstanding shares, then shareholders holding said 10% may call and give notice of such meeting. The International Trust does not currently intend to hold regular shareholder meetings. The International Trust does not permit cumulative voting. A majority of shares entitled to vote on a matter constitutes a quorum for consideration of such matter. In either case, a majority of shares entitled to vote on a matter constitutes a quorum for consideration of such matter (unless otherwise specifically required by the applicable governing documents or other law, including the 1940 Act).

LIQUIDATION OR DISSOLUTION. In the event of a liquidation or dissolution of the International Trust, the International Equity Portfolio, the European Equity Portfolio or the Pacific Basin Equity Portfolio, the shareholders are entitled to receive, when, and as declared by the Trustees, the excess of the assets belonging to such Portfolio or attributable to the class over the liabilities belonging to the Portfolio or attributable to the class. In either case, the assets so distributable to shareholders of the Portfolio will be distributed among the shareholders in proportion to the number of shares of the Portfolio held by them and recorded on the books of the Portfolio.

LIABILITY AND INDEMNIFICATION OF TRUSTEES. The International Trust's Declaration of Trust provides that no Trustee or officer shall be liable to the Trust or any series thereof, or to any shareholder, Trustee, officer, employee or agent of the Trust for any action or failure to act except for his or her own bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties. The Declaration of Trust also provides that a Trustee or officer is entitled to indemnification against liabilities and expenses with respect to claims related to his or her position with the Trust unless such Trustee or officer shall have been adjudicated to have acted with bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties, or not to have acted in good faith that his or her action was in the best interest of the Trust. The Declaration of Trust further provides that a Trustee or officer is not entitled to indemnification against liabilities in the event of settlement unless there has been a determination that such Trustee or officer has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

RIGHTS OF INSPECTION. Shareholders of the Portfolios of the International Trust have the same right to inspect the governing documents, records of meetings of shareholders, shareholder lists, share transfer records, accounts and books of the Portfolios as are permitted shareholders of a corporation under Massachusetts corporate law. The purpose of inspection must be for interest of shareholders relative to the affairs of the Trust.

     The foregoing is only a summary of certain characteristics of the Declaration of Trust, By-Laws, Massachusetts law and the 1940 Act and is not a complete description of those documents or law. Shareholders should refer to the provisions of such Declaration of Trust, By-Laws, Massachusetts law and the 1940 Act directly for more complete information.

                ADDITIONAL INFORMATION CONCERNING THE PORTFOLIOS

INTERNATIONAL EQUITY PORTFOLIO. Information concerning the operation and management of the International Equity Portfolio is incorporated herein by reference from the current Prospectus of the International Trust dated August 31, 1995, a copy of which is enclosed, and Statement of Additional Information dated June 28, 1995, as amended August 31, 1995. A copy of such Statement of Additional Information is available upon request and without charge by writing to the International Trust at the address listed on the cover page of this Prospectus/Proxy Statement or by calling toll-free 1-800-342-5734 (Class A Shares) or 1-800-437-6016 (Class D Shares).

EUROPEAN EQUITY PORTFOLIO. Information concerning the operation and management of the European Equity Portfolio is incorporated herein by reference from the current Prospectus of the International Trust dated August 31, 1995, and Statement of Additional Information dated June 28, 1995, as amended August 31, 1995. A copy of such Prospectus and Statement of Additional Information is available upon request and without charge by writing to the International Trust at the address listed on the cover page of this Prospectus/Proxy Statement or by calling toll-free 1-800-342-5734.

PACIFIC BASIN EQUITY PORTFOLIO. Information concerning the operation and management of the Pacific Basin Equity Portfolio is incorporated herein by reference from the current Prospectus of the International Trust dated August 31, 1995, and Statement of Additional Information dated June 28, 1995, as amended August 31, 1995. A copy of such Prospectus and Statement of Additional Information is available upon request and without charge by writing to the International Trust at the address listed on the cover page of this Prospectus/Proxy Statement or by calling toll-free 1-800-342-5734 (Class A Shares).

     The International Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the 1940 Act, and in accordance therewith file reports and other information, including proxy material and charter documents with the SEC. These items can be inspected and copies obtained at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois, 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services of the SEC, Washington, D.C. 20549 at prescribed rates.

                        FINANCIAL STATEMENTS AND EXPERTS

     The financial statements of the International Trust, which includes the International Equity Portfolio, (formerly, Core International Equity Portfolio) European Equity Portfolio and Pacific Basin Equity Portfolio, contained in its annual report to shareholders for the fiscal year ended February 28, 1995 have been audited by Price Waterhouse LLP, its independent accountants. These financial statements, as well as the pro forma financial statements for the period February 28, 1995 through August 31, 1995, reflecting the International Equity Portfolio after the Reorganization, are included in the Statement of Additional Information to this Prospectus/Proxy Statement and are incorporated by reference herein. The International Trust will furnish without charge, a copy of the most recent Annual Report to Shareholders of its Portfolios, on request. Requests should be directed to the International Trust at the address listed above or by calling 1-800-342-5734.

                                 LEGAL MATTERS

     Certain legal matters concerning the issuance of shares of the International Equity Portfolio will be passed upon by Morgan Lewis & Bockius, LLP, 2000 One Logan Square, Philadelphia, Pennsylvania, 19103, which firm will also render an opinion as to certain federal income tax consequences of the Reorganization. Morgan, Lewis and Bockius, LLP serves as counsel to the International Trust.

                   VOTING INFORMATION CONCERNING THE MEETING

GENERAL INFORMATION. This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of the International Trust on behalf of the European Equity Portfolio and Pacific Basin Equity Portfolio in connection with the Meeting. It is expected that the solicitation of proxies will be primarily by mail. Officers and service contractors hired by the European Equity and Pacific Basin Equity Portfolios and the International Trust may also solicit proxies by telephone, telegraph or personal interview. Any shareholders giving a proxy may revoke it at any time before it is exercised by submitting to the Secretary of the International Trust, 680 East Swedesford Road, Wayne, Pennsylvania 19087, a written notice of revocation or a subsequently executed proxy, or by attending the Meeting and voting in person.

     Shares represented by a properly executed proxy will be voted in accordance with the instructions thereon, or if no specification is made, the shares will be voted "FOR" the approval of the Reorganization Agreements for the European Equity Portfolio or Pacific Basin Equity Portfolio as applicable. It is not anticipated that any matters other than the adoption of the Reorganization Agreement will be brought before the Meeting. Should other business properly be brought before the Meeting, it is intended that the accompanying proxies will be voted in accordance with the judgment of the persons named as such proxies. For the purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted. For this reason, abstentions and broker non-votes will have the effect of a "no" vote for purposes of obtaining the requisite approval of the Reorganization Agreement.

     Proxy solicitations will be made primarily by mail, but proxy solicitations may also be made by telephone, telegraph or personal solicitations conducted by officers and employees of the International Trust, its affiliates or other representatives.

     In the event that sufficient votes to approve each Reorganization Agreement are not received by March 15, 1996, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. In determining whether to adjourn the Meeting, the following factors may be considered: the percentage of votes actually cast, the percentage of negative votes actually cast, the nature of any further solicitation and the information to be provided to shareholders with respect to the reasons for the solicitation. Any such adjournment will require an affirmative vote at the Meeting. The persons named as proxies will vote upon such adjournment after consideration of all circumstances which may bear upon a decision to adjourn the Meeting.

     If the Reorganization Agreement is not approved, shareholders wishing to submit proposals for consideration for inclusion in a proxy statement for a subsequent shareholder meeting should send their written proposals to the Secretary of the International Trust, 680 Swedesford Road, Wayne, Pennsylvania 19087, such that they will be received by the International Trust in a reasonable period of time prior to any such meeting.

     The votes of the shareholders of the International Equity Portfolio are not being solicited by this Prospectus/Proxy Statement and are not required to carry out the Reorganization.

VOTING RIGHTS AND REQUIRED VOTE. Each share of the European Equity Portfolio and Pacific Basin Equity Portfolio is entitled to one vote. Approval of each Reorganization Agreement will require the affirmative vote of more than 50% of the outstanding voting securities of each portfolio, with all classes of each Portfolio voting together as one class.

APPRAISAL RIGHTS. Shareholders of an open-end investment company registered under the 1940 Act are not entitled to any appraisal rights if the value placed on shares of shareholders' that is the subject of the transaction is its net asset value. In any event, the staff of the Securities and Exchange Commission has taken the position that any rights to appraisal arising under state law are superseded by the provisions of Rule 22c-1 under the 1940 Act, which generally requires that shares of a registered open-end investment company be valued at their next determined net asset value. A shareholder of the European Equity Portfolio or Pacific Basin Equity Portfolio may redeem his or her shares at the net asset value prior to the date of the Reorganization.

     THE BOARD OF TRUSTEES OF THE EUROPEAN EQUITY PORTFOLIO AND PACIFIC BASIN EQUITY PORTFOLIO RECOMMENDS THAT YOU VOTE FOR APPROVAL OF YOUR PORTFOLIO'S RESPECTIVE REORGANIZATION AGREEMENT

                                 OTHER BUSINESS

The Board of Trustees of the International Trust on behalf of the European Equity and Pacific Basin Equity Portfolios knows of no other business to be brought before the Meeting. However, if any other matters come before the Meeting, it is the intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

                                                                       EXHIBIT A



              AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION



     AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION dated as of ___________ __, 1996 (the "Agreement") by and between SEI International Trust, a Massachusetts business trust (the "International Trust"), on behalf of its separately managed portfolios, the [European Equity Portfolio or Pacific Basin Equity Portfolio, as applicable (the "Portfolios")] and International Equity Portfolio (the "International Portfolio").

     WHEREAS, the International Trust was organized under Massachusetts law as a business trust under a Declaration of Trust dated June 30, 1988. The International Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The International Trust has authorized capital consisting of an unlimited number of shares of beneficial interest without par value of separate series of the International Trust. The International Portfolio and [Portfolios] are duly organized and validly existing series of the International Trust.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to effect the transfer of all of the assets of the [Portfolios], solely in exchange for the assumption by the International Portfolio of stated liabilities of the [Portfolios] and Class A shares of the International Portfolio ("International Portfolio Shares") followed by the distribution, at the Effective Time (as defined in Section 10 of this Agreement), of such International Portfolio Shares to the holders of shares of the [Portfolios] ("Portfolio Shares") on the terms and conditions hereinafter set forth in Liquidation of the [Portfolios]. The parties hereto covenant and agree as follows:

1. Plan of Reorganization. At the Effective Time, the [Portfolios] will assign, deliver and otherwise transfer all of its assets, and assign all of its stated liabilities, to the International Portfolio free and clear of all liens and encumbrances except as provided in this Agreement, and the International Portfolio shall acquire all such assets, and shall assume all such liabilities of the [Portfolios], in exchange for delivery to the [Portfolios] by the International Portfolio of a number of International Portfolio Shares (both full and fractional) equal in number to the number of outstanding full and fractional shares of the [Portfolios] multiplied by the exchange ratio computed as set forth below, the product of such multiplication to be rounded to the nearest one thousandth of a full share. The exchange ratio shall be the number determined by dividing the net asset value per share of the [Portfolios] Shares by the net asset value per share of the International Portfolio Shares as of the Effective Time as described in Section 3 of this

Agreement. Such exchange ratio shall be rounded to the nearest ten thousandth. The assets and stated liabilities of the [Portfolios], as set forth in the Statement of Assets and Liabilities attached hereto as Exhibit A, shall be exclusively assigned to and assumed by the International Portfolio. All debts, liabilities, obligations and duties of the [Portfolios], to the extent that they exist at or after the Effective Time, shall after the Effective Time attach to the International Portfolio and may be enforced against the International Portfolio to the same extent as if the same had been incurred by the International Portfolio.

2. Transfer of Assets. The assets of the [Portfolios] to be acquired by the International Portfolio and allocated thereto shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the [Portfolios] and other property owned by the [Portfolios] shown as assets on the books of the [Portfolios] at the Effective Time.

3. Liquidation and Dissolution of the [Portfolios]. At the Effective Time, the International Portfolio Shares (both full and fractional) received by the [Portfolios] will be distributed to the shareholders of record of the [Portfolios] as of the Effective Time in exchange for their respective [Portfolios] Shares and in complete liquidation of the [Portfolios]. Each shareholder will receive International Portfolio Shares pro rata in proportion to its respective [Portfolio Shares] held by that shareholder at the Effective Time, as set forth in Section 1 of this Agreement. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the International Portfolio in the name of each shareholder of the [Portfolios] and representing the respective number of International Portfolio Shares due such shareholder. As soon as practicable after the Effective Time, the [Portfolios] shall take, in accordance with Federal law and the law of the Commonwealth of Massashusetts, all steps as shall be necessary and proper to effect a complete termination of the [Portfolios].

4. Valuation. The value of the [Portfolios'] assets to be acquired by the International Portfolio shall be the net asset value computed as of the valuation time provided in the [Portfolios] prospectus at the Effective Time, using the valuation procedures set forth in the [Portfolios] then-current Prospectus or Statement of Additional Information. The number, value and denominations of full and fractional International Portfolio Shares to be issued in exchange for the [Portfolios] assets shall be determined as set forth in
Section 1 of this Agreement. All computations of value shall be made by the International Portfolio's custodian and reviewed by its independent accountants. The International Portfolio shall cause its custodian to deliver a copy of its valuation report, reviewed by its independent accountants, to the [Portfolios].

5. Representations and Warranties of the International Portfolio. The International Portfolio represents and warrants to the [Portfolios] as follows:

     (a) Financial Statements. The audited financial statements of the International Portfolio for the fiscal year ended February 28, 1995 and unaudited International Portfolio Financial Statements for the six-month period ended August 31, 1995, (the "International Portfolio Financial Statements"), which will be delivered to the [Portfolios], fairly present the financial position of the International Portfolio as of the date thereof and the results of its operations and changes in its net assets for the period indicated.

     (b) Shares to be Issued Upon Reorganization. The International Portfolio Shares to be issued in connection with the Reorganization have been duly authorized and upon consummation of the Reorganization will be validly issued, fully paid and nonassessable.

     (c) Authority Relative to this Agreement. The International Trust on behalf of the International Portfolio has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the International Trust's Board of Trustees and no other proceedings by the International Portfolio are necessary to authorize its officers to effectuate this Agreement and the transactions contemplated hereby. The International Portfolio is not a party to or obligated under any declaration of trust, by-law, indenture or contract provision or any other commitment or obligation, or subject to any order or decree, which would be violated by its executing and carrying out this Agreement.

     (d) Effective Registration Statement. The International Portfolio will prepare and file with the SEC a registration statement on Form N-14 under the Securities Act of 1933, as amended ("1933 Act"), relating to the International Portfolio Shares ("Registration Statement"). From the effective date of the Registration Statement of the International Portfolio through the Effective Time, the Registration Statement of the International Portfolio (exclusive of those portions based upon written information regarding the [Portfolios]) (i) complies in all material respects with the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), and the 1940 Act, and the rules and regulations thereunder and (ii) does not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

     (e) Liabilities. There are no liabilities of the International Portfolio, whether or not determined or determinable, other than liabilities disclosed or provided for in the International Portfolio Financial Statements and liabilities incurred in the ordinary course of business subsequent to August 31, 1995 or otherwise previously disclosed to the [Portfolios], none of which has been materially adverse to the business, assets or results of operations of the International Portfolio.

     (f) Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of the International Portfolio, threatened which would adversely affect the International Portfolio or its assets or business or which would prevent or hinder consummation of the transactions contemplated hereby.

     (g) Contracts. Except for contracts and agreements disclosed to the [Portfolios], under which no default exists, the International Portfolio is not a party to or subject to any material contract, debt instrument, plan, lease, franchise, license or permit of any kind or nature whatsoever with respect to the International Portfolio.

     (h) Taxes. As of the Effective Time, all Federal and other tax returns and reports of the International Portfolio required by law to have been filed shall have been filed, and all other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the best of the International Portfolio's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of such returns.

6. Representations and Warranties of the [Portfolios]. The [Portfolios] represents and warrants to the International Portfolio as follows:

     (a) Financial Statements. The audited financial statements of the [Portfolios] for the fiscal year ended February 28, 1995 and unaudited [Portfolios] financial statements for the six-month period ended August 31, 1995, (the "[Portfolios] Financial Statements"), as delivered to the International Portfolio, fairly present the financial position of the [Portfolios] as of the date thereof, and the results of its operations and changes in its net assets for the periods indicated.

     (b) Marketable Title to Assets. The [Portfolios] will have, at the Effective Time, good and marketable title to, and full right, power and authority to sell, assign, transfer and deliver, the assets to be transferred to the International Portfolio. Upon delivery and payment for such assets, the International Portfolio will have good and marketable title to such assets without restriction on the transfer thereof. The [Portfolios] reserves the right to sell any of its securities but will not, without the prior approval of International Portfolio, on behalf of the International Portfolio, acquire any additional securities other than securities of the type in which the International Portfolio is permitted to invest. It is acknowledged and understood that the [Portfolios] intends to liquidate substantially all of its assets for cash prior to the Reorganization.

     (c) Authority Relative to this Agreement. The [Portfolios] has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the [Portfolios] Board of Trustees, and, except for approval by the shareholders of the [Portfolios], no other proceedings by the [Portfolios] are necessary to authorize its officers to effectuate this Agreement and the transactions contemplated hereby. The [Portfolios] is not a party to or obligated under any declaration of trust, by-law, indenture or contract provision or any other commitment or obligation, or subject to any order or decree, which would be violated by its executing and carrying out this Agreement.

     (d) Liabilities. There are no liabilities of the [Portfolios] whether or not determined or determinable, other than liabilities disclosed or provided for in the [Portfolios] Financial Statements and liabilities incurred in the ordinary course of business subsequent to August 31, 1995 or otherwise previously disclosed to the International Portfolio, none of which has been materially adverse to the business, assets or results of operations of the [Portfolios].

     (e) Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of the [Portfolios], threatened which would adversely affect the [Portfolios] or its assets or business or which would prevent or hinder consummation of the transactions contemplated hereby.

     (f) Contracts. Except for contracts and agreements disclosed to the International Portfolio, under which no default exists, the [Portfolios] is not a party to or subject to any material contract, debt instrument, plan, lease, franchise, license or permit of any kind or nature whatsoever.

     (g) Taxes. As of the Effective Time, all Federal and other tax returns and reports of the [Portfolios] required by law to have been filed shall have been filed, and all other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the best of the [Portfolios]'s knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of such returns.

7.   Conditions Precedent to Obligations of the International Portfolio.

     (a) All representations and warranties of the [Portfolios] contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

     (b) The International Portfolio shall have received the opinion of counsel for the [Portfolios], dated the Effective Time, addressed to and in form and substance satisfactory to counsel for the International Portfolio, to the effect that (i) the [Portfolios] is a series of the International Trust, a duly organized and validly existing business trust under the laws of the Commonwealth of Massachusetts; (ii) The International Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); (iii) this Agreement and the Reorganization provided for herein and the execution of this Agreement have been duly authorized and approved by all requisite action of the International Trust on behalf of the [Portfolios] and this Agreement has been duly executed and delivered by the [Portfolios] and is a valid and binding obligation of the [Portfolios], subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws or court decisions regarding enforcement of creditors' rights generally; and (iv) to the best of counsel's knowledge after reasonable inquiry, no consent, approval, order or other authorization of any Federal or state court or administrative or regulatory agency is required for the [Portfolios] to enter into this Agreement or carry out its terms that has not been obtained other than where the failure to obtain any such consent, approval, order or authorization would not have a material adverse effect on the operations of the [Portfolios].

     (c) The [Portfolios] shall have delivered to the International Portfolio at the Effective Time a statement of the [Portfolios]'s assets and liabilities, prepared in accordance with generally accepted accounting principles consistently applied, together with a certificate of the Treasurer or Assistant Treasurer of the [Portfolios] as to the aggregate asset value of the [Portfolios]'s portfolio securities.

8.   Conditions Precedent to Obligations of the [Portfolios].

     (a) All representations and warranties of the International Portfolio contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

     (b) The [Portfolios] shall have received the opinion of counsel for the International Portfolio, dated the Effective Time, addressed to and in form and substance satisfactory to counsel for the [Portfolios], to the effect that: (i) the International Portfolio is a series of the International Trust, a duly organized and validly existing corporation under the laws of the Commonwealth of Massachusetts; (ii) the International Trust is an open-ended management investment company registered under the 1940 Act; (iii) this Agreement and the Reorganization provided for herein and the execution of this Agreement have been duly authorized and approved by all requisite action of the International Trust on behalf of the International Portfolio and this Agreement has been duly executed and delivered by the International Portfolio and is a valid and binding obligation of the International Portfolio, subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws or court decisions regarding enforcement of creditors' rights generally; (iv) to the best of counsel's knowledge after reasonable inquiry, no consent, approval, order or other authorization of any Federal or state court or administrative or regulatory agency is required for the International Portfolio to enter into this Agreement or carry out its terms that has not already been obtained, other than where the failure to obtain any such consent, approval, order or authorization would not have a material adverse effect on the operations of the International Portfolio; and (v) the International Portfolio Shares to be issued in the Reorganization have been duly authorized and upon issuance thereof in accordance with this Agreement will be validly issued, fully paid and nonassessable.

9. Further Conditions Precedent to Obligations of the [Portfolios] and the International Portfolio. The obligations of the [Portfolios] and the International Portfolio to effectuate this Agreement shall be subject to the satisfaction of each of the following conditions:

     (a) Such authority from the Securities and Exchange Commission (the "SEC") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received.

     (b) The [Portfolios] will call a meeting of shareholders to consider and act upon this Agreement and to take all other actions reasonably necessary to obtain the approval by its shareholders of this Agreement and the transactions contemplated herein, including the Reorganization and the termination of the [Portfolios] if the Reorganization is consummated. The [Portfolios] prepared or will prepare the notice of meeting, form of proxy and proxy statement (collectively, "Proxy Materials") to be used in connection with such meeting; provided that the International Portfolio has furnished or will furnish a current, effective Prospectus relating to the International Portfolio Shares for incorporation within and/or distribution with the Proxy Materials, and with such other information relating to the International Portfolio as is reasonably necessary for the preparation of the Proxy Materials.

     (c) The International Portfolio, has prepared and filed, or will prepare and file with the SEC a registration statement on Form N-14 under the Securities Act of 1933, as amended ("1933 Act"), relating to the International Portfolio Shares ("Registration Statement"). The [Portfolios] has provided or will provide the International Portfolio with Proxy Materials for inclusion in the Registration Statement, prepared in accordance with paragraph (b) and with such other information and documents relating to the [Portfolios] as are reasonably necessary for the preparation of the Registration Statement.

     (d) The Registration Statement on Form N-14 of the International Portfolio shall be effective under the Securities Act of 1933 and, to the best knowledge of the International Portfolio, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

     (e) The shares of the International Portfolio shall have been duly qualified for offering to the public in all states of the United States, the Commonwealth of Puerto Rico and the District of Columbia (except where such qualifications are not required) so as to permit the transfer contemplated by this Agreement to be consummated.

     (f) A vote approving this Agreement and the Reorganization contemplated hereby shall have been adopted by at least a majority of the outstanding shares of the [Portfolios] entitled to vote at an annual or special meeting.

     (g) The Board of Trustees of the International Trust on behalf of the International Portfolio shall have taken the following action, at a meeting duly called for such purpose, authorization of the issuance by the International Portfolio of International Portfolio Shares at the Effective Time in exchange for the assets of the [Portfolios] pursuant to the terms and provisions of this Agreement.

10. Effective Time of the Reorganization. The exchange of the [Portfolios] assets for International Portfolio Shares shall be effective as of close of business on May 15, 1995 or at such other time and date as fixed by the mutual consent of the parties (the "Effective Time").

11. Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned by either party by resolution of that party's Board of Trustees, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of that party's Board, make proceeding with the Agreement inadvisable.

12. Amendment. This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the parties; provided, however, that following the Shareholders Meeting called on behalf of the [Portfolios] pursuant to Section 9 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of International Portfolio Shares to be paid to the [Portfolios] Shareholders under this Agreement to the detriment of the [Portfolios] shareholders without their further approval.

13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

14. Notices. Any notice, report, statement or demand required or permitted by and provision of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy, certified mail or overnight express courier addressed as follows:

if to the International Trust, on behalf of the International Equity Portfolio and [Portfolios]:


                  Kevin P. Robins, Esquire
                  680 East Swedesford Road
                  Wayne, Pennsylvania  19087-1658


with a copy to:

                  Richard W. Grant, Esquire
                  Morgan Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, Pennsylvania  19103


15.  Headings, Counterparts, Assignment.

     (a) The article and paragraph headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

     (b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

16. Entire Agreement. The International Trust on behalf of the International Portfolio and the [Portfolios] agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties. The representations, warranties and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder.

17. Further Assurances. The International Trust on behalf of the International Portfolio and the [Portfolios] shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

[SEAL]                             THE SEI INTERNATIONAL TRUST
                                   On behalf of the International
                                   Equity Portfolio
Attest:


________________________           By:______________________________

                                     President

[SEAL]                             THE SEI INTERNATIONAL TRUST
                                   On behalf of the [Portfolios]

Attest:


_______________________            By:_______________________________
                                     Lee S. Owen
                                     President

                      STATEMENT OF ADDITIONAL INFORMATION

                            Dated January 22, 1996

                 Relating to the Acquisition of the Assets of

       THE EUROPEAN EQUITY PORTFOLIO AND PACIFIC BASIN EQUITY PORTFOLIO
                                      OF
                            SEI INTERNATIONAL TRUST
                           680 East Swedesford Road
                             Wayne, PA 19087-1658
                                1-800-342-5734

                 by and in Exchange for Class A Shares of the

                        INTERNATIONAL EQUITY PORTFOLIO
                                    OF THE
                            SEI INTERNATIONAL TRUST
                           680 East Swedesford Road
                             Wayne, PA 19087-1658
                                1-800-342-5734



This Statement is not a prospectus but should be read in conjunction with the related Prospectus/Proxy Statement dated January 22, 1996 which covers the shares of the International Equity Portfolio of the SEI International Trust (the "International Trust") to be issued in exchange for substantially all of the net assets of the European Equity and Pacific Basin Equity Portfolios of the International Trust. Please retain this Statement for further reference.

To obtain additional copies of the related Prospectus/Proxy Statement, please call the International Trust at 1-800-437-6016.


                               TABLE OF CONTENTS             PAGE
                               -----------------             ----

Introduction                                                   3

Additional Information About International
     Equity Portfolio                                          3

     General Information and History                           3
     Investment Objective and Policies                         3
     Management of Equity Partners Fund                        3
     Control Persons and Principal Holders of Securities       3
     Investment Advisory and Other Services                    3
     Brokerage Allocation and Portfolio Turnover               3
     Shares of Beneficial Interest                             3
     Purchase, Redemption and Pricing of Shares                4
     Tax Status                                                4
     Distribution Agreement                                    4

     Performance Information                                   4
     Financial Statements                                      4

Additional Information about the European
     Equity and Pacific Basin Equity
     Portfolios                                                4

     General Information and History                           4
     Investment Objective and Policies                         4
     Management of Quality Growth Fund                         4
     Investment Advisory and Other Services                    4
     Brokerage Allocation and Portfolio Turnover               5
     Shares of Beneficial Interest                             5
     Purchase, Redemption and Pricing of Shares                5
     Tax Status                                                5
     Distribution Agreement                                    5
     Performance Information                                   5
     Financial Statements                                      5

Pro Forma Combined Financial Statements                        5

                                 INTRODUCTION
                                 ------------

     This Statement of Additional Information is intended to supplement the information provided in the Prospectus/Proxy Statement dated January 22, 1995 which covers the Class A Shares of International Equity Portfolio to be issued in exchange for substantially all of the net assets of the European Equity and Pacific Basin Equity Portfolios. The Prospectus/Proxy Statement has been sent to the shareholders of the European Equity and Pacific Basin Equity Portfolios in connection with the solicitation of proxies by the Board of Trustees of International Trust on behalf of the European Equity and Pacific Basin Equity Portfolios to be voted at the Special Meeting of Shareholders to be held on March 15, 1996. The Statement of Additional Information of the International Trust for the International Equity, European Equity and Pacific Basin Equity Portfolios dated June 28, 1995, as amended August 31, 1995 (the "International Trust SAI") is attached hereto as Exhibit A.

        ADDITIONAL INFORMATION ABOUT THE INTERNATIONAL EQUITY PORTFOLIO
        ---------------------------------------------------------------

General Information and History
-------------------------------

     For additional general information about the International Equity Portfolio and its history, see "Trust" in the International Trust SAI.

Investment Objective and Policies
---------------------------------

     For additional information about the International Equity Portfolio's investment objective and policies, see "Description of Permitted Investments," "Description of Ratings," "Investment Limitations" and "Non-Fundamental Policies" in the International Trust SAI.

Management of International Equity Portfolio
--------------------------------------------

     For additional information about the International Equity Portfolio's Trustees and Officers, see "Trustees and Officers of the Trust" in the International Trust SAI.

Control Persons and Principal Holders of Securities
---------------------------------------------------

     For additional information about control persons of the International Equity Portfolio and principal holders of International Equity shares, see "Control Persons and Principal Holders of Securities" in the International Trust SAI.

Investment Advisory and Other Services
--------------------------------------

     For additional information about the International Equity Portfolio's investment adviser and sub-advisers, custodian and independent auditors, see "The Advisers and Sub-Advisers" "The Manager and Shareholder Servicing Agent" and "Experts" in the International Trust SAI.

Brokerage Allocation and Portfolio Turnover
-------------------------------------------

     For additional information about the International Equity Portfolio's brokerage allocation practices and portfolio turnover rate, see "Portfolio Transactions" in the International Trust SAI.

Shares of Beneficial Interest
-----------------------------

     For additional information about the voting rights and other characteristics of International Equity Portfolio shares, see "Description of Shares" and "Voting" in the International Trust SAI.

Purchase, Redemption and Pricing of Shares
------------------------------------------

     For additional information about the purchase and redemption of the International Equity Portfolio's shares and the determination of net asset value, see "Purchase and Redemption of Shares" in the International Trust SAI.

Tax Status
----------

     For additional information about tax matters affecting the International Equity Portfolio and its shareholders, see "Taxes" in the International Trust SAI.

Distribution Agreement
----------------------

     For additional information about the International Equity Portfolio's distributor and the distribution agreement between the distributor and the International Trust on behalf of the International Equity Portfolio, see "Distribution" in the International Trust SAI.

Performance Information
-----------------------

     For additional information about the investment performance of the International Equity Portfolio, see "Performance" in the International Trust SAI.

Financial Statements
--------------------

     The financial statements of the International Equity Portfolio as of February 28, 1995 are contained in the International Trust SAI.


            ADDITIONAL INFORMATION ABOUT EUROPEAN EQUITY AND PACIFIC
            --------------------------------------------------------
                            BASIN EQUITY PORTFOLIOS
                            -----------------------

General Information and History
-------------------------------

     For additional general information about the European Equity and Pacific Basin Equity Portfolios and their history, see "Trust" in the International Trust SAI.

Investment Objective and Policies
---------------------------------

     For additional information about the European Equity and Pacific Basin Equity Portfolios' investment objectives and policies, see "Description of Permitted Investments," "Description of Ratings," "Investment Limitations" and "Non-Fundamental Policies" in the International Trust SAI.


Management of the European Equity and Pacific Basin Equity Portfolios
---------------------------------------------------------------------

     For additional information about the European Equity and Pacific Basin Equity Portfolios' Board of Trustees and officers, see "Trustees and Officers of the Trust" in the International Trust SAI.

Investment Advisory and Other Services
--------------------------------------

     For additional information about the European Equity and Pacific Basin Equity Portfolios' investment adviser, sub-advisers, administrator, custodian and independent auditors, see "The Advisers and Sub-Advisers" "The Manager and Shareholder Servicing Agent" and "Experts" in the International Trust SAI.

Brokerage Allocation and Portfolio Turnover
-------------------------------------------

     For additional information about the European Equity and Pacific Basin Equity Portfolios' brokerage allocation practices and portfolio turnover rate, see "Portfolio Transactions" in the International Trust SAI.

Purchase, Redemption and Pricing of Shares
------------------------------------------

     For additional information about the purchase and redemption of the European Equity and Pacific Basin Equity Portfolios shares and the determination of net asset value, see "Purchase and Redemption of Shares" in the International Trust SAI.

Tax Status
----------

     For additional information about tax matters affecting the European Equity and Pacific Basin Equity Portfolios' and its shareholders, see "Taxes" in the International Trust SAI.

Distribution Agreement
----------------------

     For additional information about European Equity and Pacific Basin Equity Portfolios distributor and the distribution agreement between the distributor and International Trust on behalf of the European Equity and Pacific Basin Equity Portfolios, see "Distribution" in the International Trust SAI.

Performance Information
-----------------------

     For additional information about the investment performance of the European Equity and Pacific Basin Equity Portfolios, see "Performance" in the International Trust SAI.

Financial Statements
--------------------

     The financial statements of the European Equity and Pacific Basin Equity Portfolios for the year ended February 28, 1995 are contained in the International Trust SAI.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                    ---------------------------------------

The pro forma financial statements which give effect to the acquisition of the assets of the European Equity and Pacific Basin Equity Portfolios by and in exchange for the Class A Shares of the International Equity Portfolio are attached hereto as Exhibit B. These financial statements have been presented as if the proposed Reorganization had taken place on August 31, 1995.

SEI INTERNATIONAL TRUST

               Manager and Shareholder Servicing Agent:
               SEI Financial Management Corporation

               Distributor:
               SEI Financial Services Company

               Investment Advisers and Sub-Advisers:
               SEI Financial Management Corporation
               Acadian Asset Management, Inc.
               Montgomery Asset Management, L.P.
               Morgan Grenfell Investment Services Limited
               Schroder Capital Management International Limited
               Strategic Fixed Income L.P.
               WorldInvest Limited

This Statement of Additional Information is not a Prospectus. It is intended to provide additional information regarding the activities and operations of SEI International Trust (the "Trust") and should be read in conjunction with the Trust's Prospectuses dated August 31, 1995. Prospectuses may be obtained through SEI Financial Services Company, 680 East Swedesford Road, Wayne, Pennsylvania 19087-1658.

                               TABLE OF CONTENTS

The Trust.........................................................  S-2
Description of Permitted Investments..............................  S-2
Description of Ratings............................................  S-4
Investment Limitations............................................  S-8
Non-Fundamental Policies..........................................  S-9
The Manager and Shareholder Servicing Agent....................... S-10
The Advisers and Sub-Advisers..................................... S-11
Distribution...................................................... S-12
Trustees and Officers of the Trust................................ S-14
Performance....................................................... S-16
Purchase and Redemption of Shares................................. S-17
Shareholder Services (Class D shares)............................. S-18
Taxes............................................................. S-20
Portfolio Transactions............................................ S-21
Description of Shares............................................. S-23
Limitation of Trustees' Liability................................. S-24
Voting............................................................ S-24
Shareholder Liability............................................. S-24
Control Persons and Principal Holders of Securities............... S-24
Experts........................................................... S-24
Financial Statements.............................................. S-25

June 28, 1995, as amended August 31, 1995

THE TRUST

SEI International Trust (the "Trust") is an open-end management investment company established under Massachusetts law as a Massachusetts business trust under a Declaration of Trust dated June 30, 1988 and which has diversified and non-diversified portfolios. The Declaration of Trust permits the Trust to offer separate series ("portfolios") of units of beneficial interest ("shares") and separate classes of portfolios. Except for differences between a Portfolio's Class A shares and Class D shares pertaining to distribution plans, voting rights, dividends and transfer agent expenses, each share of each portfolio represents an equal proportionate interest in that portfolio with each other share of that portfolio.

This Statement of Additional Information relates to the following portfolios:
Core International Equity, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios (each a "Portfolio" and, together, the "Portfolios"), and any different classes of the Portfolios.

DESCRIPTION OF PERMITTED INVESTMENTS

Bank Obligations of United States commercial banks or savings and loan institutions which the Portfolios may buy include certificates of deposit, time deposits and bankers' acceptances. A time deposit is an account containing a currency balance pledged to remain at a particular bank for a specified period in return for payment of interest. A bankers' acceptance is a bill of exchange guaranteed by a bank or trust company for payment within one to six months. Bankers' acceptances are used to provide manufacturers and exporters with capital to operate between the time of manufacture or export and payment by the purchaser. Bank obligations are permitted investments for the Portfolios.

Commercial Paper which the Portfolios may purchase includes variable amount master demand notes which may or may not be backed by bank letters of credit. These notes permit the investment of fluctuating amounts at varying market rates of interest pursuant to direct arrangements between a Portfolio, as lender, and the borrower. Such notes provide that the interest rate on the amount outstanding varies on a daily, weekly or monthly basis depending upon a stated short-term interest rate index. There is no secondary market for the notes.

Forward Foreign Currency Contracts involve an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Forward currency contracts do not eliminate fluctuations in the values of portfolio securities but rather allow a Portfolio to establish a rate of exchange for a future point in time.

When entering into a contract for the purchase or sale of a security in a foreign currency, a Portfolio may enter into a foreign forward currency contract for the amount of the purchase or sale price to protect against variations, between the date the security is purchased or sold and the date on which payment is made or received, in the value of the foreign currency relative to the United States dollar or other foreign currency.

Also, when the Adviser anticipates that a particular foreign currency may decline substantially relative to the United States dollar or other leading currencies, in order to reduce risk, a Portfolio may enter into a forward contract to sell, for a fixed amount, the amount of foreign currency approximating the value of its securities denominated in such foreign currency. With respect to any such forward foreign currency contract, it will not generally be possible to match precisely the amount covered by that contract and the value of the securities involved due to changes in the values of such securities resulting from market movements between the date the forward contract is entered into and the date it matures. In addition, while forward currency contracts may offer protection from losses resulting from declines in value of a particular foreign currency, they also limit potential gains which might result from increases in the value of such currency. A Portfolio will also incur costs in connection with forward foreign currency contracts and conversions of foreign currencies into United States dollars. The Portfolios may enter into forward foreign currency contracts.

Investment company shares that are purchased by a Portfolio shall be limited to shares of money market open-end investment companies and the Adviser will waive its fee on that portion of the assets placed in such money market open-end investment companies.

Obligations of Supranational Agencies may be purchased by the Portfolios. Currently the Portfolios intend to invest only in obligations issued or guaranteed by the Asian Development Bank, Inter-American Development Bank, International Bank for Reconstruction and Development (World Bank), African Development Bank, European Coal and Steel Community, European Economic Community, European Investment Bank and the Nordic Investment Bank.

Repurchase Agreements in which the Portfolios may invest are agreements under which securities are acquired from a securities dealer or bank subject to resale on an agreed upon date and at an agreed upon price which includes principal and interest. The Portfolio bears a risk of loss in the event that the other party to a repurchase agreement defaults on its obligations and the Portfolio is delayed or prevented from exercising its rights to dispose of the collateral securities. The Adviser and Sub-Advisers (collectively, the "Advisers") enter into repurchase agreements only with financial institutions which they deem to present minimal risk of bankruptcy during the term of the agreement based on guidelines which are periodically reviewed by the Board of Trustees. These guidelines currently permit the Portfolios to enter into repurchase agreements only with approved primary securities dealers, as recognized by the Federal Reserve Bank of New York, which have minimum net capital of $100 million, or with a member bank of the Federal Reserve System. Repurchase agreements are considered to be loans collateralized by the underlying security. Repurchase agreements entered into by the Portfolios will provide that the underlying security at all times shall have a value at least equal to 102% of the price stated in the agreement. The underlying security will be marked to market daily. The Advisers monitor compliance with this requirement. Under all repurchase agreements entered into by a Portfolio, the Custodian or its agent must take possession of the underlying collateral. However, if the seller defaults, the Portfolio could realize a loss on the sale of the underlying security to the extent that the proceeds of sale are less than the resale price. In addition, even though the Bankruptcy Code provides protection for most repurchase agreements, if the seller should be involved in bankruptcy or insolvency proceedings, a Portfolio may incur delay and costs in selling the security and may suffer a loss of principal and interest if the Portfolio is treated as an unsecured creditor.

United States Government Securities include obligations issued by agencies or instrumentalities of the United States Government including, among others, Export Import Bank of the United States, Farmers Home Administration, Federal Farm Credit System, Federal Housing Administration, Maritime Administration, Small Business Administration and The Tennessee Valley Authority. Obligations of instrumentalities of the United States Government include securities issued by, among others, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Federal Intermediate Credit Banks, Federal Land Banks, Federal National Mortgage Association and the United States Postal Service. Some of these securities are supported by the full faith and credit of the United States Treasury (e.g., Government National Mortgage Association), others are supported by the right of the issuer to borrow from the Treasury (e.g., Federal Farm Credit Bank) and still others are supported only by the credit of the instrumentality (e.g., Federal National Mortgage Association). Guarantees of principal by agencies or instrumentalities of the United States Government may be a guarantee of payment at the maturity of the obligation so that in the event of a default prior to maturity there might not be a market and thus no means of realizing on the obligation prior to maturity. Guarantees as to the timely payment of principal and interest do not extend to the value or yield of these securities nor to the value of a Portfolio's shares.

DESCRIPTION OF RATINGS

The following descriptions are summaries of published ratings.

Description of Commercial Paper Ratings

Commercial paper rated A by Standard & Poor's Corporation ("S&P") is regarded by S&P as having the greatest capacity for timely payment. Issues rated A are further refined by use of the numbers 1+, 1 and 2, to indicate the relative degree of safety. Issues rated A-1+ are those with an "overwhelming degree" of credit protection. Those rated A-1, the highest rating category, reflect a "very strong" degree of safety regarding timely payment. Those rated A-2, the second highest rating category, reflect a "satisfactory" degree of safety regarding timely payment.

Commercial paper issues rated Prime-1 or Prime-2 by Moody's Investors Service, Inc. ("Moody's") are judged by Moody's to be of the "superior" quality and "strong" quality, respectively, on the basis of relative repayment capacity.

The rating Fitch-1 (Highest Grade) is the highest commercial rating assigned by Fitch Investors Services, Inc. ("Fitch"). Paper rated Fitch-1 is regarded as having the strongest degree of assurance for timely payment. The rating Fitch-2 (Very Good Grade) is the second highest commercial paper rating assigned by Fitch which reflects an assurance of timely payment only slightly less in degree than the strongest issues.

The rating Duff-1 is the highest commercial paper rating assigned by Duff and Phelps, Inc. ("Duff"). Paper rated Duff-1 is regarded as having very high certainty of timely payment with excellent liquidity factors which are supported by ample asset protection. Risk factors are minor. Paper rated Duff-2 is regarded as having good certainty of timely payment, good access to capital markets and sound liquidity factors and company fundamentals. Risk factors are small.

The designation A1, the highest rating category established by IBCA Limited ("IBCA") indicates that the obligation is supported by a very strong capacity for timely repayment. Those obligations rated A1+ are supported by the highest capacity for timely repayment are supported by a strong capacity for timely repayment, although such capacity may be susceptible to adverse changes in business, economic or financial conditions.

The rating TBW-1 by Thomson BankWatch ("Thomson") indicates a very high likelihood that principal and interest will be paid on a timely basis.

Description of Municipal Note Ratings
Moody's highest rating for state and municipal and other short-term notes is MIG-1 and VMIG-1. Short-term municipal securities rated MIG-1 or VMIG-1 are of the best quality. They have strong protection from established cash flows of funds for their servicing or from established and broad-based access to the market for refinancing or both. Short-term municipal securities rated MIG-2 or VMIG-2 are of high quality. Margins of protection are ample although not so large as in the preceding group.

An S&P note rating reflects the liquidity concerns and market access risks unique to notes. Notes due in 3 years or less will likely receive a note rating. Notes maturing beyond 3 years will most likely receive a long-term debt rating. The following criteria will be used in making that assessment:

     . Amortization schedule (the larger the final maturity relative to other maturities, the more likely it will be treated as a note).
     . Source of Payment (the more dependent the issue is on the market for its refinancing, the more likely it will be treated as a note).

S&P note rating symbols are as follows:
SP-1 Very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics will be given a plus(+) designation.

SP-2  Satisfactory capacity to pay principal and interest.

Description of Corporate Bond Ratings

Bonds rated AAA have the highest rating S&P assigns to a debt obligation. Such a rating indicates an extremely strong capacity to pay principal and interest. Bonds rated AA also qualify as high-quality debt obligations. Capacity to pay principal and interest is very strong, and in the majority of instances they differ from AAA issues only in small degree. Debt rated A has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories. Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories. Debt rated BB and B is regarded as having predominantly speculative characteristics with respect to capacity to pay interest and repay principal. BB indicates the least degree of speculation and C the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions. Debt rated BB has less near-term vulnerability to default than other speculative grade debt. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions that could lead to inadequate capacity to meet timely interest and principal payments. The BB rating category is also used for debt subordinated to senior debt that is assigned an actual or implied BBB- rating. Debt rate B has greater vulnerability to default but presently has the capacity to meet interest payments and principal repayments. Adverse business, financial, or economic conditions would likely impair capacity or willingness to pay interest and repay principal. The B rating category also is used for debt subordinated to senior debt that is assigned an actual or implied BB or BB- rating.

Bonds which are rated Aaa by Moody's are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large, or an exceptionally stable, margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues. Bonds rated Aa by Moody's are judged by Moody's to be of high quality by all standards. Together with bonds rated Aaa, they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities. Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well. Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class. Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Moody's bond ratings, where specified, are applied to senior bank obligations and insurance company senior policyholder and claims obligations with an original maturity in excess of one year. Obligations relying upon support mechanisms such as letters-of-credit and bonds of indemnity are excluded unless explicitly rated.

Obligations of a branch of a bank are considered to be domiciled in the country in which the branch is located. Unless noted as an exception, Moody's rating on a bank's ability to repay senior obligations extends only to branches located in countries which carry a Moody's sovereign rating. Such branch obligations are rated at the lower of the bank's rating or Moody's sovereign rating for the bank deposits for the country in which the branch is located.

When the currency in which an obligation is denominated is not the same as the currency of the country in which the obligation is domiciled, Moody's ratings do not incorporate an opinion as to whether payment of the obligation will be affected by the actions of the government controlling the currency of denomination. In addition, risk associated with bilateral conflicts between an investor's home country and either the issuer's home country or the country where an issuer branch is located are not incorporated into Moody's ratings.

Moody's makes no representation that rated bank obligations or insurance company obligations are exempt from registration under the U.S. Securities Act of 1933 or issued in conformity with any other applicable law or regulation. Nor does Moody's represent that any specific bank or insurance company obligation is legally enforceable or is a valid senior obligation of a rated issuer.

Moody's ratings are opinions, not recommendations to buy or sell, and their accuracy is not guaranteed. A rating should be weighed solely as one factor in an investment decision and you should make your own study and evaluation of any issuer whose securities or debt obligations you consider buying or selling.

Bonds rated AAA by Fitch are judged by Fitch to be strictly high grade, broadly marketable, suitable for investment by trustees and fiduciary institutions liable to slight market fluctuation other than through changes in the money rate. The prime feature of an AAA bond is a showing of earnings several times or many times interest requirements, with such stability of applicable earnings that safety is beyond reasonable question whatever changes occur in conditions. Bonds rated AA by Fitch are judged by Fitch to be of safety virtually beyond question and are readily salable, whose merits are not unlike those of the AAA class, but whose margin of safety is less strikingly broad. The issue may be the obligation of a small company, strongly secured but influenced as to rating by the lesser financial power of the enterprise and more local type market.

Bonds rated A are considered to be investment grade and of high credit quality. The obligor's ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

Bonds rated BBB are considered to be investment grade and of satisfactory credit quality. The obligor's ability to pay interest and repay principal is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to have adverse impact on these bonds, and therefore impair timely payment. The likelihood that the ratings of these bonds will fall below investment grade is higher than for bonds with higher ratings. Bonds rated BB are considered speculative. The obligor's ability to pay interest and repay principal may be affected over time by adverse economic changes. However, business and financial alternatives can be identified which could assist the obligor in satisfying its debt service requirements. Bonds rated B are considered highly speculative. While bonds in this class are currently meeting debt service requirements, the probability of continued timely payment of principal and interest reflects the obligor's limited margin of safety and the need for reasonable business and economic activity throughout the life of the issue.

Bonds rated Duff-1 are judged by Duff to be of the highest credit quality with negligible risk factors; only slightly more than U.S. Treasury debt. Bonds rated Duff-2, 3 and 4 are judged by Duff to be of high credit quality with strong protection factors. Risk is modest but may vary slightly from time to time because of economic conditions.

Bonds rated BBB+, BBB, or BBB- are considered below average protection factors but still considered sufficient for prudent investment. Considerable BBB variability in risk during economic cycles. Bonds rated BB+, BB or BB- are considered below investment grade but deemed likely to meet obligations when due. Present or prospective financial protection factors fluctuate according to industry conditions or company fortunes. Overall quality may move up or down frequently within this category.

Bonds rated B+, B or B- are considered below investment grade and possessing risk that obligations will not be met when due. Financial protection factors will fluctuate widely according to economic cycles, industry conditions and/or company fortunes. Potential exists for frequent changes in the rating within this category or into a higher or lower rating grade.

Obligations rated AAA by IBCA have the lowest expectation of investment risk. Capacity for timely repayment of principal and interest is substantial, such that adverse changes in business, economic or financial conditions are unlikely to increase investment risk significantly. Obligations for which there is a very low expectation of investment risk are rated AA by IBCA. Capacity for timely repayment of principal and interest is substantial. Adverse changes in business, economic or financial conditions may increase investment risk albeit not very significantly. Bonds rated A are obligations for which there is a low expectation of investment risk. Capacity for timely repayment of principal and interest is strong, although adverse changes in business, economic or financial conditions may lead to increased investment risk.

Bonds rated BBB are obligations for which there is currently a low expectation of investment risk. Capacity for timely repayment of principal and interest is adequate, although adverse changes in business, economic or financial conditions are more likely to lead to increased investment risk than for obligations in other categories. Bonds rated BB are obligations for which there is a possibility of investment risk developing. Capacity for timely repayment of principal and interest exists, but is susceptible over time to adverse changes in business, economic or financial conditions. Bonds rated B are obligations for which investment risk exists. Timely repayment of principal and interest is not sufficiently protected against adverse changes in business, economic or financial conditions.

Bonds rated AAA by Thomson BankWatch indicate that the ability to repay principal and interest on a timely basis is very high. Bonds rated AA indicate a superior ability to repay principal and interest on a timely basis, with limited incremental risk compared to issues rated in the highest category. Bonds rated A indicate the ability to repay principal and interest is strong. Issues rated A could be more vulnerable to adverse developments (both internal and external) than obligations with higher ratings.

Bonds rated BBB indicate an acceptable capacity to repay principal and interest. Issues rated "BBB" are, however, more vulnerable to adverse developments (both internal and external) than obligations with higher ratings.

While not investment grade, the BB rating suggests that the likelihood of default is considerably less than for lower-rated issues. However, there are significant uncertainties that could affect the ability to adequately service debt obligations. Issues rated B show a higher degree of uncertainty and therefore greater likelihood of default than higher-rated issues. Adverse developments could well negatively affect the payment of interest and principal on a timely basis.


INVESTMENT LIMITATIONS
The Core International Equity, European Equity, Pacific Basin Equity and Emerging Markets Equity Portfolios may not:

1. Make loans if, as a result, more than 33 1/3% of its total assets would be lent to other parties, except that each Portfolio may (i) purchase or hold debt instruments in accordance with its investment objective and policies;
     (ii) enter into repurchase agreements; and (iii) lend its securities.

2. Purchase or sell real estate, physical commodities, or commodities contracts, except that each Portfolio may purchase (i) marketable securities issued by companies which own or invest in real estate (including real estate investment trusts), commodities, or commodities contracts, and (ii) commodities contracts relating to financial instruments, such as financial futures contracts and options on such contracts.

3. Act as an underwriter of securities of other issuers except as it may be deemed an underwriter in selling a portfolio security.

4. Issue senior securities (as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), except as permitted by rule, regulation or order of the Securities and Exchange Commission ("SEC").

5. Invest in interests in oil, gas or other mineral exploration or development programs and oil, gas or mineral leases.

The International Fixed Income Portfolio may not:

1. Pledge, mortgage or hypothecate assets except to secure temporary borrowings as described in the Prospectuses in aggregate amounts not to exceed 10% of the net assets of such Portfolio taken at current value at the time of the incurrence of such loan.

2. Make loans, except that the Portfolio may (i) purchase or hold debt securities in accordance with its investment objectives and policies; (ii) engage in securities lending as described in this Prospectus and in the Statement of Additional Information; and (iii) enter into repurchase agreements, provided that repurchase agreements and time deposits maturing in more than seven days, and other illiquid securities, including securities which are not readily marketable or are restricted, are not to exceed, in the aggregate, 10% of the total assets of the International Fixed Income Portfolio.

3.   Invest in companies for the purpose of exercising control.

4.   Acquire more than 10% of the voting securities of any one issuer.

5. Purchase or sell real estate, real estate limited partnership interests, commodities or commodities contracts. However, subject to its permitted investments, the Portfolio may purchase obligations issued by companies which invest in real estate, commodities or commodities contracts.

6. Make short sales of securities, maintain a short position or purchase securities on margin, except as described in the Prospectus and except that the Trust may obtain short-term credits as necessary for the clearance of security transactions.

7. Act as an underwriter of securities of other issuers except as it may be deemed an underwriter in selling a portfolio security.

8. Purchase securities of other investment companies except as permitted by the 1940 Act and the rules and regulations thereunder and may only purchase securities of money market funds. Under these rules and regulations, the Portfolio is prohibited from acquiring the securities of other investment companies if, as a result of such acquisition, the Portfolio owns more then 3% of the total voting stock of the company; securities issued by any one investment company represent more than 5% of the total Portfolio assets; or securities (other than treasury stock) issued by all investment companies represent more than 10% of the total assets of the Portfolio. A Portfolio's purchase of such investment company securities results in the bearing of expenses such that shareholders would indirectly bear a proportionate share of the operating expenses of such investment companies, including advisory fees.

9. Issue senior securities (as defined in the 1940 Act) except in connection with permitted borrowing as described in the Prospectuses and this Statement of Additional Information or as permitted by rule, regulation or order of the SEC.

10. Purchase or retain securities of an issuer if, to the knowledge of the Trust, an officer, trustee, partner or director of the Trust or any investment adviser of the Trust owns beneficially more than 1/2 of 1% of the shares or securities of such issuer and all such officers, trustees, partners and directors owning more than 1/2 of 1% of such shares or securities together own more than 5% of such shares or securities.

11. Purchase securities of any company which has (with predecessors) a record of less than three years continuing operations if, as a result, more than 5% of the total assets (taken at current value) would be invested in such securities.

12. Invest in interests in oil, gas or other mineral exploration or development programs and oil, gas or mineral leases.

13. Purchase restricted securities (securities which must be registered under the Securities Act of 1933, as amended (the "1933 Act"), before they may be offered or sold to the public) or other illiquid securities except as described in the Prospectuses and this Statement of Additional Information.

The foregoing percentages will apply at the time of the purchase of a security and shall not be violated unless an excess or deficiency occurs, immediately after or as a result of a purchase of such security. These investment limitations and the investment limitations in the Prospectuses are fundamental policies of the Trust and may not be changed without shareholder approval.

NON-FUNDAMENTAL POLICIES

The following investment limitations are non-fundamental policies of the Trust and may change without shareholder approval.

The Core International Equity, European Equity, Pacific Basin Equity and Emerging Markets Equity Portfolios may not:

1. Pledge, mortgage or hypothecate assets except to secure borrowings permitted by the Portfolio's fundamental limitation on borrowing.

2.   Invest in companies for the purpose of exercising control.

3. Purchase securities on margin or effect short sales, except that each Portfolio may (i) obtain short-term credits as necessary for the clearance of security transactions, (ii) provide initial and variation margin payments in connection with transactions involving futures contracts and options on such contracts, and (iii) make short sales "against the box" or in compliance with the SEC's position regarding the asset segregation requirements of Section 18 of the 1940 Act.

4. Purchase securities which must be registered under the 1933 Act, as amended, before they may be sold to the public, if, in the aggregate, more than 15% of its total assets would be invested in such restricted securities. Securities exempted from registration upon resale by Rule 144A under the 1933 Act are not deemed to be restricted securities for purposes of this limitation.

5.   Purchase illiquid securities, i.e., securities that cannot be disposed of
                                   ----
     for their approximate carrying value in seven days or less (which term includes repurchase agreements and time deposits maturing in more than seven days) if, in the aggregate, more than 15% of its total assets would be invested in illiquid securities. Notwithstanding the foregoing, securities eligible to be re-sold under Rule 144A of the 1933 Act may be treated as liquid securities under procedures adopted by the Board of Trustees.

6. Invest its assets in securities of any investment company, except (i) by purchase in the open market involving only customary brokers' commissions,
     (ii) in connection with mergers, acquisitions of assets, or consolidations, or (iii) as otherwise permitted by the 1940 Act.

7. Purchase or retain securities of an issuer if, to the knowledge of the Trust, an officer, trustee, partner or director of the Trust or any investment adviser of the Trust owns beneficially more than 1/2 of the 1% of the shares or securities of such issuer and all such officers, trustees, partners and directors owning more than 1/2 of 1% of such shares or securities together own more than 5% of such shares or securities.

8. Purchase securities of any company which has (with predecessors) a record of less than three years continuing operations if, as a result, more than 5% of the total assets (taken at current value) would be invested in such securities.

ADDITIONAL RESTRICTIONS

The following are non-fundamental investment limitations that are currently required by one or more states in which the Trust sells shares of the Portfolios. These limitations are in addition to, and in some cases more restrictive than, the fundamental and non-fundamental investment limitations listed above. A limitation may be changed or eliminated without shareholder approval if the relevant state(s) changes or eliminates its policy regarding such investment restriction. As long as a Portfolio's shares are registered for sale in such states, it may not:

1. Invest more than 5% of its net assets in warrants; provided that of this 5% no more than 2% will be in warrants that are not listed on the New York Stock Exchange or the American Stock Exchange.

2. Invest in the securities of other investment companies except by purchase in the open market where no commission or profit to a sponsor or dealer results from the purchase other than the customary broker's commission, or except when the purchase is part of a plan of merger, consolidation, reorganization or acquisition.

3. Invest more than 10% of its total assets in illiquid securities, including securities which are not readily marketable or are restricted.

4.   Make short sales, except for short sales "against the box."

5. Invest more than 15% of its assets in restricted securities. For purposes of this limitation, securities exempt from registration under the 1993 Act, including Rule 144A securities, are considered to be restricted securities.

THE MANAGER AND SHAREHOLDER SERVICING AGENT

The Management Agreement provides that the Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which the Management Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard of its duties and obligations thereunder.

The continuance of the Management Agreement must be specifically approved at least annually (i) by the vote of a majority of the Trustees or by the vote of a majority of the outstanding voting securities of the Portfolios, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to the Management Agreement or an "interested person" (as that term is defined in the 1940 Act) of any party thereto, cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement is terminable at any time without penalty by the Trustees of the Trust, by a vote of a majority of the outstanding shares of the

Portfolios or by the Manager on not less than 30 days' nor more than 60 days written notice. This Agreement shall not be assignable by either party without the written consent of the other party.

The Manager, a wholly-owned subsidiary of SEI Corporation ("SEI"), was organized as a Delaware corporation in 1969 and has its principal business offices at 680 East Swedesford Road, Wayne, PA 19087. Alfred P. West, Jr., Henry H. Greer, Carmen V. Romeo, and Robert A. Nesher constitute the Board of Directors of the Manager. Mr. West serves as the Chairman of the Board of Directors and Chief Executive Officer of SEI. Mr. Greer serves as President and Chief Operating Officer of the Manager and SEI. SEI and its subsidiaries are leading providers of funds evaluation services, trust accounting systems, and brokerage and information services to financial institutions, institutional investors and money managers. The Manager also serves as manager to the following other institutional mutual funds: SEI Daily Income Trust; SEI Liquid Asset Trust; SEI Tax Exempt Trust; SEI Index Funds; SEI Institutional Managed Trust; The Pillar Funds; Stepstone Funds; The Compass Capital Group of Funds; FFB Lexicon Funds; The Advisors' Inner Circle Fund; CUFUND; STI Classic Funds; CoreFunds, Inc.; First American Funds, Inc.; First American Investment Funds, Inc.; The Arbor Fund; 1784 Funds; Marquis/SM/ Funds; Morgan Grenfell Investment Trust; The PBHG Funds, Inc.; First American Mutual Funds; Nationar Funds, Inc.; Tax Exempt Housing Reserve Fund; Inventor Funds, Inc.; Insurance Investment Products Trust; and Rembrandt Funds.

If operating expenses of any Portfolio exceed limitations established by certain states, the Manager will pay such excess. The Manager will not be required to bear expenses of any Portfolio to an extent which would result in the Portfolio's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The term "expenses" is defined in such laws or regulations, and generally excludes brokerage commissions, distribution expenses, taxes, interest and extraordinary expenses. For the fiscal years ended February 29, 1993, February 28, 1994 and February 28, 1995, the Portfolios paid fees to the Manager as follows:

==================================================================================================================================

                                                                                    Fee Waivers and Reimbursements
                                                  Fees Paid(Reimbursed) (000)                  (000)
                                             ------------------------------------------------------------------------------------
                                                 1993      1994      1995               1993    1994     1995
----------------------------------------------------------------------------------------------------------------------------------
Core International Equity Portfolio              $ 225    $1,586      $2,653            $ 571    $ 471    $  77
----------------------------------------------------------------------------------------------------------------------------------
European Equity Portfolio                           *        *        $  107               *       *      $  57
----------------------------------------------------------------------------------------------------------------------------------
Pacific Basin Equity Portfolio                      *        *        $   83               *       *      $  76
----------------------------------------------------------------------------------------------------------------------------------
Emerging Markets Equity Portfolio                   *        *        $   (9)              *       *      $  11
----------------------------------------------------------------------------------------------------------------------------------
International Fixed Income Portfolio                *     $    3      $  122               *     $  40    $  84
==================================================================================================================================

*Not in operation during such period.


THE ADVISERS AND SUB-ADVISERS

Each Advisory and Sub-Advisory Agreement provides that each Adviser and each Sub-Adviser shall not be protected against any liability to the Trust or its shareholders by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard of its obligations or duties thereunder.

The continuance of each Advisory and Sub-Advisory Agreement must be specifically approved at least annually (i) by the vote of a majority of the outstanding shares of that Portfolio or by the Trustees, and (ii) by the vote of a majority of the Trustees who are not parties to such Advisory or Sub-Advisory Agreement or "interested persons" of any party thereto, cast in person at a meeting called for the purpose of voting on such approval. Each Advisory and Sub-Advisory Agreement will terminate automatically in the event of its assignment, and is terminable at any time without penalty by the Trustees of the Trust or, with respect to a Portfolio, by a majority of the outstanding shares of that Portfolio, on not less than 30 days nor more than 60 days written notice to the Adviser or Sub-Adviser, or by the Adviser or Sub-Adviser on 90 days written notice to the Trust.

For the fiscal years ended February 29, 1993, February 28, 1994, and February 28, 1995, the Portfolios paid to the Advisers the following:

==================================================================================================================================
                                                    Fees Paid (000)              Fee Waivers (000)
                                           ---------------------------------------------------------------------------------------
                                                 1993    1994    1995          1993    1994     1995
----------------------------------------------------------------------------------------------------------------------------------

Core International Equity Portfolio              $ 431   $1,063  $1,516         $0      $0      $0
----------------------------------------------------------------------------------------------------------------------------------
European Equity Portfolio                           *       *     $67            *       *      $0
----------------------------------------------------------------------------------------------------------------------------------
Pacific Basin Equity Portfolio                      *       *     $80            *       *      $0
----------------------------------------------------------------------------------------------------------------------------------
Emerging Markets Equity Portfolio                   *       *      $4            *       *      $0
----------------------------------------------------------------------------------------------------------------------------------
International Fixed Income Portfolio                *     $17     $86            *      $4     $17
=================================================================================================================================

*Not in operation during such period.


DISTRIBUTION

The Trust has adopted a Distribution Agreement for the Portfolios. The Trust has also adopted a Distribution Plan ("Institutional Class Plan") for the Class A shares of the Core International Equity, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios and a Distribution Plan ("Class D Plan") for the shares of the Class D shares of the Core International Equity, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios (the foregoing plans collectively, the "Distribution Plans") in accordance with the provisions of Rule 12b-1 under the 1940 Act, which regulates circumstances under which an investment company may directly or indirectly bear expenses relating to the distribution of its shares. In this connection, the Board of Trustees has determined that the Plans and Distribution Agreement are in the best interests of the shareholders. Continuance of the Plans must be approved annually by a majority of the Trustees of the Trust and by a majority of the Qualified Trustees, as defined in the Distribution Plans. The Plans require that quarterly written reports of amounts spent under the Plans and the purposes of such expenditures be furnished and reviewed by the Trustees. The Plans may not be amended to increase materially the amount which may be spent thereunder without approval by a majority of the outstanding shares of the Portfolio or class affected. All material amendments of the Plans will require approval by a majority of the Trustees of the Trust and of the Qualified Trustees.

The Class A Plan adopted by the shareholders of the Core International Equity Portfolio, and adopted by the sole shareholder of the International Fixed Income Portfolio, provides that the Trust will pay a fee of up to .30% of the average daily net assets of the Core International Equity Portfolio, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios Class A shares that the Distributor can use to compensate broker-dealers and service providers, including SEI Financial Services Company and its affiliates, which provide distribution-related services to shareholders of the Core International Equity Portfolio, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios Class A shares or their customers who beneficially own shares of such series. The Class A Plan provides that if there are more than one series of Trust securities having an institutional class, expenses incurred pursuant to the Class A Plan will be allocated among such several series of the Trust on the basis of their relative net asset values, unless otherwise determined by a majority of the Qualified Trustees.

The Class D Plan provides that the Trust will pay a fee of up to .30% of the average daily net assets of a Portfolio's Class D shares that the Distributor can use to compensate broker-dealers and service providers, including SEI Financial Services Company and its affiliates, which provide distribution-related services to Core International Equity, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios Class D shares shareholders or their customers who beneficially own Class D shares. The Class D Plan provides that, if there are more than one series of Trust securities having a Class D class, expenses incurred pursuant to the Class D Plan will be allocated among such several series of the Trust on the basis of their relative net asset values, unless otherwise determined by a majority of the Qualified Trustees. The Class D Plan also provides for additional payments to the Distributor of up to .30% of the Class D shares' average daily net assets on an annualized basis. See "Distribution" in the Class D Prospectus.

The distribution related services that may be provided under the Plans include establishing and maintaining customer accounts and records; aggregating and processing purchase and redemption requests from customers; placing net purchase and redemption orders with the Distributor; automatically investing customer account cash balances; providing periodic statements to customers; arranging for wires; answering customer inquiries concerning their investments; assisting customers in changing dividend options, account designations, and addresses; performing sub-accounting functions; processing dividend payments from the Trust on behalf of customers; and forwarding shareholder communications from the Trust (such as proxies, shareholder reports, dividend distribution and tax notices) to these customers with respect to investments in the Trust. Certain state securities laws may require those financial institutions providing such distribution services to register as dealers pursuant to state law.

Except to the extent that the Manager and Adviser benefitted through increased fees from an increase in the net assets of the Trust which may have resulted in part from the expenditures, no interested person of the Trust nor any Trustee of the Trust who is not an interested person of the Trust had a direct or indirect financial interest in the operation of the Distribution Plans or related agreements.

Although banking laws and regulations prohibit banks from distributing shares of open-end investment companies such as the Trust, according to an opinion issued to the staff of the Securities and Exchange Commission ("SEC") by the Office of the Comptroller of the Currency, financial institutions are not prohibited from acting in other capacities for investment companies, such as providing shareholder services. Should future legislative, judicial or administrative action prohibit or restrict the activities of financial institutions in connection with providing shareholder services, the Trust may be required to alter materially or discontinue its arrangements with such financial institutions.

For the fiscal year ended February 28, 1995, the Portfolios incurred the following distribution expenses:

==================================================================================================================================
                                                           Total Dist.      Amount
                                                             Expenses    Paid to 3rd
                                              Total Dist.      as         Parties by     Sales    Printing  Other
              Portfolio                Class   Expenses     a % of net     SFS for      Expenses   Costs    Costs*
                                                             assets      Distributor
                                                                           Related
                                                                           Services
----------------------------------------------------------------------------------------------------------------------------------


                                         A     $562,142     .12%          $0             $562,142   $0      $0
                                    ----------------------------------------------------------------------------------------------
Core International Equity Portfolio

                                         D       $62         .37%          $0               $62     $0      $0
                                    ----------------------------------------------------------------------------------------------

European Equity Portfolio                A     $21,539       .10%          $0             $21,539   $0      $0
----------------------------------------------------------------------------------------------------------------------------------
Pacific Basin Equity Portfolio           A     $21,262       .11%          $0             $21,262   $0      $0
----------------------------------------------------------------------------------------------------------------------------------


==================================================================================================================================
                                                           Total Dist.      Amount
                                                             Expenses    Paid to 3rd
                                              Total Dist.      as         Parties by     Sales    Printing  Other
              Portfolio                Class   Expenses     a % of net     SFS for      Expenses   Costs    Costs*
                                                             assets      Distributor
                                                                           Related
                                                                           Services
----------------------------------------------------------------------------------------------------------------------------------

Emerging Markets Equity Portfolio        A        $385       .11%          $0                $385   $0      $0
----------------------------------------------------------------------------------------------------------------------------------
International Fixed Income               A     $39,602       .12%          $0             $39,602   $0      $0
Portfolio
==================================================================================================================================

   *Costs of complying with securities laws pertaining to the distribution of shares.


TRUSTEES AND OFFICERS OF THE TRUST

The Trustees and executive officers of the Trust and their principal occupations for the last five years are set forth below. Each may have held other positions with the named companies during that period. Unless otherwise noted, the business address of each Trustee and executive officer is SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087. Certain trustees and officers of the Trust also serve as trustees and officers of some or all of the following: SEI Daily Income Trust; SEI Liquid Asset Trust; SEI Tax Exempt Trust; SEI Index Funds; SEI Institutional Managed Trust; The Pillar Funds; Stepstone Funds; The Compass Capital Group of Funds; FFB Lexicon Funds; The Advisors' Inner Circle Fund; CUFUND; STI Classic Funds; CoreFunds, Inc.; First American Funds, Inc.; First American Investment Funds, Inc.; The Arbor Fund; 1784 Funds; Marquis/SM/ Funds; Morgan Grenfell Investment Rust; The PBHG Funds, Inc.; First American Mutual Funds; Nationar Funds, Inc.; Tax Exempt Housing Reserve Fund; Inventor Funds, Inc.; Insurance Investment Products Trust; and Rembrandt Funds, open-end management investment companies which are managed by SEI Financial Management Corporation and distributed by SEI Financial Services Company ("SFS").

ROBERT A. NESHER - Chairman of the Board of Trustees* - Retired since 1994. Director, Executive Vice President of SEI Corporation - 1986-1994. Director and Executive Vice President of the Manager and Executive Vice President of the Distributor since September 1981.

RICHARD F. BLANCHARD - Trustee** - P.O. Box 76, Canfield Road, Convent Station, NJ 07961. Private Investor. Director of AEA Investors Inc. (acquisition and investment firm) June 1981-86, Director of Baker Hughes Corp. (oil service company) 1976-88. Director of Imperial Clevite Industries (transportation equipment company) 1981-87. Executive Vice President of American Express Company (financial services company), responsible for the investment function, before June 1981.

WILLIAM M. DORAN - Trustee* - 2000 One Logan Square, Philadelphia, PA 19103. Partner, Morgan, Lewis & Bockius, counsel to the Trust, Manager and Distributor, Director and Secretary of SEI and Secretary of the Manager and Distributor.

F. WENDELL GOOCH - Trustee** - P.O. Box 190, Paoli, IN 47454. President, Orange County Publishing Co., Inc., since October 1981. Publisher of the Paoli News and the Paoli Republican and Editor of the Paoli Republican since January 1981, President, H & W Distribution, Inc. since July 1984. Trustee of STI Classified Funds.

FRANK E. MORRIS - Trustee - 105 Walpole Street, Dover, MA 02030. Retired since 1990. Peter Drucker Professor of Management, Boston College, 1989-1990. President, Federal Reserve Bank of Boston, 1968-1988. Trustee of The Arbor Fund, Marquis Funds, Advisors' Inner Circle Fund, Advisors' Inner Circle Fund II, Inc. and FFB Lexicon Funds.

JAMES M. STOREY - Trustee** - Ten Post Office Square South, Boston, Massachusetts 02109. Retired since 1993. Formerly Partner, Dechert, Price & Rhoads (law firm).

DAVID G. LEE - President, Chief Executive Officer - Senior Vice President of the Manager and Distributor since 1993. Vice President of the Manager and Distributor, 1991-1993. President, GW Sierra Trust Funds prior to 1991.

CARMEN V. ROMEO - Treasurer, Assistant Secretary - Director, Executive Vice President, Chief Financial Officer and Treasurer of SEI since 1977. Director and Treasurer of the Manager and Distributor since 1981.

SANDRA K. ORLOW - Vice President, Assistant Secretary - Vice President and Assistant Secretary of the Manager and Distributor since 1988.

ROBERT B. CARROLL - Vice President, Assistant Secretary - Vice President, Assistant Secretary of SEI Corporation, the Manager and Distributor since 1994. United States Securities and Exchange Commission, Division of Investment Management, 1990-1994. Associate, McGuire, Woods, Battle & Boothe (law firm) prior to 1990.

KATHRYN L. STANTON - Vice President, Assistant Secretary - Vice President, Assistant Secretary of SEI Corporation, the Manager and Distributor since 1994; Associate, Morgan, Lewis & Bockius (law firm), 1989 to 1994.

KEVIN P. ROBINS - Vice President, Assistant Secretary - Senior Vice President and General Counsel of SEI Corporation, the Manager and Distributor since 1994. Vice President of SEI Corporation, the Manager and Distributor 1992-1994. Associate, Morgan, Lewis & Bockius (law firm) prior to 1992.

JEFFREY A. COHEN - Controller, Assistant Secretary - SEI Corporation, 1991 to present. Senior Accountant, Price Waterhouse, 1988 to 1991.

TODD CIPPERMAN - Vice President, Assistant Secretary - SEI, the Administrator and the Distributor since 1995. Associate, Dewey Ballantine (law firm) 1994-1995. Associate, Winston & Strawn (law firm) 1991-1994.

RICHARD W. GRANT - Secretary - 2000 One Logan Square, Philadelphia, PA 19103, Partner, Morgan, Lewis & Bockius, counsel to the Trust, Manager and Distributor.

JOHN H. GRADY, JR. - Assistant Secretary - 1800 M Street, N.W., Washington, D.C., Partner, Morgan, Lewis & Bockius, counsel to the Trust, Manager and Distributor.

============================================================
* Messrs. Nesher and Doran are Trustees who may be deemed to be "interested persons" of the Trust as the term is defined in the 1940 Act.

**Messrs. Blanchard, Gooch and Storey serve as members of the Audit Committee of the Trust.

The Trustees and officers of the Trust own less than 1% of the outstanding shares of the Trust. The Trust pays the fees for disinterested Trustees. Compensation of officers and affiliated Trustees of the Trust is paid by the Manager. For the fiscal year ended February 28, 1995, the Trust paid approximately $20,725 in fees to the Trustees who are not "interested persons" as defined in the 1940 Act.



                                                        Compensation Table
===================================================================================================================================

Name of Person,                 Aggregate                  Pension or Retirement      Estimated Annual        Total Compensation
Position                        Compensation From          Benefits Accrues as Part   Benefits Upon           From Registrant and
                                Registrant for the FYE     of Fund Expenses           Retirement              Fund Complex Paid to
                                February 28, 1995                                                             Directors for the FYE
                                                                                                              February 28, 1995
-----------------------------------------------------------------------------------------------------------------------------------
Edward Binshadler, Trustee*     $4,145                     $0                         $0                      $56,250
-----------------------------------------------------------------------------------------------------------------------------------

Richard Blanchard, Trustee      $4,145                     $0                         $0                      $75,000
-----------------------------------------------------------------------------------------------------------------------------------

F. Wendell Gooch, Trustee       $4,145                     $0                         $0                      $75,000
-----------------------------------------------------------------------------------------------------------------------------------

Frank Morris, Trustee           $4,145                     $0                         $0                      $75,000
-----------------------------------------------------------------------------------------------------------------------------------
James Storey, Trustee           $4,145                     $0                         $0                      $75,000
===================================================================================================================================

* As of December 7, 1994, Edward Binshadler no longer serves as a Trustee.

PERFORMANCE

From time to time, the Trust may advertise yield and/or total return for one or more of the Portfolios. These figures will be based on historical earnings and are not intended to indicate future performance.

The total return of a Portfolio refers to the average compounded rate of return to a hypothetical investment for designated time periods (including, but not limited to, the period from which the Portfolio commenced operations through the specified date), assuming that the entire investment is redeemed at the end of each period. In particular, total return will be calculated according to the following formula: P(1 + T)n = ERV, where P = a hypothetical initial payment of $1,000; T = average annual total return; n = number of years; and ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the designated time period as of the end of such period.

Based on the foregoing, the average annual total return for the Portfolios from inception through February 28, 1995 and for the one, five and ten year periods ended February 28, 1995 were as follows:


================================================================================
            Portfolio               Class      Average Annual Total Return
                                          --------------------------------------
                                             One      Five   Ten      Since
                                             Year     Year   Year    Inception
--------------------------------------------------------------------------------
Core International Equity           A      (7.67)%   2.99%   *       2.13%
 Portfolio                         ---------------------------------------------
                                    D      (7.95)%   2.93    *       2.08
                                   ---------------------------------------------
European Equity Portfolio           A      *         *       *       (0.48)%
                                   ---------------------------------------------
                                    D      *         *       *       *
                                   ---------------------------------------------
Pacific Basin Equity Portfolio      A      *         *       *       (15.00)%
                                   ---------------------------------------------
                                    D      *         *       *       *
                                   ---------------------------------------------
Emerging Markets Equity             A      *         *       *       *
Portfolio
                                   ---------------------------------------------




================================================================================
            Portfolio               Class      Average Annual Total Return
                                           -------------------------------------
                                             One      Five   Ten      Since
                                             Year     Year   Year    Inception
                                   ---------------------------------------------
                                     D      *         *       *      *
--------------------------------------------------------------------------------
International Fixed Income           A      8.43%     *       *      7.81%
 Portfolio
                                    --------------------------------------------
                                     D      *         *       *      *
================================================================================

   *Not in operation during such period

From time to time, the Trust may advertise the yield of the International Fixed Income Portfolio. The yield of the Portfolio refers to the annualized income generated by an investment in the Portfolio over a specified 30-day period. The yield is calculated by assuming that the income generated by the investment during that period is generated for each like period over one year and is shown as a percentage of the investment. In particular, yield will be calculated according to the following formula: Yield = 2([(a-b) divided by cd + 1]/6/ - 1) where a = dividends and interest earning during the period; b = expenses accrued for the period (net of reimbursement); c = the current daily number of shares outstanding during the period that were entitled to receive dividends; and d = the maximum offering price per share on the last day of the period.

Actual yields will depend on such variables as asset quality, average asset maturity, the type of instruments a Portfolio invests in, changes in interest rates on money market instruments, changes in the expenses of a Portfolio and other factors.

Yields are one basis upon which investors may compare a Portfolio with other mutual funds; however, yields of other mutual funds and other investment vehicles may not be comparable because of the factors set forth above and differences in the methods used in valuing portfolio instruments.

For the 30-day period ended February 28, 1995, the yield for the International Fixed Income Portfolio was 5.59%.

The Portfolios may, from time to time, compare their performance to other mutual funds tracked by mutual fund rating services, to broad groups of comparable mutual funds or to unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs.

PURCHASE AND REDEMPTION OF SHARES

The Trust reserves the right to suspend the right of redemption and/or to postpone the date of payment upon redemption for any period during which trading on the New York Stock Exchange is restricted, or during the existence of an emergency (as determined by the SEC by rule or regulation) as a result of which disposal or evaluation of the portfolio securities is not reasonably practicable, or for such other periods as the SEC may by order permit. The Trust also reserves the right to suspend sales of shares of the Portfolios for any period during which the New York Stock Exchange, the Manager, the Advisers, the Distributor and/or the Custodians are not open for business.

It is currently the Trust's policy to pay for all redemptions in cash. The Trust retains the right, however, to alter this policy to provide for redemptions in whole or in part by a distribution in kind of securities held by a Portfolio in lieu of cash. Shareholders may incur brokerage charges on the sale of redemptions. However, a shareholder will at all times be entitled to aggregate cash redemptions from a Portfolio of the Trust during any 90-day period of up to the lesser of $250,000 or 1% of the Trust's net assets in cash.

A gain or loss for federal income tax purposes would be realized by a shareholder subject to taxation upon an in-kind redemption depending upon the shareholder's basis in the shares of the Portfolio redeemed.

Portfolio securities may be traded on foreign markets on days other than Business Days or the net asset value of a Portfolio may be computed on days when such foreign markets are closed. In addition, foreign markets may close at times other than 4:00 p.m. Eastern time. As a consequence, the net asset value of a share of a Portfolio may not reflect all events that may affect the value of the Portfolio's foreign securities unless the Adviser determines that such events materially affect net asset value in which case net asset value will be determined by consideration of other factors.

Reductions in Sales Charges

In calculating the sales charge rates applicable to current purchases of Class D shares, members of the following affinity groups and clients of the following broker-dealers, each of which has entered into an agreement with the Distributor, are entitled to the following percentage-based discounts from the otherwise applicable sales charge:



Name of                    Percentage   Date Offer  Date Offer
Group                      Discount     Starts      Terminates
-------                    ----------   ----------  ----------

Countrywide                  100%        07/27/94    09/19/94

Funding Corp.                 50%        09/23/94    11/22/94

BHC Securities, Inc.          10%        12/29/94    N/A

First Security Investor       10%        12/29/94    N/A
Services, Inc.

Those members or clients who take advantage of a percentage-based reduction in the sales charge during the offering period noted above may continue to purchase shares at the reduced sales charge rate after the offering period relating to each such purchaser's affinity group or broker-dealer relationship has terminated.

Please contact the Distributor at 1-800-437-6016 for more information.

SHAREHOLDER SERVICES (Class D shares)

The following is a description of plans and privileges by which the sale charges imposed on the Class D shares of the Core International Equity, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios may be reduced.

Right of Accumulation: A shareholder qualifies for cumulative quantity discounts when his or her new investment, together with the current offering price value of all holdings of that shareholder in certain eligible portfolios, reaches a discount level. See "Purchase and Redemption of Shares" in the Prospectus for the sales charge on quantity purchases.

Letter of Intent: The reduced sales charges are also applicable to the aggregate amount of purchases made by a purchaser within a 13-month period pursuant to a written Letter of Intent provided to the Distributor that (i) does not legally bind the signer to purchase any set number of shares and (ii) provides for the holding in escrow by the Administrator of 5% of the amount purchased until such purchase is completed within the 13-month period. A Letter of Intent may be dated to include shares purchased up to 90 days prior to the date the Letter is signed. The 13-month period begins on the date of the earliest purchase. If the intended investment is not completed, the Administrator will surrender an appropriate number of the escrowed shares for redemption in order to recover the difference between the sales charge imposed under the Letter of Intent and the sales charge that would have otherwise been imposed.

Distribution Investment Option: Distributions of dividends and capital gains made by a Portfolio may be automatically invested in shares of another Portfolio if shares of that Portfolio are available for sale. Such investments will be subject to initial investment minimums, as well as additional purchase minimums. A shareholder considering the Distribution Investment Option should obtain and read the prospectus of the other Portfolios and consider the differences in objectives and policies before making any investment.

Reinstatement Privilege: A shareholder who has redeemed shares of a Portfolio has a one-time right to reinvest the redemption proceeds in shares of a Portfolio at their net asset value as of the time of reinvestment. Such a reinvestment must be made within 30 days of the redemption and is limited to the amount of the redemption proceeds. Although redemptions and repurchases of shares are taxable events, a reinvestment within such 30-day period in the same fund is considered a "wash sale" and results in the inability to recognize currently all or a portion of a loss realized on the original redemption for federal income tax purposes. The investor must notify the Transfer Agent at the time the trade is placed that the transaction is a reinvestment.

Exchange Privilege: Some or all of a Portfolio's Class D shares for which payment has been received (i.e., an established account), may be exchanged for Class D shares of other portfolios of the Trust or of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust and SEI Institutional Managed Trust ("SEI Funds"). Exchanges are made at net asset value plus any applicable sales charge. SEI Funds' portfolios that are not money market portfolios currently impose a sales charge on Class D shares. A shareholder who exchanges into one of these "non-money market" portfolios will have to pay a sales charge on any portion of the exchanged Class D shares for which he or she has not previously paid a sales charge. If a shareholder has paid a sales charge on Class D shares, no additional sales charge will be assessed when he or she exchanges those Class D shares for other Class D shares. If a shareholder buys Class D shares of a "non-money market" fund and receives a sales load waiver, he or she will be deemed to have paid the sales load for purposes of this exchange privilege. In calculating any sales charge payable on an exchange transaction, the SEI Funds will assume that the first shares a shareholder exchanges are those on which he or she has already paid a sales charge. Sales charge waivers may also be available under certain circumstances, as described in the Prospectuses. The Trust reserves the right to change the terms and conditions of the exchange privilege discussed herein, or to terminate the exchange privilege, upon sixty days' notice. Exchanges will be made only after proper instructions in writing or by telephone (an "Exchange Request") are received for an established account by the Distributor.

A shareholder may exchange the shares of a Portfolio's Class D shares, for which good payment has been received, in his or her account at any time, regardless of how long he or she has held his or her shares.

Each Exchange Request must be in proper form (i.e., if in writing, signed by the record owner(s) exactly as the shares are registered; if by telephone, proper account identification is given by the dealer or shareholder of record), and each exchange must involve either shares having an aggregate value of at least $1,000 or all the shares in the account. Each exchange involves the redemption of the shares of a Portfolio (the "Old Portfolio") to be exchanged and the purchase at net asset value (i.e., without a sales charge) of the shares of the other portfolios (the "New Portfolios"). Any gain or loss on the redemption of the shares exchanged is reportable on the shareholder's federal income tax return, unless such shares were held in a tax-deferred retirement plan or other tax-exempt account. If the Exchange Request is received by the Distributor in writing or by telephone on any business day prior to the redemption cut-off time specified in each Prospectus, the exchange usually will occur on that day if all the restrictions set forth above have been complied with at that time. However, payment of the redemption proceeds by the Old Portfolios, and thus the purchase of shares of the New Portfolios, may be delayed for up to seven days if the Portfolio determines that such delay would be in the best interest of all of its shareholders. Investment dealers which have satisfied criteria established by the Portfolios may also communicate a shareholder's Exchange Request to the Portfolios subject to the restrictions set forth above. No more than five exchange requests may be made in any one telephone Exchange Request.

Class D shares of the Core International Equity Portfolio are offered only to residents of states in which the shares are eligible for purchase.

TAXES

Qualification as a RIC

The following discussion of federal income tax consequences is based on the Code and the regulations issued thereunder as in effect on the date of this Statement. New legislation, as well as administrative or court decisions, may significantly change the conclusions expressed herein and may have a retroactive effect with respect to the transactions contemplated herein.

In order to qualify for treatment as a regulated investment company ("RIC") under the Code, a Portfolio must distribute annually to its shareholders at least 90% of its investment company taxable income (generally, net investment income, including net short-term capital gain) ("Distribution Requirement") and must meet several additional requirements. Among these requirements are the following: (i) at least 90% of a Portfolio's gross income each taxable year must be derived from dividends, interest, payments with respect to securities loans and gains from the sale or other disposition of securities or foreign currencies or other income (including gains from forward contracts) derived with respect to its business of investing in securities or those currencies ("Income Requirement"); (ii) less than 30% of a Portfolio's gross income each taxable year may be derived from the sale or other disposition of any of the following that were held for less than three months: securities, options, futures, or forward contracts, or foreign currencies (or options, futures, or forward contracts thereon) that are not directly related to a Portfolio's principal business of investing in securities ("Short-Short Limitation"); (iii) at the close of each quarter of a Portfolio's taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, United States Government securities, securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount that does not exceed 5% of the value of a Portfolio's total assets and that does not represent more than 10% of the outstanding voting securities of the issuer; and
(iv) at the close of each quarter of a Portfolio's taxable year, not more than 25% of the value of its total assets may be invested in securities (other than United States Government securities or the securities of other RICs) of any one issuer or of two or more issuers which the Portfolio controls and which are engaged in the same, similar, or related trades or businesses.

The use of hedging strategies, such as entering into forward foreign currency contracts, involves complex rules that will determine for income tax purposes the character and timing of recognition of the income received in connection therewith by the Portfolio. Income from foreign currencies, and income from transactions in forward contracts that are directly related to a Portfolio's business of investing in securities or foreign currencies, will qualify as permissible income under the Income Requirement. Income from the disposition of foreign currencies, and forward foreign currency contracts on foreign currencies, that are not directly related to a Portfolio's principal business of investing in securities will be subject to the Short-Short Limitation if they are held for less than three months and may by regulation be excluded from qualifying income.

Notwithstanding the Distribution Requirement described above, which only requires a Portfolio to distribute at least 90% of its annual investment company taxable income and does not require any minimum distribution of net capital gain (the excess of net long-term capital gain over net short-term capital loss), a Portfolio will be subject to a nondeductible 4% federal excise tax to the extent it fails to distribute by the end of any calendar year 98% of its ordinary income for that year and 98% of its capital gain net income (the excess of short and long-term capital gains over short and long-term capital losses) for the one-year period ending on October 31 of that year, plus certain other amounts.

Any increase in value on a position that is part of a "designated hedge" will be offset by any decrease in value (whether realized or not) of the offsetting hedging position during the period of the hedge for purposes of determining whether a Portfolio satisfies the Short-Short Limitation. Thus, only the net gain (if any) from the designated hedge will be included in gross income for purposes of that Limitation.

If a Portfolio fails to qualify as a RIC for any year, all of its income will be subject to tax at corporate rates, and its distributions (including capital gains distributions) will be taxable as ordinary income dividends to its shareholders, subject to the dividends received deduction for corporate shareholders.

State Taxes

A Portfolio is not liable for any income or franchise tax in Massachusetts if it qualifies as a RIC for federal income tax purposes. Distributions by a Portfolio to shareholders and the ownership of shares may be subject to state and local taxes. Shareholders should consult their tax advisors regarding the state and local tax consequences of investments in a Portfolio.

Foreign Taxes

Dividends and interest received by a Portfolio may be subject to income, withholding or other taxes imposed by foreign countries and United States possessions that would reduce the yield on a Portfolio's securities. Tax conventions between certain countries and the United States may reduce or eliminate these taxes. Foreign countries generally do not impose taxes on capital gains with respect to investments by foreign investors. If more than 50% of the value of a Portfolio's total assets at the close of its taxable year consists of securities of foreign corporations, a Portfolio will be eligible to, and will, file an election with the Internal Revenue Service that will enable shareholders, in effect, to receive the benefit of the foreign tax credit with respect to any foreign and United States possessions income taxes paid by a Portfolio. Pursuant to the election, a Portfolio will treat those taxes as dividends paid to its shareholders. Each shareholder will be required to include a proportionate share of those taxes in gross income as income received from a foreign source and must treat the amount so included as if the shareholder had paid the foreign tax directly. The shareholder may then either deduct the taxes deemed paid by him or her in computing his or her taxable income or, alternatively, use the foregoing information in calculating the foreign tax credit (subject to significant limitations) against the shareholder's federal income tax. If a Portfolio makes the election, it will report annually to its shareholders the respective amounts per share of the Portfolio's income from sources within, and taxes paid to, foreign countries and United States possessions.

PORTFOLIO TRANSACTIONS

The Trust has no obligation to deal with any dealer or group of dealers in the execution of transactions in portfolio securities. Subject to policies established by the Trustees, the Adviser is responsible for placing orders to execute Portfolio transactions. In placing orders, it is the Trust's policy to seek to obtain the best net results taking into account such factors as price (including the applicable dealer spread), size, type and difficulty of the transaction involved, the firm's general execution and operational facilities, and the firm's risk in positioning the securities involved. While the Adviser generally seeks reasonably competitive spreads or commissions, the Trust will not necessarily be paying the lowest spread or commission available. The Trust will not purchase portfolio securities from any affiliated person acting as principal except in conformity with the regulations of the SEC.

The Trust does not expect to use one particular dealer, but, subject to the Trust's policy of seeking the best net results, dealers who provide supplemental investment research to the Advisers may receive orders for transactions by the Trust. Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser under the Advisory Agreement, and the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such supplemental information. These research services include advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities; furnishing of analyses and reports concerning issuers, securities or industries; providing information on economic factors and trends, assisting in determining portfolio performance evaluation and technical market analyses. Such services are used by the Adviser in connection with its investment decision-making process with respect to one or more funds and accounts managed by it, and may not be used exclusively with respect to the fund or account generating the brokerage.

The money market securities in which a Portfolio invests are traded primarily in the over-the-counter market. Bonds and debentures are usually traded over-the-counter, but may be traded on an exchange. Where possible, each Adviser will deal directly with the dealers who make a market in the securities involved except in those circumstances where better prices and execution are available elsewhere. Such dealers usually are acting as principal for their own account. On occasion, securities may be purchased directly from the issuer. Money market securities are generally traded on a net basis and do not normally involve either brokerage commissions or transfer taxes. The cost of executing portfolio securities transactions of a Portfolio will primarily consist of dealer spreads and underwriting commissions.

It is expected that the Portfolios may execute brokerage or other agency transactions through the Distributor, a registered broker-dealer, for a commission, in conformity with the 1940 Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Under these provisions, the Distributor is permitted to receive and retain compensation for effecting portfolio transactions for a Portfolio on an exchange if a written contract is in effect between the Distributor and the Trust expressly permitting the Distributor to receive and retain such compensation. These provisions further require that commissions paid to the Distributor by the Trust for exchange transactions not exceed "usual and customary" brokerage commissions. The rules define "usual and customary" commissions to include amounts which are "reasonable and fair compared to the commission, fee or other renumeration received or to be received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time." The Trustees, including those who are not "interested persons" of the Trust, have adopted procedures for evaluating the reasonableness of commissions paid to the Distributor and will review these procedures periodically.

In addition, SFM has adopted a policy respecting the receipt of research and related products and services in connection with transactions effected for Portfolios operating within the "Manager of Managers" structure. Under this policy, SFM and the various firms that serve as sub-advisers to certain Portfolios of the Trust, in the exercise of joint investment discretion over the assets of a Portfolio, will direct a substantial portion of a Portfolio's brokerage to the Distributor in consideration of the Distributor's provision of research and related products to SFM for use in performing its advisory responsibilities. All such transactions directed to the Distributor must be accomplished in a manner that is consistent with the Trust's policy to achieve best net results, and must comply with the Trust's procedures regarding the execution of transactions through affiliated brokers.



+===================================================================================================================================

                                Total Brokerage             Amount Paid to                                        Amount Paid to
                                Commission (000)           Distributor(000)        % Paid to Distributor         Affiliates (000)
                            --------------------------------------------------------------------------------------------------------
                             1993     1994     1995     1993     1994     1995     1993     1994     1995     1993     1994     1995
====================================================================================================================================


Core International Equity    $405     $783     $1,482    $0       $0       $0       0%       0%       0%       $       $49      $171
Portfolio
------------------------------------------------------------------------------------------------------------------------------------

European Equity Portfolio      *        *         $66     *        *       $0       *        *        0%        *       *        $20
------------------------------------------------------------------------------------------------------------------------------------

Pacific Basin Equity           *        *        $157     *        *       $0       *        *        0%        *       *        $20
Portfolio
------------------------------------------------------------------------------------------------------------------------------------

Emerging Markets Equity        *        *         $26     *        *       $0       *        *        0%        *       *         $0
Portfolio
------------------------------------------------------------------------------------------------------------------------------------

International Fixed Income     *       $0          $0     *       $0       $0       *        0%       0%        *       *         *
Portfolio
====================================================================================================================================


 *Not in operation during such period.

The principal reason for the increase in brokerage commissions paid by the Core International Equity Portfolio in the last three fiscal years was the growth of the assets in the Core International Equity Portfolio.

For the fiscal years ended February 28, 1993, February 28, 1994 and February 28, 1995, the following sales loads were charged to Class D shares:

=========================================================================================================
                                                                                   Dollar Amount of Load
                                                   Dollar Amount of Load(000)       Retained by SFS(000)
                                                  -------------------------------------------------------

Portfolio                                          1993     1994     1995          1993    1994     1995
----------------------------------------------------------------------------------------------------------
Core International Equity Portfolio - Class D       *        *        $0            *       *        $0
==========================================================================================================

* Not in operation during the period.


For the fiscal year ended February 28, 1995, the following commissions were paid on brokerage transactions pursuant to an agreement or understanding, to brokers because of research services provided by the brokers:



=============================================================================================================
                           Brokerage Commissions               Total Amount of   % of Directed Brokerage
                               for Research                      Transactions       to Total Brokerage
--------------------------------------------------------------------------------------------------------------

Core International Equity
Portfolio                               $11,950                   $7,970,000               .15%
--------------------------------------------------------------------------------------------------------------

European Equity Portfolio               $ 1,506                     $726,267               .21%
--------------------------------------------------------------------------------------------------------------
Pacific Basin Equity Portfolio                0                            0                 0%
--------------------------------------------------------------------------------------------------------------
Emerging markets Equity                    $714
Portfolio
--------------------------------------------------------------------------------------------------------------
International Fund Income
Portfolio                                 N/A                         N/A                   N/A
==============================================================================================================

The Trust is required to identify any securities of its "regular brokers or dealers" (as such term is defined in the 1940 Act) which the Trust has acquired during its most recent fiscal year. As of February 28, 1995, the Core International Equity Portfolio had entered into a repurchase agreement in the amount of approximately $2,099,539 with J.P. Morgan Securities Inc. ("J.P. Securities"), a wholly owned subsidiary of J.P. Morgan Co. Incorporated, and the International Fixed Income Portfolio had entered into a repurchase agreement in the amount of approximately $2,010,980 with Prudential Mortgage. J.P. Securities and Prudential Mortgage are considered "regular brokers or dealers" of the Trust.

Since the Trust does not market its shares through intermediary brokers or dealers, it is not the Trust's practice to allocate brokerage or principal business on the basis of sales of its shares which may be made through such firms. However, the Adviser may place Portfolio orders with qualified broker-dealers who recommend the Trust to clients, and may, when a number of brokers and dealers can provide best price and execution on a particular transaction, consider such recommendations by a broker or dealer in selecting among broker-dealers.

It is expected that the portfolio turnover rate for each Portfolio will normally not exceed 100% for a Portfolio. The portfolio turnover rate for the Core International Equity Portfolio would exceed 100% if all of its securities, exclusive of United States Government securities and other securities whose maturities at the time of acquisition are one year or less, are replaced in the period of one year. Turnover rates may vary from year to year and may be affected by cash requirements for redemptions and by requirements which enable the Portfolio to receive favorable tax treatment.

DESCRIPTION OF SHARES

The Declaration of Trust authorizes the issuance of an unlimited number of shares of each Portfolio, each of which represents an equal proportionate interest in that Portfolio. Each share upon liquidation entitles a shareholder to a pro rata share in the net assets of that Portfolio. Shareholders have no preemptive rights. The Declaration of Trust provides that the Trustees of the Trust may create additional portfolios of shares or classes of portfolios. Share certificates representing the shares will not be issued.

LIMITATION OF TRUSTEES' LIABILITY

The Declaration of Trust provides that a Trustee shall be liable only for his own willful defaults and, if reasonable care has been exercised in the selection of officers, agents, employees or administrators, shall not be liable for any neglect or wrongdoing of any such person. The Declaration of Trust also provides that the Trust will indemnify its Trustees and officers against liabilities and expenses incurred in connection with actual or threatened litigation in which they may be involved because of their offices with the Trust unless it is determined in the manner provided in the Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the Trust. However, nothing in the Declaration of Trust shall protect or indemnify a Trustee against any liability for his wilful misfeasance, bad faith, gross negligence or reckless disregard of his duties.

VOTING

Where the Prospectuses for the Portfolios or Statement of Additional Information state that an investment limitation or a fundamental policy may not be changed without shareholder approval, such approval means the vote of (i) 67% or more of a Portfolio's shares present at a meeting if the holders of more than 50% of the outstanding shares of the Portfolio are present or represented by Proxy, or (ii) more than 50% of a Portfolio's outstanding shares, whichever is less.

SHAREHOLDER LIABILITY

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of such a Trust could, under certain circumstances, be held personally liable as partners for the obligations of the Trust. Even if, however, the Trust were held to be a partnership, the possibility of the shareholders' incurring financial loss for that reason appears remote because the Trust's Declaration of Trust contains an express disclaimer of shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by or on behalf of the Trust or the Trustees, and because the Declaration of Trust provides for indemnification out of the Trust property for any shareholders held personally liable for the obligations of the Trust.

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

As of April 1, 1995, the following persons were the only persons who were record owners (or to the knowledge of the Trust, beneficial owners) of 5% or more of the shares of the Portfolios. The Trust believes that most of the shares referred to below were held by the below persons in accounts for their fiduciary, agency or custodial customers.

Core International Equity Portfolio- Class A:  Eagle Trust Company, attn:
Suzanne O'Boyle, 680 East Swedesford Road, Wayne, PA 19087, 30.18%; ACO, c/o Integra Trust Services, attn: Karen White, Trust Securities Section 2 032, 300 Fourth Avenue, Pittsburgh, PA 15278-2232, 14.98%; Bellford & Co., c/o Perrybell Investments, Inc., attn: Dawn Ohmann, 601 Lakeshore Parkway, Suite 350, Minnetonka, MN 55343, 5.89%.

Core International Equity Portfolio- Class D: Relico, P.O. Box 48449, Atlanta, GA 30362-1449, 18.84%: Eagle Trust Company, Custodian for IRA of Pamela A Olson, 1690 N. Foxboro Loop, Crystal River, FL 34429, 8.56%; Frost National Bank, Custodian for IRA of Richard Torres, 4622 Sunny Walk, San Antonio, TX 78217, 5.28%, Frost National Bank, Custodian for IRA of Jennifer M. Littlejohn, 3225 Manassas, Corpus Christi, TX 78410, 17.56%; Frost National Bank, Custodian for IRA of George Arias, 15026 Digger, San Antonio, TX 78247, 21.21%.

European Equity Portfolio- Class A: Eagle Trust Company, attn: Suzanne O'Boyle, 680 East Swedesford Road, Wayne, PA 19087, 82.82%.

Pacific Basin Equity Portfolio- Class A: Eagle Trust Company, attn: Suzanne O'Boyle, 680 East Swedesford Road, Wayne, PA 19087, 82.49%.

Emerging Markets Equity Portfolio- Class A: Eagle Trust Company, attn: Suzanne O'Boyle, 680 East Swedesford Road, Wayne, PA 19087, 65.56%; Patterson & Co., c/o CoreStates Bank NA, P.O. Box 7829, Philadelphia, PA 19101, 31.16%.

International Fixed Income Portfolio- Class A:  Eagle Trust Company, attn:
Suzanne O'Boyle, 680 East Swedesford Road, Wayne, PA 19087, 61.47%

EXPERTS

The financial statements in this Statement of Additional Information and the Financial Highlights included in the Prospectus have been audited by Price Waterhouse LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

FINANCIAL STATEMENTS

Following are (1) the audited financial statements for the fiscal year ended February 28, 1995, including the financial highlights, appearing in the Trust's 1995 Annual Report to Shareholders, and the Report thereon of Price Waterhouse LLP, independent accountants, and (2) the unaudited financial statements for the period January 17, 1995 through May 17, 1995 for the Emerging Markets Equity Portfolio.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
To the Shareholders and Board of Trustees
SEI International Trust

In our opinion, the accompanying statement of net assets and where applicable, the schedules of investments and statements of assets and liabilities, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Core International Equity, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios of SEI International Trust (the "Fund") at February 28, 1995, the results of each of their opera-tions, the changes in each of their net assets and the financial highlights for each of the respective periods presented, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these finan-cial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which re-quire that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and dis-closures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall finan-cial statement presentation. We believe that our audits, which included confir-mation of securities at February 28, 1995 by correspondence with the custodians and brokers and the application of alternative auditing procedures where con-firmations from brokers were not received, provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Philadelphia, PA
April 11, 1995

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
SEI International Trust -- February 28, 1995
CORE INTERNATIONAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                Market
                                                Value
Description                           Shares    (000)
-------------------------------------------------------

FOREIGN COMMON STOCKS -- 98.7%
AUSTRALIA -- 7.0%
 Australia & New Zealand Bank Group    531,827 $  1,864
 Australian National                 1,128,000    1,124
 Boral                                 450,000    1,205
 Brambles                              179,441    1,700
 Broken Hill Proprietary               427,100    5,894
 Burns Philip                          209,326      502
 Coles Myer                            236,100      791
 Lend Lease                             46,000      577
 National Australia Bank               350,272    2,822
 Newscorp                              308,456    1,372
 Pioneer                               761,900    1,833
 SA Breweries                          383,350      883
 Westpac Banking                       682,707    2,519
                                               --------
                                                 23,086
                                               --------
BELGIUM -- 2.9%
 Electrabel                             11,400    2,233
 Fortis                                  8,600      741
 Groupe Bruxelles Lambert                5,500      669
 Kredietbank                             6,810    1,434
 Petrofina                               2,330      685
 Societe Generale de Belgique           25,820    1,763
 Solvay                                  1,500      776
 Tractebel                               3,000      915
 Union Miniere*                          6,800      447
                                               --------
                                                  9,663
                                               --------
CANADA -- 2.6%
 Alcan Aluminum                         17,100      416
 Bank of Montreal                       54,500    1,061
 Bank of Nova Scotia                    86,900    1,715
 Canadian Imperial Bank of Commerce     71,200    1,738
 Imperial Oil                           24,900      847
 Nova Corporation of Alberta            91,200      736
 Oshawa Group                           15,300      206
 Royal Bank of Canada                   43,200      892
 Seagram                                30,200      929
                                               --------
                                                  8,540
                                               --------
FRANCE -- 10.4%
 Banque National de Paris               19,400      860
 Cap Gemini Sogeti                      30,000      979
 Christian Dior                         21,000    1,678
 Cie Bancaire                           17,450    1,656
 Cie de Saint Gobain                    26,121    3,075
 Cie Financier de Suez                   8,800      386
 Cie Generale D'Industrie Et de Part     4,000      816

--------------------------------------------------------------------------------

                                            Market
                                            Value
Description                       Shares    (000)
---------------------------------------------------

 Cie Generale de Eaux               31,330 $  2,900
 Colas                               3,000      497
 Credit Local de France             21,800    1,734
 De Dietrich Et Compagnie              750      395
 Ecco                                4,400      517
 Epeda Bertrand Faure                3,650      669
 Financiere Poliet                   6,150      472
 Groupe de La Cite                   5,760      833
 Lafarge Coppee                     28,650    1,848
 LVMH Moet Hennessy                 14,811    2,367
 Michelin "B"*                      26,300    1,051
 Pechiney                           17,500    1,177
 Peugeot                            15,025    2,050
 Saint Louis-Bouchon                 5,250    1,435
 Societe Nationale Elf Aquitaine    59,291    4,256
 Sommer Allibert                       900      306
 Total Compaigne "B"                37,637    2,081
                                           --------
                                             34,038
                                           --------
GERMANY -- 4.1%
 BASF                               17,600    3,898
 Bayer                              11,017    2,717
 Degussa                             4,200    1,349
 Hochtief                            2,100    1,192
 Hoechst                             7,350    1,635
 Karstadt                            3,400    1,373
 Man                                 4,600    1,297
                                           --------
                                             13,461
                                           --------
HONG KONG -- 2.6%
 China Light & Power               162,200      791
 Hang Seng Bank                    103,000      640
 Henderson Investment            1,098,000      767
 Hong Kong Telecommunications      116,000      209
 HSBC Holdings                     150,000    1,576
 Kumagai Gumi                      424,000      293
 New World China Fund               88,000      933
 Regal Hotels                    3,940,000      759
 Sino Land                       2,034,000    1,631
 Varitronix                        653,000      955
                                           --------
                                              8,554
                                           --------
ITALY -- 2.8%
 Fiat SPA*                         482,000    1,212
 Fidis                             282,600      639
 Mondadori                         140,000      896
 Olivetti*                       1,000,000    1,113
 Rinascente di Risp                 49,000      132
 SAI di Risp                       101,000      469
 STET                              582,900    1,622

STATEMENT OF NET ASSETS
--------------------------------------------------------------------------------
SEI International Trust -- February 28, 1995
CORE INTERNATIONAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                      Market
                                      Value
Description                 Shares    (000)
---------------------------------------------

 Telecom Italia              540,000 $  1,303
 Telecom Italia di Risp      970,400    1,884
                                     --------
                                        9,270
                                     --------
JAPAN -- 30.9%
 Advantest                    37,000      954
 Amada                        75,000      746
 Aoyama Trading               77,000    1,324
 Asahi Chemical               72,000      477
 Asahi Glass                  89,000      986
 Canon                        25,000      373
 Central Glass*               60,000      230
 Chiba Kogyo Bank              1,100       48
 Chubu Electric Power         34,000      828
 Citizen Watch               122,000      840
 Dai Nippon Ink & Chemical   368,000    1,608
 Dai Nippon Printing         158,000    2,340
 Daicel Chemical              39,000      184
 Daido Steel                 278,000    1,368
 Daihatsu Motor              371,000    1,729
 Daikin Industries           172,000    1,286
 Daikyo                      222,000    1,607
 Daito Trust Construction     87,000      748
 Daiwa Bank                  128,000    1,069
 Daiwa House                  87,000    1,271
 Daiwa Securities            177,000    1,980
 Fanuc                        18,900      771
 Fuji Photo Film              96,000    2,058
 Fujita                      108,000      579
 Fujitsu                     273,000    2,494
 Hankyu Realty                36,000      247
 Hino Motors                 190,000    1,496
 Hitachi                     609,000    5,330
 Hokkaido Takushoku Bank     232,000      800
 Honda Motor                 121,000    1,830
 Hyakugo Bank                 93,000      583
 Kagoshima Bank              116,000      847
 Kirin Brewery               188,000    1,947
 Kishu Paper                  97,000      412
 Matsushita Electric         353,000    5,119
 Mitsubishi Estate           145,000    1,464
 Mitsubishi Gas Chemical     431,000    1,763
 Mitsubishi Paper             44,000      256
 Mitsui Fudosan              152,000    1,557
 Mitsui Trust & Banking      206,000    1,854
 Navix Line*                 517,000    1,483
 Nichii                       81,000      881
 Nikko Securities            118,000    1,080
 Nintendo                     23,700    1,249
 Nippon Chemical             104,000      787
 Nippon Credit Bank          101,000      520
 Nippon Meat Packers         103,000    1,344
 Nippon Sheet Glass          135,000      692

--------------------------------------------------------------------------------

                                             Market
                                             Value
Description                        Shares    (000)
----------------------------------------------------

 Nippon Steel                       137,000 $    480
 Nissan Fire & Marine Insurance      56,000      363
 Nissan Motors                      263,000    1,801
 NKK*                               384,000      990
 NSK                                159,000      980
 Obayashi                           172,000    1,301
 Orient                             118,000      631
 Orix                                31,000    1,085
 Osaka Gas                          656,000    2,412
 Pioneer Electronics                 70,000    1,494
 Sangetsu                             1,000       26
 Seino Transportation                59,000      929
 Sekisui House                      228,000    2,574
 Shimizu                            126,000    1,253
 Shinmaywa Industries               103,000      882
 Skylark                             44,000      647
 Sumitomo Bank                      182,000    3,318
 Sumitomo Metal*                    751,000    2,155
 Sumitomo Realty & Development      110,000      599
 Taisei                             193,000    1,243
 Takeda Chemical                    192,000    2,227
 Tokyo Electric Power                87,500    2,374
 Tokyo Steel                         54,500    1,225
 Toray Industries                   429,000    2,693
 Toshiba                            598,000    3,784
 Victor of Japan*                   144,000    1,596
 Yokogawa Bridge                     41,000      531
                                            --------
                                             101,032
                                            --------
MALAYSIA -- 1.7%
 Faber Group*                     1,009,000      965
 Land and General                   280,500      797
 Malaysian International Shipping   668,000    1,832
 MBF Capital                        458,000      519
 Rashid Hussain                     378,000      992
 Westmont Berhad                     93,000      459
                                            --------
                                               5,564
                                            --------
NETHERLANDS -- 3.7%
 ABN Amro Holdings                   51,000    1,857
 Ahold                               52,000    1,674
 DSM                                 10,100      822
 Heineken                            10,800    1,695
 International Nederlanden           56,700    2,780
 KPN                                 25,600      905
 Philips Electronics                 76,665    2,543
                                            --------
                                              12,276
                                            --------
NEW ZEALAND -- 3.0%
 Carter Holt Harvey               1,027,837    2,265
 Fernz                               89,600      298

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   Market
                                                   Value
Description                              Shares    (000)
----------------------------------------------------------

 Fisher & Paykel                          130,400 $    334
 Fletcher Challenge                       889,400    2,214
 Fletcher Challenge Forest                266,700      338
 Lion Nathan                              498,600      947
 Telecom Corporation of New Zealand       685,600    2,375
 Telecom Corporation of New Zealand ADR    20,200    1,119
                                                  --------
                                                     9,890
                                                  --------
NORWAY -- 0.6%
 Den Norske Bank "B"*                     242,909      640
 Kvaerner "B"                              30,000    1,302
                                                  --------
                                                     1,942
                                                  --------
SINGAPORE -- 2.8%
 Creative Technology*                      72,800      819
 DBS Land                                 184,000      480
 Fraser and Neave                          54,000      570
 Jardine Matheson Holdings                155,000    1,426
 Jardine Strategic Holdings               166,000      618
 Sembawang Maritime                       129,000      539
 Singapore Press "F"                       67,000    1,152
 Strait Steamship Land                    251,000      776
 United Overseas Bank "F"                 280,000    2,725
                                                  --------
                                                     9,105
                                                  --------
SPAIN -- 2.5%
 Banco Bilbao-Vizcaya                      23,480      627
 Banco de Santander                        19,200      689
 Banco Intercon                            11,800      969
 Banco Popular                              8,000    1,019
 Iberdrola                                293,900    1,843
 Repsol                                    33,800      968
 Telefonica de Espana                     143,000    1,788
 Viscofan Envoltura                        30,400      398
                                                  --------
                                                     8,301
                                                  --------
SWEDEN -- 1.0%
 Autoliv AB*                               10,000      369
 Pharmacia AB                             103,000    1,898
 Trelleborg AB "B"*                        80,000    1,109
                                                  --------
                                                     3,376
                                                  --------
SWITZERLAND -- 2.5%
 Holderbank Glarus                          2,250    1,670
 Nestle SA                                  2,020    1,954
 Roche Holdings                               354    1,964
 Schweiz Ruckversicherung                   3,210    1,927
 Zurich Versicherung                          800      766
                                                  --------
                                                     8,281
                                                  --------

--------------------------------------------------------------------------------

                                        Market
                                        Value
Description                   Shares    (000)
-----------------------------------------------

UNITED KINGDOM -- 17.6%
 AAH Holdings                   60,000 $    406
 ASDA Group                    630,000      675
 Bass                          170,000    1,359
 BAT Industries                210,347    1,385
 Booker                        102,000      604
 British Gas                   859,000    3,956
 British Petroleum             411,385    2,578
 BTR                           211,000    1,047
 Charter                        98,650    1,165
 Courtaulds                     30,000      199
 Dixons Group                  301,000    1,000
 Guinness                      263,500    1,733
 Hillsdown Holdings            457,000    1,287
 HSBC Holdings                  83,000      872
 HSBC Holdings                  40,300      423
 Imperial Metal                 40,000      196
 Lasmo*                        449,998    1,097
 Lloyds Abbey Life             160,000      868
 Lloyds Bank                   350,200    3,176
 London Electricty              35,000      398
 Marks & Spencer               164,000      967
 Midlands Electric              39,600      460
 Mirror Group                  196,000      419
 National Power                 65,000      477
 National Westminster          256,500    1,952
 Northern Foods                310,000    1,001
 Ocean Group                   239,500    1,057
 Peninsular & Oriental         209,700    1,872
 Reckitt & Coleman              10,625      105
 Royal Insurance               407,500    1,799
 RTZ                           155,955    1,818
 Sainsbury (J)                 149,490      970
 Scottish Power                190,000      986
 Sears                         586,000      918
 Smith (Wh) Group               97,000      637
 Smithkline Beecham Units      533,628    4,074
 Storehouse                    283,000      996
 Sun Alliance Group            343,900    1,693
 T & N                       1,070,000    2,726
 Tesco                         475,000    1,883
 Thames Water                  245,500    1,853
 Thorn EMI                      86,290    1,422
 Unilever                       43,000      796
 Whitbread "A"                 170,000    1,447
 Yorkshire Water               131,000    1,064
                                       --------
                                         57,816
                                       --------
Total Foreign Common Stocks
 (Cost $322,366)                        324,195
                                       --------

STATEMENT OF NET ASSETS/SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
SEI International Trust -- February 28, 1995

CORE INTERNATIONAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                       Market
                                                          Face Amount  Value
Description                                                  (000)     (000)
-------------------------------------------------------------------------------

REPURCHASE AGREEMENT -- 0.6%
 J.P. Morgan
  6.01%, dated 2/28/95, matures 3/1/95, repurchase price
  $2,099,539 (collateralized by Federal National Mortgage
  Association, 7.375%, due 12/25/21, par value
  $2,298,052; market value $2,155,098)                     $   2,100  $  2,100
                                                                      --------
Total Repurchase Agreement
 (Cost $2,100)                                                           2,100
                                                                      --------
Total Investments -- 99.3%
 (Cost $324,466)                                                       326,295
                                                                      --------
OTHER ASSETS AND LIABILITIES -- 0.7%
 Other Assets and Liabilities, Net                                       2,259
                                                                      --------
NET ASSETS:
 Portfolio shares of Class A (unlimited authorization --
   no par value) based on 34,249,039 outstanding shares
  of beneficial interest                                               318,688
 Portfolio shares of ProVantage Funds (unlimited
  authorization -- no par value) based on 5,286 shares of
  beneficial interest                                                       55
 Accumulated net realized gain on investments                           17,784
 Accumulated net realized loss on foreign currency
  transactions                                                          (8,715)
 Net unrealized depreciation on forward foreign currency
  contracts, foreign currencies and translation of other
  assets and liabilities denominated in foreign
  currencies                                                            (1,056)
 Net unrealized appreciation on investments                              1,829
 Accumulated net investment loss                                           (31)
                                                                      --------
Total Net Assets -- 100.0%                                            $328,554
                                                                      ========
Net Asset Value, Offering and Redemption Price Per
 Share -- Class A                                                     $   9.59
                                                                      ========
Net Asset Value and Redemption Price Per Share --
  ProVantage Funds                                                    $   9.56
                                                                      ========
Maximum Offering Price Per Share -- ProVantage Funds
 ($9.56 / 95%)                                                        $  10.06
                                                                      ========

*Non-income producing security
ADRAmerican Depository Receipt


EUROPEAN EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                          Market
                                           Value
Description                      Shares    (000)
--------------------------------------------------

FOREIGN COMMON STOCKS -- 94.3%
BELGIUM -- 1.3%
 Solvay                              900 $     466
                                         ---------
DENMARK -- 1.2%
 ISS International                13,700       423
                                         ---------
FINLAND -- 1.2%
 Nokia                             2,880       433
                                         ---------
FRANCE -- 10.1%
 Carrefour                         1,540       629
 Cetelem                           2,500       443
 Cie de Saint Gobain               3,600       424
 Cie Generale des Eaux             4,080       378
 Credit Foncier de France          2,790       363
 Galeries Lafayette                  750       307
 LVMH Moet Hennessey               3,890       621
 Societe Nationale Elf Aquitaine   7,000       502
                                         ---------
                                             3,667
                                         ---------
GERMANY -- 9.8%
 BASF                              2,200       487
 Beiersdorf                          517       344
 Hoechst                           1,860       414
 Hornbach Baumarket New              200       119
 Hornbach Holdings                   330       329
 Jungheinrich                      1,950       451
 Rhon Klinikum                       460       309
 SAP                                 745       621
 Wella                               680       468
                                         ---------
                                             3,542
                                         ---------
ITALY -- 2.7%
 Ansaldo Transport               125,920       324
 Benetton Group                   15,000       144
 Mediobanca Warrants*                272        --
 STET                            189,000       526
                                         ---------
                                               994
                                         ---------
NETHERLANDS -- 5.6%
 ABN Amro Holdings                 9,018       328
 Boskalis Westminster             15,150       297
 Reed Elsevier                    51,000       499
 International Nederlanden         7,820       383
 Royal Dutch Petroleum             4,630       523
                                         ---------
                                             2,030
                                         ---------
NORWAY -- 1.9%
 Norsk Hydro                      12,000       456
 Saga Petroleum "B"               17,640       219
                                         ---------
                                               675
                                         ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             Market
                                              Value
Description                          Shares   (000)
----------------------------------------------------

SPAIN -- 6.7%
 Autopistas Cesa                      36,362 $   302
 Continente*                          19,150     392
 Empresa Nacional de Electricidad      8,700     380
 Fomento de Construcciones Contratas   4,300     356
 Gas Natural SDG                       4,450     391
 Telefonica de Espana                 50,000     625
                                             -------
                                               2,446
                                             -------
SWEDEN -- 9.9%
 AGA Free "B"                         61,000     654
 Astra Free "B"                        8,300     206
 Electrolux "B"                        7,000     353
 Kalmar Industries*                   25,000     345
 Marieberg Tidnings "A"               14,000     334
 Mo Och Domsjo "B"*                   10,150     507
 Svenska Cellulosa*                   28,000     497
 Svenskt Stal "B"                      7,300     328
 Volvo Free "B"                       19,100     383
                                             -------
                                               3,607
                                             -------
SWITZERLAND -- 7.3%
 Brown Boveri & Cie                      590     515
 Holderbank Glarus                       697     517
 Nestle SA                               545     527
 Roche Holdings                          120     666
 Societe Generale de Surveillance        295     430
                                             -------
                                               2,655
                                             -------
UNITED KINGDOM -- 36.6%
 Abbey National                       60,000     418
 Argyll Group                         30,000     128
 BAT Industries                       60,000     395
 Blue Circle Industries               59,000     239
 Britannic Assurance                  16,000     130
 British Aerospace                    36,000     268
 British Aerospace New                 4,000      30
 British Airways                      53,000     327
 British Petroleum                   116,000     727
 British Sky Broadcasting*            86,000     345
 British Telecommunications          104,400     624
 BTR                                  70,000     347
 Commercial Union                     38,458     308
 Dalgety                              51,000     343
 De La Rue                            23,000     373
 English China Clay                   17,750      96
 General Electric                     67,000     308
 Glaxo Holdings                       38,700     388
 Granada Group                        56,000     451
 Grand Metropolitan                   69,500     421
 Great Universal Stores               33,000     266

--------------------------------------------------------------------------------

                                                                   Market
                                                                    Value
Description                                                Shares   (000)
--------------------------------------------------------------------------

 Hammerson "A"                                              51,500 $   264
 Harrison & Crossfield                                      62,000     140
 Heath, C.E.                                                18,000      70
 Lasmo*                                                    100,000     244
 Lex Service                                                24,000     106
 MEPC                                                       23,000     144
 Morrison Supermarket                                       87,000     191
 Mowlem, John*                                              40,400      57
 Next                                                       59,000     244
 Prudential                                                 74,000     357
 Reckitt & Coleman                                          46,625     462
 Reuters Holdings                                           55,000     386
 Rothman Units                                              58,000     412
 Royal Insurance                                            71,499     316
 Saatchi & Saatchi*                                         63,159      92
 Scottish Power                                             60,000     311
 Sears                                                      95,000     149
 Sedgwick Group                                             95,000     233
 Severn Trent                                               31,500     251
 Smithkline Beecham Units                                   93,000     710
 Smiths Industries                                          51,000     351
 Tate & Lyle                                                57,000     392
 Williams Holdings                                          85,000     440
                                                                   -------
                                                                    13,254
                                                                   -------
Total Foreign Common Stocks
 (Cost $34,071)                                                     34,192
                                                                   -------
FOREIGN PREFERRED STOCKS -- 0.0%
NETHERLANDS -- 0.0%
 International Nederlanden*                                  1,012       5
                                                                   -------
Total Foreign Preferred Stocks
 (Cost $1)                                                               5
                                                                   -------
Total Investments -- 94.3% (of net assets) (Cost $34,072)          $34,197
                                                                   =======

*Non-income producing security

PACIFIC BASIN EQUITY PORTFOLIO

FOREIGN COMMON STOCKS -- 93.1%
AUSTRALIA -- 4.6%
 Amcor                              16,000 $115
 Australia & New Zealand Bank Group 36,000  126
 Australian National                30,000   30
 Broken Hill Proprietary            19,000  262
 CRA                                10,000  128
 John Fairfax                       68,000  142
 Mayne Nickless                     26,000  118
 Newscorp                           40,000  178
 Normandy Poseidon                  50,000   64

SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
SEI International Trust -- February 28, 1995
PACIFIC BASIN EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                           Market
                                            Value
Description                        Shares   (000)
--------------------------------------------------

 Oil Search                         75,000 $    49
 Pancontinental Mining              60,000      77
 Western Mining                     31,125     167
 Woodside Petroleum                 17,000      63
                                           -------
                                             1,519
                                           -------
HONG KONG -- 10.0%
 Cheung Kong Holdings               71,000     309
 Citic Pacific                      80,000     199
 Hong Kong & Shanghai Hotels        48,000      56
 Hong Kong Electric                 97,000     290
 Hong Kong Telecommunications      190,800     343
 HSBC Holdings                      37,090     390
 Hutchison Whampoa                 103,000     437
 Mandarin Oriental                 272,718     323
 Sun Hung Kai Properties            49,200     331
 Swire Pacific "A"                  46,000     323
 Wharf Holdings                     91,000     313
                                           -------
                                             3,314
                                           -------
JAPAN -- 61.8%
 Amada                              34,000     338
 Aoyama Trading                      2,000      34
 Bridgestone                        54,000     738
 Canon                              23,000     343
 Canon Sales                         4,000      91
 Chain Store Okuwa                   5,000      96
 Credit Saison                      11,000     194
 Dai Tokyo Fire & Marine Insurance  15,000      96
 Daiwa Securities                   30,000     336
 DDI                                    30     223
 Denny's                             8,000     245
 East Japan Railway                    107     472
 Familymart                          5,040     233
 Fuji Photo Film                    11,000     236
 Glory                               4,000     111
 Hirose Electric                     4,000     213
 Innotech                            2,000      62
 Ito Yokado                         15,000     684
 Japan Airport Terminal             18,000     196
 Japan Associated Finance            2,000     215
 Kahma                               8,000     216
 Koa Fire & Marine Insurance        31,000     170
 Kobe Steel                         45,000     116
 Koito Industries                    5,000      55
 Kokusai Electric                    6,000     100
 Kuraray                            20,000     207
 Mabuchi Motor                       3,000     187
 Makita                             22,000     342
 Matsushita Electric                48,000     696
 Mitsubishi                         59,000     636
 Mitsubishi Electric               108,000     702

--------------------------------------------------------------------------------

                                       Market
                                        Value
Description                    Shares   (000)
----------------------------------------------

 Mitsubishi Gas Chemical        67,000 $   274
 Mitsubishi Motor               39,000     323
 Mitsubishi Trust & Banking     36,000     511
 Mitsui                         77,000     534
 Mitsui Petrochem               21,000     148
 Mos Food Services               2,000      60
 Mr. Max                         4,200      90
 Murata Manufacturing           16,000     529
 National House                  8,000     136
 New Oji Paper                  55,000     526
 Nippon Shinpan                 27,000     201
 Nippon Steel                   85,000     298
 Nippon Television               1,000     205
 Nomura Securities              22,000     381
 Okinawa Electric Power          4,000     110
 Omron                          12,000     204
 Sangetsu                        5,000     132
 Sankyo                         16,000     376
 Santen Pharmaceutical           5,000     127
 Seino Transportation           19,000     299
 Sekisui House                  33,000     373
 Seven Eleven                    1,100      72
 Shimachu                        8,000     210
 Shimamura                       5,500     204
 Shinetsu                       11,000     178
 Showa Shell Sekiyo             53,000     593
 Sony                            4,000     174
 Sony Music Entertainment        2,000      91
 Sumitomo Electric               7,000      80
 Sumitomo Forestry              20,000     280
 Taisho Pharmaceutical           7,000     119
 Takashimaya                    12,000     158
 Toho                            3,000     472
 Tokio Marine & Fire Insurance  57,000     596
 Tokyo Broadcasting System      23,000     312
 Tokyo Electronics              13,000     343
 Toray Industries               31,000     195
 Toshiba                       120,000     759
 Toyota Motor                   47,000     847
 Yamanouchi Pharmaceutical       4,000      78
 Yokogawa Electric              27,000     247
                                       -------
                                        20,428
                                       -------
MALAYSIA -- 3.9%
 Genting Berhad                 33,500     290
 Larut Consolidated             87,500     120
 Larut Convertable Loan Stock*  42,000      12
 Larut Warrants*                42,000      30
 Malayan Banking                37,500     248
 New Straits Times Press        33,000      91
 Perusahaan Otomobil            48,000     169
 Renong Berhad                  47,000      64

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   Market
                                                                    Value
Description                                                Shares   (000)
--------------------------------------------------------------------------

 Technology Resources                                       40,000 $   137
 Telekom Malaysia                                           18,000     126
                                                                   -------
                                                                     1,287
                                                                   -------
NEW ZEALAND -- 1.7%
 Carter Holt Harvey                                        255,511     563
                                                                   -------
SINGAPORE -- 4.1%
 DBS Land                                                   32,000      84
 Development Bank of Singapore "F"                          18,000     174
 Jurong Ship Yard                                           18,000     150
 Keppel                                                     25,000     200
 Singapore International Airlines "F"                       26,000     260
 Singapore Press "F"                                        12,400     213
 United Overseas Bank "F"                                   28,187     275
                                                                   -------
                                                                     1,356
                                                                   -------
SOUTH KOREA -- 7.0%
 Daewoo Securities                                           5,000     147
 Goldstar                                                   13,776     478
 Hanil Bank                                                  1,500      17
 Hanshin                                                     8,000     160
 Korea Electric Power                                       14,700     477
 Pohang Iron & Steel                                         7,000     545
 Samsung Electronic                                          2,040     295
 Shinhan Bank                                                8,000     156
 Shinhan Bank (New)                                          1,468      29
                                                                   -------
                                                                     2,304
                                                                   -------
Total Foreign Common Stocks
 (Cost $35,397)                                                     30,771
                                                                   -------
FOREIGN PREFERRED STOCKS -- 0.3%
AUSTRALIA -- 0.1%
 Newscorp                                                   10,500      42
                                                                   -------
SOUTH KOREA -- 0.2%
 Hanshin                                                     5,500      67
                                                                   -------
Total Foreign Preferred Stocks
 (Cost $156)                                                           109
                                                                   -------
Total Investments -- 93.4% (of net assets) (Cost $35,553)          $30,880
                                                                   =======

*Non-income producing security


EMERGING MARKETS EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                Market
Description                          Shares   Value (000)
---------------------------------------------------------

FOREIGN COMMON STOCKS -- 77.8%
ARGENTINA -- 3.0%
 Central Costanera                     11,500   $   28
 Ciadea SA*                             2,800       15
 IRSA GDS*                              3,400       66
 Perez Companc                         16,200       52
                                                ------
                                                   161
                                                ------
BRAZIL -- 5.3%
 Brazil Fund                            6,400      169
 Cia Vale Do Rio Doce ADR               1,500       55
 Telebras ADR                           2,000       59
                                                ------
                                                   283
                                                ------
CHILE -- 5.1%
 Banco Osorno ADS*                      7,700       81
 Chilgener ADR                          7,000      164
 Maderas Y Sintecticos Sociedad ADR     1,500       26
                                                ------
                                                   271
                                                ------
CHINA -- 0.4%
 Huaneng Power ADS*                     1,300       20
                                                ------
GREECE -- 1.5%
 Hellenic Bottling                      2,210       79
                                                ------
HONG KONG -- 4.3%
 CDL Hotels International             116,000       50
 Guang Dong Investment                 96,000       44
 Johnson Electric Holdings             22,000       44
 MC Packaging                          70,000       23
 Shangri-La Asia                       42,000       43
 Siu-Fung Ceramics                    160,000       23
                                                ------
                                                   227
                                                ------
INDIA -- 1.8%
 India Investment Fund                  9,500       94
                                                ------
INDONESIA -- 4.9%
 Indonesia Satellite ADR*               4,100      146
 Indorayon                             14,000       35
 Semen Gresik "F"                      17,000       79
                                                ------
                                                   260
                                                ------
KOREA -- 2.1%
 Korea Equity Fund                      3,400       27
 Korea Fund                             1,400       27
 Korea Investment Fund                  4,600       57
                                                ------
                                                   111
                                                ------

SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
SEI International Trust -- February 28, 1995
EMERGING MARKETS EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                              Market
Description                        Shares   Value (000)
-------------------------------------------------------

MALAYSIA -- 13.7%
 Arab Malaysian Merchant Bank        31,000   $  288
 IJM Corp Berhad                     36,000      124
 Resorts World Berhad                15,000       81
 United Engineers                    42,000      234
                                              ------
                                                 727
                                              ------
MEXICO -- 1.8%
 Cemex SA "B"                         3,000        7
 Kimberly Clark "A"                   1,000        7
 Panamerican Beverages ADR              695       17
 Penoles*                             5,000       10
 Telefonos de Mexico ADS              1,900       53
                                              ------
                                                  94
                                              ------
PHILIPPINES -- 6.0%
 Ayala "B"                           38,800       52
 Bacnotan Cement*                    51,200       62
 Manila Mining "B"                5,100,000       20
 Petron                             121,000       88
 Philippine Long Distance ADR         1,650       98
                                              ------
                                                 320
                                              ------
SINGAPORE -- 10.1%
 City Developments                    8,000       39
 Singapore International Airlines    13,000      130
 Singapore Press "F"                  5,000       86
 United Overseas Bank "F"            29,000      282
                                              ------
                                                 537
                                              ------
SOUTH AFRICA -- 0.9%
 Anglo American                         500       27
 Barlow                               2,200       22
                                              ------
                                                  49
                                              ------
SOUTH KOREA -- 1.5%
 Korea Electric Power ADR             2,050       38
 Pohang Iron & Steel ADS              1,600       41
                                              ------
                                                  79
                                              ------
TAIWAN -- 2.6%
 Taiwan (ROC) Fund*                   6,800       76
 Taiwan Equity Fund                   5,200       59
                                              ------
                                                 135
                                              ------
THAILAND -- 12.8%
 Electricity Generating*             66,300      169

--------------------------------------------------------------------------------

                                                    Shares/Face     Market
Description                                       Amount (000)(1) Value (000)
-----------------------------------------------------------------------------

 Siam Cement                                             4,300      $  258
 Thai Farmers Bank                                      30,200         250
                                                                    ------
                                                                       677
                                                                    ------
Total Foreign Common Stocks
 (Cost $4,070)                                                       4,124
                                                                    ------
Total Investments -- 77.8% (of net assets) (Cost
 $4,070)                                                            $4,124
                                                                    ======

*Non-income producing security
ADRAmerican Depository Receipt
ADSAmerican Depository Shares
GDS Global Depository Shares

INTERNATIONAL FIXED
INCOME PORTFOLIO

FOREIGN BONDS -- 85.3%
AUSTRALIA -- 1.2%
 Australian Government
  8.750%, 01/15/01                                         705      $  498
                                                                    ------
BELGIUM -- 2.4%
 Kingdom of Belgium
  9.000%, 06/27/01                                      15,000         527
  7.250%, 04/29/04                                      15,000         470
                                                                    ------
                                                                       997
                                                                    ------
CANADA -- 1.8%
 Canadian Government
  7.500%, 12/01/03                                          35          24
  6.500%, 06/01/04                                         615         386
  9.250%, 06/01/22                                         255         193
  9.000%, 06/01/25                                         240         178
                                                                    ------
                                                                       781
                                                                    ------
DENMARK -- 4.1%
 Kingdom of Denmark
  8.000%, 11/15/01                                       4,320         719
  8.000%, 05/15/03                                       6,300       1,041
                                                                    ------
                                                                     1,760
                                                                    ------
FRANCE -- 9.6%
 French Treasury Bill
  5.920%, 04/20/95                                       8,500       1,643
 Government of France OAT
  9.500%, 01/25/01                                       3,200         673
  5.500%, 04/25/04                                       4,310         709
  8.500%, 10/25/08                                       5,260       1,061
                                                                    ------
                                                                     4,086
                                                                    ------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            Face Amount   Market
Description                  (000)(1)   Value (000)
---------------------------------------------------

GERMANY -- 18.8%
 Bundesrepublic
  9.000%, 10/20/00               2,095    $ 1,557
 Bundesschatzanweisungen
  6.875%, 02/24/99               1,295        890
 Deutschland Republic
  6.250%, 01/04/24                 625        354
 Deutschland Republic Float
  5.280%, 09/20/04               1,100        746
 KFW International Finance
  6.625%, 04/15/03               1,140        739
 Treuhandanstalt
  7.125%, 01/29/03                 210        141
  7.500%, 09/09/04               5,190      3,581
                                          -------
                                            8,008
                                          -------
ITALY -- 4.8%
 Italian Government BTPS
  8.500%, 04/01/99           2,675,000      1,408
  8.500%, 08/01/99           1,190,000        619
                                          -------
                                            2,027
                                          -------
JAPAN -- 25.8%
 Asian Development Bank
  5.000%, 02/05/03             226,000      2,413
 Export-Import Bank
  4.375%, 10/01/03             250,000      2,566
 Japanese Development Bank
  5.000%, 10/01/99              50,000        544
 Republic of Austria
  6.250%, 10/16/03             173,000      2,009
  3.750%, 02/03/09               5,000         46
 Republic of Finland
  6.000%, 01/29/02             130,000      1,466
 World Bank
  4.500%, 06/20/00              65,000        691
  4.500%, 03/20/03             120,000      1,252
                                          -------
                                           10,987
                                          -------
NETHERLANDS -- 5.6%
 Kingdom of Netherlands
  6.500%, 01/15/99                 137         83
 Netherlands Government
  6.250%, 07/15/98                 878        527
  7.500%, 06/15/99                 800        498
  8.500%, 03/15/01                 350        227
  7.250%, 10/01/04               1,725      1,038
                                          -------
                                            2,373
                                          -------

--------------------------------------------------------------------------------

                                    Face Amount   Market
Description                          (000)(1)   Value (000)
-----------------------------------------------------------

NEW ZEALAND -- 2.6%
 New Zealand Government
  9.000%, 11/15/96                       1,150    $   728
  6.500%, 02/15/00                         255        147
  8.000%, 04/15/04                         150         92
 New Zealand Treasury Bill
  8.810%, 04/05/95                         200        126
                                                  -------
                                                    1,093
                                                  -------
NORWAY -- 0.6%
 Government of Norway
  9.500%, 10/31/02                       1,600        271
                                                  -------
SPAIN -- 1.1%
 Kingdom of Spain
  10.300%, 06/15/02                     14,400        104
  8.000%, 05/30/04                      60,000        372
                                                  -------
                                                      476
                                                  -------
SWEDEN -- 0.8%
 Kingdom of Sweden
  10.250%, 05/05/03                      1,800        242
 Swedish Treasury Note
  11.000%, 01/21/99                        800        112
                                                  -------
                                                      354
                                                  -------
UNITED KINGDOM -- 6.1%
 European Investment Bank
  7.000%, 03/30/98                         200        302
 United Kingdom Treasury
  10.000%, 02/26/01                        415        695
  6.750%, 11/26/04                          90        125
  8.500%, 12/07/05                         245        384
  8.750%, 08/25/17                         680      1,106
                                                  -------
                                                    2,612
                                                  -------
Total Foreign Bonds
 (Cost $35,283)                                    36,323
                                                  -------
U. S. TREASURY OBLIGATIONS -- 4.5%
 U.S. Treasury Bills
  5.750%, 03/23/95                   $     400        399
  5.400%, 04/06/95                       1,300      1,293
 U.S. Treasury Note
  7.750%, 01/31/00                          20         21
  5.875%, 02/15/04                         140        128
  10.375%, 11/15/12                         20         25
  7.500%, 11/15/24                          35         35
                                                  -------
                                                    1,901
                                                  -------
Total U. S. Treasury Obligations
 (Cost $1,896)                                      1,901
                                                  -------

SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
SEI International Trust -- February 28, 1995
INTERNATIONAL FIXED INCOME PORTFOLIO
--------------------------------------------------------------------------------

                                                      Face Amount   Market
Description                                            (000)(1)   Value (000)
-----------------------------------------------------------------------------

REPURCHASE AGREEMENT -- 4.7%
 Prudential Mortgage
  6.01%, dated 2/28/95, matures 3/1/95, repurchase
  price $2,010,980 (collateralized by Federal
  National Mortgage Association, 9.00%, due 2/1/23,
  par value $12,485,623; market value $2,051,200)      $   2,011    $ 2,011
                                                                    -------
Total Repurchase Agreement
 (Cost $2,011)                                                        2,011
                                                                    -------
FOREIGN CURRENCY OPTIONS -- 0.1%
UNITED STATES -- 0.1%
 German Deutschmark Call
  04/17/95                                                 1,203          1
  06/23/95                                                 1,863         44
                                                                    -------
                                                                         45
                                                                    -------
Total Foreign Currency Options
 (Cost $28)                                                              45
                                                                    -------
Total Investments -- 94.6% (of net assets) (Cost
 $39,218)                                                           $40,280
                                                                    =======

(1)In local currency



The accompanying notes are an integral part of the financial statements.

STATEMENT OF ASSETS AND LIABILITIES (000)
--------------------------------------------------------------------------------
February 28, 1995

                            --------  ------------ -------------- -------------
                            EUROPEAN    PACIFIC       EMERGING    INTERNATIONAL
                             EQUITY   BASIN EQUITY MARKETS EQUITY FIXED INCOME
                            --------  ------------ -------------- -------------
ASSETS:
 Investment securities
  (Cost $34,072, $35,553,
  $4,070, and $39,218,
  respectively)             $34,197     $30,880        $4,124        $40,280
 Cash and foreign currency    3,093       2,062         3,240          1,772
 Dividends and interest
  receivable                    102          15           --             893
 Investment securities sold     500         104           --           3,541
 Other assets                   300         275           173            842
                            -------     -------        ------        -------
 Total assets                38,192      33,336         7,537         47,328
                            -------     -------        ------        -------
LIABILITIES:
 Investment securities
  purchased                   1,784         --          2,227          4,582
 Other liabilities              130         288            10            166
                            -------     -------        ------        -------
 Total liabilities            1,914         288         2,237          4,748
                            -------     -------        ------        -------
NET ASSETS:
 Portfolio shares of Class
  A (unlimited
  authorization -- no par
  value) based on
  3,662,624, 3,783,728,
  516,020 and 4,086,471
  respectively, outstanding
  shares of beneficial
  interest                   36,439      37,766         5,240         41,893
 Accumulated net realized
  loss on investments          (165)        (37)          --            (927)
 Accumulated net realized
  gain (loss) on foreign
  currency transactions         (98)         73             1           (374)
 Net unrealized
  appreciation
  (depreciation) on forward
  foreign currency
  contracts, foreign
  currencies and
  translation of other
  assets and liabilities
  denominated in foreign
  currencies                    (13)        (81)           (1)           472
 Net unrealized
  appreciation
  (depreciation) on
  investments                   125      (4,673)           54          1,062
 Undistributed net
  investment income (loss)      (10)        --              6            454
                            -------     -------        ------        -------
 Net assets                 $36,278     $33,048        $5,300        $42,580
                            =======     =======        ======        =======
NET ASSET VALUE, OFFERING
 AND REDEMPTION PRICE PER
 SHARE -- CLASS A           $  9.90     $  8.73        $10.27        $ 10.42
                            =======     =======        ======        =======



The accompanying notes are an integral part of the financial statements.

STATEMENT OF OPERATIONS (000)
--------------------------------------------------------------------------------
For the period ended February 28, 1995

                                    ------------- --------- --------- --------- -------------
                                        CORE                 PACIFIC  EMERGING
                                    INTERNATIONAL EUROPEAN    BASIN    MARKETS  INTERNATIONAL
                                       EQUITY     EQUITY(1) EQUITY(2) EQUITY(3) FIXED INCOME
                                    ------------- --------- --------- --------- -------------
INVESTMENT INCOME:
 Dividends                            $ 11,275      $ 471    $   136      --           --
 Interest                                1,985         80         59    $ 13       $1,946
 Less: Foreign Taxes Withheld           (1,483)       (73)       (17)     --           --
                                      --------      -----    -------    ----       ------
 Total Investment Income                11,777        478        178      13        1,946
                                      --------      -----    -------    ----       ------
EXPENSES:
 Management fees                         2,729        164        159       2          206
 Less management fees waived               (77)       (57)       (76)     (2)         (84)
 Reimbursement by
  manager                                   --         --         --      (9)          --
 Investment advisory
  fees                                   1,516         67         80       4          103
 Less investment
  advisory fees waived                      --         --         --      --          (17)
 Custodian/wire agent fees                 524         23         24       5           36
 Professional fees                         147         10         11       1           15
 Registration & filing
  fees                                      11         15         15       2           10
 Printing fees                             142          9          9      --           13
 Trustee fees                               25          1          1      --            2
 Pricing fees                               39          8         10       1            8
 Distribution fees                         562         22         21       1           40
 Amortization of
  deferred
  organization costs                         8          5          5      --            9
 Miscellaneous fees                         14         --         --       2            2
                                      --------      -----    -------    ----       ------
 Total Expenses                          5,640        267        259       7          343
                                      --------      -----    -------    ----       ------
NET INVESTMENT INCOME (LOSS)             6,137        211        (81)      6        1,603
                                      --------      -----    -------    ----       ------
NET REALIZED AND UNREALIZED
 GAIN (LOSS) ON INVESTMENTS
 AND FOREIGN CURRENCY
 TRANSACTIONS:
 Net realized gain
  (loss) from security transactions     36,204       (165)       (37)     --         (927)
 Net realized gain
  (loss) on forward
  foreign currency
  contracts and foreign
  currency transactions                (25,138)      (154)       (74)      1          670
 Net change in
  unrealized
  appreciation (depreciation)
  on forward foreign currency
  contracts, foreign currencies
  and translation of
  other assets and
  liabilities
  denominated in foreign
  currencies                            10,819        (13)       (81)     (1)         313
 Net change in
  unrealized
  appreciation (depreciation)
  on investments                       (58,990)       125     (4,673)     54        1,420
                                      --------      -----    -------    ----       ------
NET INCREASE (DECREASE)
 IN NET ASSETS FROM
 OPERATIONS                           $(30,968)     $   4    $(4,946)   $ 60       $3,079
                                      ========      =====    =======    ====       ======

(1) European Equity commenced operations on April 29, 1994.
(2) Pacific Basin Equity commenced operations on April 29, 1994.
(3) Emerging Markets Equity commenced operations on January 17, 1995.

The accompanying notes are an integral part of the financial statements.

STATEMENT OF CHANGES IN NET ASSETS (000)
--------------------------------------------------------------------------------
For the periods ended February 28

                          --------------------  --------- --------- --------- -----------------
                                CORE                       PACIFIC  EMERGING INTERNATIONAL
                           INTERNATIONAL        EUROPEAN    BASIN    MARKETS     FIXED
                               EQUITY           EQUITY(1) EQUITY(2) EQUITY(3)  INCOME(4)
                          --------------------  --------- --------- --------- -----------------
                            1995       1994       1995      1995      1995      1995     1994
                          --------------------  --------- --------- --------- -----------------
OPERATIONS:
 Net investment income
  (loss)                  $   6,137  $   5,010   $   211   $   (81)  $    6   $  1,603  $   270
 Net realized gain (loss)
  from security
  transactions               36,204      8,679      (165)      (37)      --       (927)      67
 Net realized gain (loss)
  on forward foreign
  currency contracts and
  foreign currency
  transactions              (25,138)     1,305      (154)      (74)       1        670       32
 Net change in unrealized
  appreciation
  (depreciation) on
  forward foreign
  currency contracts,
  foreign currencies and
  translation of other
  assets and liabilities
  denominated in foreign
  currencies                 10,819    (13,616)      (13)      (81)      (1)       313      159
 Net change in unrealized
  appreciation
  (depreciation) on
  investments               (58,990)    64,790       125    (4,673)      54      1,420     (357)
                          ---------  ---------   -------   -------   ------   --------  -------
 Net increase (decrease)
  in net assets from
  operations                (30,968)    66,168         4    (4,946)      60      3,079      171
                          ---------  ---------   -------   -------   ------   --------  -------
DIVIDENDS DISTRIBUTED
 FROM:
 Net investment income:
 Class A                         --     (4,197)     (165)       --       --     (2,335)    (161)
 ProVantage Funds                --         --        --        --       --         --       --
 Net realized gains:
 Class A                    (23,038)        --        --        --       --        (67)      --
 ProVantage Funds                (2)        --        --        --       --         --       --
                          ---------  ---------   -------   -------   ------   --------  -------
 Total dividends
  distributed               (23,040)    (4,197)     (165)       --       --     (2,402)    (161)
                          ---------  ---------   -------   -------   ------   --------  -------
CAPITAL SHARE
 TRANSACTIONS (1):
 Class A:
 Proceeds from shares
  issued                    340,533    386,567    41,513    49,353    5,264     36,006   25,391
 Shares issued in lieu
  of cash distributions      14,427      2,264       144        --       --      1,486       99
 Cost of shares
  repurchased              (475,951)  (125,591)   (5,218)  (11,359)     (24)   (19,267)  (1,822)
                          ---------  ---------   -------   -------   ------   --------  -------
 Increase (decrease) in
  net assets derived
  from Class A             (120,991)   263,240    36,439    37,994    5,240     18,225   23,668
                          ---------  ---------   -------   -------   ------   --------  -------
 ProVantage Funds:
 Proceeds from shares
  issued                         53         --        --        --       --         --       --
 Shares issued in lieu
  of cash distributions           2         --        --        --       --         --       --
 Cost of shares
  repurchased                    --         --        --        --       --         --       --
                          ---------  ---------   -------   -------   ------   --------  -------
 Increase in net assets
  derived from
  ProVantage Funds               55         --        --        --       --         --       --
                          ---------  ---------   -------   -------   ------   --------  -------
INCREASE (DECREASE) IN
 NET ASSETS DERIVED FROM
 CAPITAL SHARE
 TRANSACTIONS              (120,936)   263,240    36,439    37,994    5,240     18,225   23,668
                          ---------  ---------   -------   -------   ------   --------  -------
   Net increase
    (decrease) in net
    assets                 (174,944)   325,211    36,278    33,048    5,300     18,902   23,678
NET ASSETS:
 Beginning of period        503,498    178,287        --        --       --     23,678       --
                          ---------  ---------   -------   -------   ------   --------  -------
 End of period            $ 328,554  $ 503,498   $36,278   $33,048   $5,300   $ 42,580  $23,678
                          =========  =========   =======   =======   ======   ========  =======
(1) CAPITAL SHARE
 TRANSACTIONS:
 Class A:
 Shares issued               32,225     37,661     4,171     5,018      518      3,504    2,483
 Shares issued in lieu
  of cash distributions       1,437        219        15        --       --        150       10
 Shares repurchased         (45,194)   (12,060)     (523)   (1,234)      (2)    (1,882)    (178)
                          ---------  ---------   -------   -------   ------   --------  -------
 Total Class A
  transactions              (11,532)    25,820     3,663     3,784      516      1,772    2,315
                          ---------  ---------   -------   -------   ------   --------  -------
 ProVantage Funds:
 Shares issued                    5         --        --        --       --         --       --
 Shares issued in lieu
  of cash distributions          --         --        --        --       --         --       --
 Shares repurchased              --         --        --        --       --         --       --
                          ---------  ---------   -------   -------   ------   --------  -------
 Total ProVantage Funds
  transactions                    5         --        --        --       --         --       --
                          ---------  ---------   -------   -------   ------   --------  -------
   Net increase
    (decrease) in capital
    shares                  (11,527)    25,820     3,663     3,784      516      1,772    2,315
                          =========  =========   =======   =======   ======   ========  =======

(1) European Equity commenced operations on April 29, 1994.
(2) Pacific Basin Equity commenced operations on April 29, 1994.
(3) Emerging Markets Equity commenced operations on January 17, 1995.
(4) International Fixed Income commenced operations on September 1, 1993.

The accompanying notes are an integral part of the financial statements.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
For the period ended February 28, 1995
For a Share Outstanding Throughout each Period

           Net Asset                                Distributions  Distributions
             Value        Net      Net Realized and   from Net          from                  Net Asset          Net Assets
           Beginning  Investment      Unrealized     Investment   Realized Capital   Return   Value End Total      End of
           of Period Income/(Loss)  Gains/(Losses)    Income(6)        Gains       of Capital of Period Return   Period(000)
----------------------------------------------------------------------------------------------------------------------------
 CORE INTERNATIONAL EQUITY PORTFOLIO
 -----------------------------------
 CLASS A
 1995       $11.00      $ 0.15          $(0.97)             --         $(0.59)           --    $ 9.59    (7.67)%  $328,503
 1994         8.93        0.13            2.05          $(0.11)            --            --     11.00    24.44     503,498
 1993         9.09        0.16            0.04           (0.36)            --            --      8.93     2.17     178,287
 1992         9.56        0.19           (0.36)          (0.30)            --            --      9.09    (1.63)     92,456
 1991         9.62        0.18           (0.14)             --          (0.01)       $(0.09)     9.56     0.36      35,829
 PROVANTAGE FUNDS
 1995(1)    $10.81      $ 0.01          $(0.67)             --         $(0.59)           --    $ 9.56    (6.33)%  $     51
 EUROPEAN EQUITY PORTFOLIO
 -------------------------
 CLASS A
 1995(2)    $10.00      $ 0.06          $(0.11)        $(0.05)             --            --    $ 9.90    (0.40)%  $ 36,278
 PACIFIC BASIN EQUITY PORTFOLIO
 ------------------------------
 CLASS A
 1995(3)    $10.00      $(0.02)         $(1.25)             --             --            --    $ 8.73   (12.70)%  $ 33,048
 EMERGING MARKETS EQUITY PORTFOLIO
 ---------------------------------
 CLASS A
 1995(4)    $10.00      $ 0.01          $ 0.26              --             --            --    $10.27     2.70%   $  5,300
 INTERNATIONAL FIXED INCOME PORTFOLIO
 ------------------------------------
 CLASS A
 1995       $10.23      $ 0.43           $0.40         $ (0.62)        $(0.02)           --    $10.42     8.43%   $ 42,580
 1994(5)     10.00        0.14            0.18           (0.09)            --            --     10.23     6.41      23,678
                                                   Ratio of
                                      Ratio of  Net Investment
                         Ratio of     Expenses  Income (Loss)
            Ratio of  Net Investment to Average   to Average
            Expenses  Income (Loss)  Net Assets   Net Assets   Portfolio
           to Average   to Average   (Excluding   (Excluding   Turnover
           Net Assets   Net Assets    Waivers)     Waivers)      Rate
----------------------------------------------------------------------------------------------------------------------------
 CORE INTERNATIONAL EQUITY PORTFOLIO
 -----------------------------------
 CLASS A
 1995         1.19%        1.30%        1.21%        1.28%         64%
 1994         1.10         1.46         1.24         1.32          19
 1993         1.10         1.80         1.53         1.37          23
 1992         1.10         2.07         1.52         1.63          79
 1991         1.10         3.52         1.64         2.98          14
 PROVANTAGE FUNDS
 1995(1)      1.47%        0.42%        1.48%        0.41%         64%
 EUROPEAN EQUITY PORTFOLIO
 -------------------------
 CLASS A
 1995(2)      1.30%        1.02%        1.57%        0.75%         29%
 PACIFIC BASIN EQUITY PORTFOLIO
 ------------------------------
 CLASS A
 1995(3)      1.30%       (0.41)%       1.68%       (0.79)%         9%
 EMERGING MARKETS EQUITY PORTFOLIO
 ---------------------------------
 CLASS A
 1995(4)      1.95%        1.79%        4.98%       (1.24)%        --
 INTERNATIONAL FIXED INCOME PORTFOLIO
 ------------------------------------
 CLASS A
 1995         1.00%        4.68%        1.30%        4.38%        303%
 1994(5)      1.00         3.81         1.61         3.20         126

(1) Core International Equity ProVantage Funds shares were offered beginning May 1, 1994. All ratios for that period have been annualized.
(2) European Equity Class A shares were offered beginning April 29, 1994. All ratios for that period have been annualized.
(3) Pacific Basin Equity Class A shares were offered beginning April 29, 1994. All ratios for that period have been annualized.
(4) Emerging Markets Equity Class A shares were offered beginning January 17, 1995. All ratios for that period have been annualized.
(5) International Fixed Income Class A shares were offered beginning September 1, 1993. All ratios for that period have been annualized.
(6) Distributions from net investment income include distributions of certain foreign currency gains and losses.

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
February 28, 1995
1. ORGANIZATION

SEI International Trust (the "Trust") was organized as a Massachusetts business trust under a Declaration of Trust dated June 30, 1988. The operations of the Trust commenced on December 20, 1989.

2. SIGNIFICANT ACCOUNTING POLICIES

The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company with five portfolios: the Core In-ternational Equity Portfolio (formerly the International Equity Portfolio), the European Equity Portfolio, the Pacific Basin Equity Portfolio, the Emerging Markets Equity Portfolio and the International Fixed Income Portfolio (together the "Portfolios"). The Trust is registered to offer Class A shares for all portfolios and ProVantage Funds shares of the Core International Equity Portfo-lio. The following is a summary of significant accounting policies followed by the Portfolios.
  Security Valuation--Securities listed on a securities exchange for which mar-ket quotations are readily available are valued at the last quoted sales price for such securities, or if there is no such reported sale on the valuation date, at the most recent quoted bid price. Unlisted securities for which market quotations are readily available are valued at the most recent quoted bid price. Short-term investments may be valued at amortized cost which approxi-mates market value.
  Federal Income Taxes--It is the intention of each Portfolio to continue to qualify as a regulated investment company and to distribute all of its taxable income. Accordingly, no provision for Federal income taxes is required in the accompanying financial statements.
  Net Asset Value Per Share--The net asset value per share of each Portfolio is calculated on each business day. It is computed by dividing the assets of the portfolio, less its liabilities, by the number of outstanding shares of the portfolio.
  Repurchase Agreements--Securities pledged as collateral for repurchase agree-ments are held by the custodian bank until maturity of the repurchase agree-ments. Provisions of the repurchase agreements and procedures adopted by the Trust require that the market value of the collateral, including accrued inter-est thereon, is sufficient in the event of default by the counterparty.
  The Portfolios may also invest in tri-party repurchase agreements. Securities held as collateral for tri-party repurchase agreements are maintained in a seg-regated account by the broker's custodian bank until maturity of the repurchase agreement. Provisions of the agreements require that the market value of the collateral, including accrued interest thereon, is sufficient in the event of default.
  If the counterparty defaults and the value of the collateral declines or if the counterparty enters an insolvency proceeding, realization of the collateral by the Portfolio may be delayed or limited.
  Foreign Currency Translation--The books and records of the Portfolios are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars on the following bases:
  (I) market value of investment securities, other assets and liabilities at the current rate of exchange; and
  (II) purchases and sales of investment securities, income and expenses at the relevant rates of exchange prevailing on the respective dates of such transac-tions.
  The Portfolios do not isolate that portion of gains and losses on investment securities which is due to changes in the foreign exchange rates from that which is due to changes in market prices of such securities.
  The Portfolios report gains and losses on foreign currency related transac-tions as realized and unrealized gains and losses for financial reporting pur-poses, whereas such gains and losses are treated as ordinary income or loss for Federal income tax purposes.
  Forward Foreign Currency Contracts--The Portfolios enter into forward foreign currency contracts as hedges against either specific transactions or portfolio positions. The aggregate principal amounts of the contracts are not recorded as the Portfolios do not intend to hold the contracts to maturity. All commitments are "marked-to-market" daily at the applicable foreign exchange rate and any resulting unrealized gains or losses are recorded currently. The Portfolios re-alize gains or losses at the time for-

--------------------------------------------------------------------------------
February 28, 1995
ward contracts are extinguished. Unrealized gains or losses on outstanding po-sitions in forward foreign currency contracts held at the close of the year will be recognized as ordinary income or loss for federal income tax purposes.
  Foreign Currency Options--Premiums paid by a portfolio for the purchase of an option are included in the portfolio's Schedule of Investments as an investment and subsequently marked to market to reflect the current market value of the option. For an option held by a portfolio on the stipulated expiration date, the portfolio realizes a gain or loss. If the portfolio enters into a closing sale transaction, it realizes a gain or loss, depending on whether the proceeds from the sale are greater or less than the cost of the purchased option. If the portfolio exercises a purchased put option, it realizes a gain or loss from the sale of the underlying investment and the proceeds from such sale will be de-creased by the premium originally paid. If the portfolio exercises a purchased call option, the cost of the underlying investment which the fund purchases upon exercise will be increased by the premium originally paid.
  Classes--Class-specific expenses are borne by that class. Income, expenses, and realized and unrealized gains/losses are allocated to the respective clas-ses on the basis of relative daily net assets.
  Other--Security transactions are accounted for on the trade date of the secu-rity purchase or sale. Costs used in determining net realized capital gains and losses on the sale of investment securities are those of the specific securi-ties sold. Purchase discounts and premiums on securities held by the Portfolios are accreted and amortized to maturity using the scientific interest method, which approximates the effective interest method. Distributions from net in-vestment income and any net realized capital gains are generally made to Share-holders annually. Dividend income is recognized on the ex-dividend date and in-terest income is recognized using the accrual method.
  The amounts of the distributions from net investment income and net realized capital gains are determined in accordance with Federal income tax regulations, which may differ from those amounts determined under generally accepted ac-counting principles. The book/tax differences are either temporary or permanent in nature. To the extent these differences are permanent, they are charged or credited to paid-in capital in the period the difference arises.
  During the fiscal year ended February 28, 1995 the following amounts relating to permanent differences attributable to cumulative net operating losses and differences in the characterization of certain foreign currency realized and unrealized gains (losses) have been reclassified as follows:

                                                              CORE      PACIFIC
                                                          INTERNATIONAL  BASIN
                                                             EQUITY     EQUITY
                                                              (000)      (000)
                                                          ------------- -------
Paid-in Capital                                              $(5,615)    $(228)
Accumulated net realized gain on investments                  (2,288)      --
Accumulated net realized gain (loss) on foreign currency
 transactions                                                 15,349       147
Undistributed net investment income (loss)                    (7,446)       81

  These reclassifications have no effect on net assets or net asset values per share.

3. MANAGEMENT, INVESTMENT ADVISORY AND DISTRIBUTION AGREEMENTS

SEI Financial Management Corporation (the "Manager"), a wholly owned subsidiary of SEI Corporation, and the Trust are parties to a management agreement dated August 30, 1988, under which the Manager provides management, administrative and shareholder services to each Portfolio for an annual fee equal to .45% of the average daily net assets of the Core International Equity Portfolio, .60% of the average daily net assets of the International Fixed Income Portfolio,
 .80% of the average daily net assets of the European Equity and the Pacific Ba-sin Equity Portfolios and .65% of the average daily net assets of the Emerging Markets Equity Portfolio . The Manager has agreed to waive all or a portion of its fees in order to limit the operating expenses of the Portfolios to a speci-fied percentage of its average daily net assets as follows:

--------------------------------------------------------------------------------

   Core International Equity
    Portfolio                    1.25%
   European Equity Portfolio     1.30%
   Pacific Basin Equity
    Portfolio                    1.30%
   Emerging Markets Equity
    Portfolio                    1.95%
   International Fixed Income
    Portfolio                    1.00%

  In addition, the Trust and Manager have entered into a separate Transfer Agent Agreement with respect to the ProVantage Funds under which the Manager is entitled to a fee of .15% of the average daily net assets of the ProVantage Funds plus out-of-pocket costs.
  SEI Financial Management Corporation (SFM), the adviser for the Core Interna-tional Equity and the Emerging Markets Equity Portfolios, is a party to an in-vestment advisory agreement dated December 16, 1994. Under the Investment Advi-sory Agreement, SFM receives an annual fee of .475% of the average daily net assets of the Core International Equity Portfolio and 1.05% of the average daily net assets of the Emerging Markets Equity Portfolio. Pursuant to a Sub-Advisory Agreement with SFM, Acadian Asset Management, Inc. and World Invest Limited serve as Sub-Advisers to the Core International Equity Portfolio and Montgomery Asset Management, L.P. serves as Sub-Adviser to the Emerging Markets Equity Portfolio.
  Morgan Grenfell Investment Services Limited, the advisor for the European Eq-uity Portfolio, is a party to an investment advisory agreement with the Trust dated April 25, 1994. Under the investment advisory agreement, Morgan Grenfell Investment Services Limited receives an annual fee of .325% of the average daily net assets of the Portfolio.
  Schroder Capital Management International Limited, the adviser for the Pa-cific Basin Equity Portfolio, is a party to an investment advisory agreement with the Trust dated April 25, 1994. Under the investment advisory agreement, Schroder Capital Management International Limited receives an annual fee of
 .40% of the average daily net assets of the Portfolio up to $100 million, .30% for the next $50 million in assets, and .20% of assets in excess of $150 mil-lion.
  Strategic Fixed Income, L.P., the adviser for the International Fixed Income Portfolio, is a party to an investment advisory agreement with the Trust dated June 15, 1993. Under the investment advisory agreement, Strategic Fixed Income, L.P. receives an annual fee of .30% of the average daily net assets of the Portfolio. Strategic Fixed Income, L.P. has voluntarily agreed to waive its fee, in conjunction with the Manager, in order to limit the operating expenses of the Portfolio to not more than 1.00% of average daily net assets.
  SEI Financial Services Company (the "Distributor"), a wholly owned subsidiary of SEI Corporation and a registered broker-dealer, acts as the distributor of the shares of the Trust under a distribution plan which provides for the Trust to reimburse the Distributor for distribution. Such expenses may not exceed
 .30% of the daily average net assets of each Portfolio. Distribution expenses include, among other items, the compensation and benefits of sales personnel incurred by the Distributor in connection with the promotion and sale of shares. Distribution expenses are allocated among the Portfolios on the basis of their relative average daily net assets. In addition, the Core International Equity Portfolio has registered an additional class of shares, the ProVantage Funds shares, for which a separate distribution plan has been adopted. This plan provides for additional payments to the Distributor of up to .30% of ProVantage Funds average daily net assets.
  Certain Officers and/or Trustees of the Trust are also officers and/or Direc-tors of the Manager. Compensation of officers and affiliated Trustees is paid by the Manager.

4. ORGANIZATIONAL COSTS

Organizational costs have been capitalized by the Portfolios and are being am-ortized using the straight line method over sixty months commencing with opera-tions of the respective Portfolio. In the event any of the initial shares of the Portfolios acquired by the Manager are redeemed during the period that the Portfolios are amortizing their organizational costs, the redemption proceeds payable to the Manager by the Portfolios will be reduced by an amount equal to a pro rata portion of unamortized organizational costs.

NOTES TO FINANCIAL STATEMENTS (Concluded)
--------------------------------------------------------------------------------
February 28, 1995

5. FORWARD FOREIGN CURRENCY CONTRACTS

The Portfolios enter into forward foreign currency exchange contracts as hedges against portfolio positions. Such contracts, which protect the value of the Portfolio's investment securities against a decline in the value of the hedged currency, do not eliminate fluctuations in the underlying prices of the securi-ties. They simply establish an exchange rate at a future date. Also, although such contracts tend to minimize the risk of loss due to a decline in the value of a hedged currency, at the same time they tend to limit any potential gain that might be realized should the value of such foreign currency increase.
  The following forward foreign currency contracts were outstanding at February 28, 1995:

                                         IN        UNREALIZED
    MATURITY         CONTRACTS TO     EXCHANGE    APPRECIATION
      DATES         DELIVER/RECEIVE      FOR     (DEPRECIATION)
-----------------  ----------------- ----------- --------------
CORE INTERNATIONAL EQUITY PORTFOLIO:
------------------------------------
FOREIGN CURRENCY SALE:
04/20/95-05/15/95  JY  5,100,000,000 $52,101,331  $(1,081,262)
                                     ===========  ===========
EUROPEAN EQUITY PORTFOLIO:
--------------------------
FOREIGN CURRENCY SALE:
05/31/95           FF     15,100,000 $ 2,925,676  $   (16,144)
                                     ===========  -----------
FOREIGN CURRENCY PURCHASES:
03/01/95           UK         41,312 $    65,355  $        22
03/02/95           SK      1,178,924     160,234          726
03/02/95           SP      6,267,783      48,853          276
                                     -----------  -----------
                                     $   274,442  $     1,024
                                     ===========  -----------
                                                  $   (15,120)
                                                  ===========
PACIFIC BASIN EQUITY PORTFOLIO:
-------------------------------
FOREIGN CURRENCY SALES:
03/02/95           AD        140,810 $   103,805  $       (98)
06/19/95           JY    490,000,000   5,058,287      (81,248)
                                     -----------  -----------
                                     $ 5,162,092  $   (81,346)
                                     ===========  ===========
EMERGING MARKETS EQUITY PORTFOLIO:
----------------------------------
FOREIGN CURRENCY PURCHASES:
03/01/95           GD     10,820,835 $    46,700  $       (99)
03/06/95-03/09/95  MR        425,258     166,723          (37)
                                     -----------  -----------
                                     $   213,423  $      (136)
                                     ===========  ===========

                                         IN        UNREALIZED
    MATURITY         CONTRACTS TO     EXCHANGE    APPRECIATION
      DATES         DELIVER/RECEIVE      FOR     (DEPRECIATION)
-----------------  ----------------- ----------- --------------
SEI INTERNATIONAL FIXED INCOME PORTFOLIO:
-----------------------------------------
FOREIGN CURRENCY SALES:
03/01/95-06/22/95  UK      6,789,050 $10,607,691  $  (113,582)
03/24/95           NK      1,750,979     260,601      (11,119)
03/24/95           XE      2,612,071   3,164,524     (162,701)
03/24/95-05/24/95  AD      3,082,228   2,363,490       92,884
03/24/95-05/24/95  BF     54,377,595   1,724,324      (87,589)
03/24/95-06/22/95  CD      4,342,377   3,091,877      (17,064)
03/24/95-06/22/95  CH      9,286,428   7,284,469     (282,176)
03/24/95-06/22/95  DK     24,287,435   4,067,706     (125,046)
03/24/95-06/22/95  DM     27,340,943  17,762,745   (1,026,039)
03/24/95-06/22/95  FF     43,534,398   8,202,363     (279,944)
03/24/95-06/22/95  IT  8,856,438,040   5,403,326      121,646
03/24/95-06/22/95  JY  1,365,334,338  13,848,417     (374,925)
03/24/95-06/22/95  NG      3,415,114   2,003,430      (90,558)
03/24/95-06/22/95  NZ      3,897,356   2,463,113        9,128
03/24/95-06/22/95  SK     10,286,619   1,379,195      (18,912)
03/24/95-06/22/95  SP    513,363,079   3,865,044     (137,082)
                                     -----------  -----------
                                     $87,492,315  $(2,503,079)
                                     ===========  -----------
FOREIGN CURRENCY PURCHASES:
03/01/95-05/24/95  DK     20,440,272 $ 3,353,324  $   174,717
03/02/95-06/22/95  DM     39,169,662  25,544,138    1,379,007
03/23/95-06/22/95  JY  1,604,667,710  16,314,309      412,282
03/24/95           BF     27,463,710     850,270       64,802
03/24/95           SK      8,243,792   1,088,701       35,341
03/24/95-06/22/95  IT  7,829,728,298   4,792,055     (124,155)
03/24/95-06/22/95  NG      3,355,870   1,921,027      135,012
03/24/95-06/22/95  XE      2,909,062   3,589,716      115,218
03/24/95-06/22/95  AD      2,970,091   2,229,202      (47,544)
03/24/95-06/22/95  CD      4,201,320   2,973,131       32,492
03/24/95-06/22/95  CH      9,269,875   7,088,375      442,480
03/24/95-06/22/95  FF     29,448,682   5,558,262      179,649
03/24/95-06/22/95  NZ      3,434,231   2,176,250      (12,480)
03/24/95-06/22/95  SP    498,746,118   3,747,948      140,481
03/24/95-06/22/95  UK      6,658,962  10,467,981       24,108
06/22/94           NK      2,726,600     419,929        4,106
                                     -----------  -----------
                                     $92,114,618  $ 2,955,516
                                     ===========  -----------
                                                  $   452,437
                                                  ===========

CURRENCY LEGEND
AD  Australian Dollar
BF  Belgian Franc
CD  Canadian Dollar
CH  Swiss Franc
DK  Danish Kroner
DM  German Mark
FF  French Franc
GD  Greek Drachma
IT  Italian Lira
JY  Japanese Yen

--------------------------------------------------------------------------------
MR  Malaysian Ringgitt
NG  Netherlands Guilder
NK  Norwegian Kroner
NZ  New Zealand Dollar
SK  Swedish Krona
SP  Spanish Peseta
UK  British Pounds Sterling
XE  European Currency Unit

6. INVESTMENT TRANSACTIONS

The cost of security purchases and the proceeds from the sale of securities, other than short-term investments and U.S. government securities, during the period ended February 28, 1995, were as follows:

                                      PURCHASES  SALES
                                        (000)    (000)
                                      --------- --------
Core International Equity Portfolio   $276,432  $373,505
European Equity Portfolio               40,928     6,690
Pacific Basin Equity Portfolio          37,650     2,061
Emerging Markets Equity Portfolio        4,070        --
International Fixed Income Portfolio    91,156    77,265

The International Fixed Income Portfolio purchased $4,097,993 and sold $2,288,382 in U.S. government securities during the period ended February 28, 1995.
  For Federal income tax purposes, the cost of securities owned at February 28, 1995 and the net realized gains or losses on securities sold for the period then ended was not materially different from the amounts reported for financial reporting purposes. The aggregate gross unrealized appreciation and deprecia-tion at February 28, 1995 for each portfolio is as follows:

                                                                    NET
                                                                 UNREALIZED
                                      APPRECIATED  DEPRECIATED APPRECIATION/
                                       SECURITIES  SECURITIES  (DEPRECIATION)
                                         (000)        (000)        (000)
                                      ------------ ----------- --------------
Core International Equity Portfolio     $18,788      $16,959      $ 1,829
European Equity Portfolio                 1,649        1,524          125
Pacific Basin Equity Portfolio              225        4,898       (4,673)
Emerging Markets Equity Portfolio           126           72           54
International Fixed Income Portfolio      1,247          185        1,062

At February 28, 1995 the following Portfolios had available realized capital losses to offset future net capital gains through fiscal year 2003.

                                      (000)
                                      -----
European Equity Portfolio             $ 32
Pacific Basin Equity Portfolio          18
International Fixed Income Portfolio   795

NOTICE TO SHAREHOLDERS
--------------------------------------------------------------------------------
February 28, 1995 (Unaudited)
For shareholders that do not have a February 28, 1995 taxable year end, this notice is for informational purposes only. For shareholders with a February 28, 1995 taxable year end, please consult your tax advisor as to the pertinence of this notice.

For the fiscal year ended February 28, 1995 the Portfolios of the SEI Interna-tional Trust are designating long term capital gains and qualifying dividend income with regard to distributions paid during the year as follows:

                                 (A)           (B)
                              LONG TERM     ORDINARY
                            CAPITAL GAINS    INCOME         TOTAL
                            DISTRIBUTIONS DISTRIBUTIONS DISTRIBUTIONS
PORTFOLIO                    (TAX BASIS)   (TAX BASIS)   (TAX BASIS)
---------                   ------------- ------------- -------------
Core International Equity       100%            0%          100%
European Equity                   0%          100%          100%
Pacific Basin Equity              0%            0%            0%
Emerging Markets Equity           0%            0%            0%
International Fixed Income        0%          100%          100%
                                 (C)           (D)           (E)
                             QUALIFYING    TAX-EXEMPT      FOREIGN
PORTFOLIO                   DIVIDENDS(1)    INTEREST     TAX CREDIT
---------                   ------------- ------------- -------------
Core International Equity         0%            0%            0%
European Equity                   0%            0%           28%
Pacific Basin Equity              0%            0%            0%
Emerging Markets Equity           0%            0%            0%
International Fixed Income        0%            0%            0%

(1) Qualifying dividends represent dividends which qualify for the corporate dividends received deduction.
* Items (A) and (B) are based on the percentage of each fund's total distribu-tion.
**  Item (C) is based on the percentage of ordinary income of each fund.
*** Item (D) is based on the percentage of gross income of each fund.

Schedule of Investments                                  SEI International Trust
May 17, 1995

                                                                    Unaudited
                                                                      Market
                                                                      Value
EMERGING MARKETS EQUITY PORTFOLIO                      Shares         (000)
------------------------------------------------------------------------------
Foreign Common Stock (86.0%)
------------------------------------------------------------------------------
Argentina (4.9%)
Central Costanera ............................          34,200          $ 105
IRSA GDR* ....................................           1,700             41
IRSA* ........................................          29,700             72
Perez Companc ................................          73,916            341
    Total Argentina ...........................................           559

Brazil (2.5%)
Aracruz Celulose ADR .........................          10,100            114
Telebras ADR .................................           4,700            169
    Total Brazil ..............................................           283

Chile (2.0%)
AFP Provida ADR* .............................           2,100             51
Chilgener ADR ................................           3,600            103
Madeco ADR ...................................           1,300             36
Vina Concha Y Toro ADR .......................           2,000             41
    Total Chile ...............................................           231

China (0.3%)
Huaneng Power ADR* ...........................           2,000             36
    Total China ...............................................            36

Columbia (1.5%)
Banco de Columbia GDS ........................          25,800            175
    Total Columbia ............................................           175

Greece (2.1%)
Aegek ........................................           2,800             61
Aluminum of Greece* ..........................           1,600             67
Ergo Bank ....................................             670             31
Hellenic Bottling ............................           2,725             78
    Total Greece ..............................................           237

Hong Kong (2.9%)
CDL Hotels International .....................         116,000             55
Guang Dong Investment ........................          76,000             38
Guangzhou Investment .........................         130,000             23
HSBC Holdings ................................           2,500             31
Johnson Electric Holdings ....................          13,000             29
MC Packaging .................................          70,000             28
Shangri-La Asia ..............................          26,000             30
Sinocan Holdings .............................         110,000             27
Siu-Fung Ceramics ............................         160,000             25
Tian An China ................................         142,000             22
Yue Yuen Industrial Holdings .................         104,000             25
    Total Hong Kong ...........................................           333

Schedule of Investments                                  SEI International Trust
May 17, 1995

                                                                    Unaudited
                                                                      Market
                                                                      Value
EMERGING MARKETS EQUITY PORTFOLIO                      Shares         (000)
------------------------------------------------------------------------------
India (2.7%)
India Fund ..............................                4,400      $      52
India Growth Fund .......................                6,300            121
India Investment Fund ...................                9,500            105
Indian Hotels GDR* ......................                1,800             31
    Total India ...............................................           309

Indonesia (4.8%)
Asia Pacific Resource ADR* ..............                4,400             36
Astra "F" ...............................               48,500             85
Bank Bali "F" ...........................               14,500             29
Bank International Indonesia ............               11,000             31
Dankos Labs "F" .........................                9,000             42
Indo-Rama "F" ...........................               15,000             46
Indonesian Satellite ADR* ...............                1,900             73
Indorayon "F" ...........................               27,000             62
Semen Gresik "F" ........................               17,000             84
Tjiwi Kimia .............................               10,000             18
United Tractors "F" .....................               23,000             43
    Total Indonesia ...........................................           549

Israel (0.9%)
ECI Telecommunications ADR ..............                5,800             99
    Total Israel ..............................................            99

Korea (1.6%)
Kepco ADR* ..............................                2,050             47
Korea Equity Fund .......................                3,400             29
Korea Fund ..............................                2,400             53
Korea Investment Fund ...................                4,600             56
    Total Korea ...............................................           185

Malaysia (26.7%)
Arab Malaysian ..........................               53,000            180
Arab Malaysian Finance ..................               23,000             79
Arab Malaysian Merchant Bank ............               39,000            466
DCB Holdings ............................               67,000            191
Genting Berhad ..........................               15,000            158
Hong Leong Credit .......................               45,000            204
IJM Corp Berhad .........................               77,000            290
Industrial Oxygen .......................              116,000            150
Kian Joo Can Factory ....................               33,000            119
Leader Universal Holdings ...............               79,000            294
Resorts World Berhad ....................               44,000            263
Tanjong .................................               31,000            101
Telekom Malaysia ........................               10,000             72
United Engineers ........................              161,000            518
    Total Malaysia ............................................         3,085

Schedule of Investments                                  SEI International Trust
May 17, 1995

                                                                    Unaudited
                                                                      Market
                                                                      Value
EMERGING MARKETS EQUITY PORTFOLIO                      Shares         (000)
------------------------------------------------------------------------------
Mexico (4.9%)
Penoles* ................................               95,000       $    264
Telefonos de Mexico ADR .................                9,700            301
    Total Mexico ..............................................           565

Peru (2.8%)
Banco de Credito Del Peru* ..............               63,200            137
Southern Peru Copper* ...................               22,600            100
Telefonos Peru "A"* .....................               52,500             80
    Total Peru ................................................           317

Philippines (5.3%)
Aboitiz Equity Ventures* ................              315,600             63
Ayala "B" ...............................               24,800             38
Bacnotan Cement* ........................               86,800            110
Benpres Holdings GDS* ...................                5,900             46
Keppel Phil "B" .........................               87,000             46
La Tondena Distillers ...................               46,000             60
Manila Mining "B" .......................           13,900,000             54
Petron ..................................               42,000             33
Philippine Long Distance ................                  620             44
Philippine Long Distance ADR ............                1,650            115
    Total Philippines .........................................           609

Portugal (1.6%)
Capital Portugal* .......................                  540             48
Cimpor Rights* ..........................                2,000              6
Empresa Fabril* .........................                3,900             47
Sonae Investimentos .....................                1,900             46
Soporcel* ...............................                1,550             43
    Total Portugal ............................................           190

Singapore (1.0%)
United Overseas Bank ....................               10,800            110
    Total Singapore ...........................................           110

South Africa (8.2%)
Anglo American ..........................                3,580            197
Barlow ..................................                7,100             74
Iscor ...................................              121,800            153
Liberty Life ............................                5,500            152
South African Breweries .................                5,500            160
Standard Bank ...........................                5,570            211
    Total South Africa ........................................           947

South Korea (0.4%)
Pohang Iron & Steel ADR .................                1,600             48
    Total South Korea .........................................            48

Schedule of Investments                                  SEI International Trust
May 17, 1995

                                                                    Unaudited
                                                                      Market
                                                                      Value
EMERGING MARKETS EQUITY PORTFOLIO                      Shares         (000)
------------------------------------------------------------------------------
Taiwan (1.0%)
Taiwan Equity Fund ......................                5,200        $    60
Taiwan(ROC)Fund* ........................                5,100             58
    Total Taiwan ..............................................           118

Thailand (3.9%)
Ban Pu Coal .............................                2,400             51
Bangkok Bank "F" ........................                5,100             56
Electricity Generating* .................               25,700             74
Land and House "F" ......................                2,100             40
Regional Container "F" ..................                2,000             32
Siam Cement "F" .........................                1,100             68
Thai Farmers Bank "F" ...................                8,100             74
United Communications ...................                1,900             28
Wongpaitoon Footwear "F"* ...............               17,000             27
    Total Thailand ............................................           450

Turkey (2.7%)
Cimentas* ...............................               32,000             25
Ege Biracilik ...........................               63,000             70
KOC Holdings ............................               40,000             35
Tat Konserve ............................               48,600             94
Tofas-Turk Otomobil .....................              100,600             83
    Total Turkey ..............................................           307

Venezuela (1.3%)
Quimica Y Minera ADR ....................                1,000             40
Sivensa ADR .............................               71,100            112
    Total Venezuela ...........................................           152
------------------------------------------------------------------------------
    Total Foreign Common Stock
       (Cost $9,185[000]) .....................................         9,894
------------------------------------------------------------------------------
Foreign Preferred Stocks (9.2%)
------------------------------------------------------------------------------

Brazil (9.2%)
Cie Vale Do Rio Doce ....................              844,000            155
Cimento Itau* ...........................              170,000             60
Copene Petroquimica Nord "A" ............               44,000             36
Coteminas ...............................              140,000             48
Eletrobras "B" ..........................              915,000            279
Gradiente Electronics "A" ...............              207,000             28
Lojas Renner ............................            2,100,000             38
Petrobras ...............................            1,150,000            114
Petrobras Distribuidora .................            1,530,000             57
Randon Participacoes ....................           23,000,000             34
Sadia Concordia* ........................               40,000             43

Schedule of Investments                                  SEI International Trust
May 17, 1995

                                                                    Unaudited
                                                                      Market
                                                                      Value
EMERGING MARKETS EQUITY PORTFOLIO                      Shares         (000)
------------------------------------------------------------------------------
Usiminas Gerais .........................          137,000,000      $     173
    Total Brazil ..............................................         1,065
------------------------------------------------------------------------------
    Total Foreign Preferred Stocks
       (Cost $935[000]) .......................................         1,065
------------------------------------------------------------------------------
                                                       Face           Market
                                                       Amount         Value
                                                       (000)          (000)
------------------------------------------------------------------------------
Convertible Bonds (0.9%)
------------------------------------------------------------------------------
South Africa (0.6%)
Barlow
    7.000%, 09/20/04 ....................         $         65             78
    Total South Africa ........................................            78

Thailand (0.3%)
Bangkok Bank
    3.250%, 03/03/04 ....................                   30             30
    Total Thailand ............................................            30

------------------------------------------------------------------------------
    Total Convertible Bonds
       (Cost $105[000]) .......................................           108
------------------------------------------------------------------------------
Repurchase Agreement (14.0%)
------------------------------------------------------------------------------
State Street Bank
  5.00%, dated 5/17/95, matures 5/18/95,
  repurchase price $1,618,000
  (collateralized by U.S. Treasury Note,
  par value $1,570,000, 9.25%, matures
  1/15/96: market value $1,648,000) .....                1,618          1,618
------------------------------------------------------------------------------
    Total Repurchase Agreement
       (Cost $1,618[000]) .....................................         1,618
------------------------------------------------------------------------------
    Total Investments (110.1% of Net Assets)
       (Cost $11,843[000]) ....................................     $  12,685
------------------------------------------------------------------------------

* Non-income producing security

ADR - American Depository Receipt

GDR - Global Depository Receipt

GDS - Global Depository Share

Schedule of Investements                                 SEI International Trust
May 17, 1995

                                                                    Unaudited
                                                       Face           Market
                                                       Amount         Value
EMERGING MARKETS EQUITY PORTFOLIO                      (000)          (000)
--------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

Emerging Markets Equity Portfolio                        SEI International Trust
Statement of Assets and Liabilities (000)                Unaudited
May 17, 1995

Assets:
     Investments securities  (Cost $11,843)                $     12,685
     Investment securities sold                                     543
     Capital shares sold                                            211
     Other assets                                                    22
                                                           -------------
       Total Assets                                              13,461
                                                           -------------

Liabilities:
     Investment securities purchased                              1,911
     Other liabilities                                               31
                                                           -------------
       Total Liabilities                                          1,942
                                                           -------------
         Net Assets                                        $     11,519
                                                           =============

Net Assets:
     Portfolio shares of Class A (unlimited
       authorization - no par value) based on 1,036,755
       outstanding shares of beneficial interest                 10,593
     Accumulated net realized gain on investments                    90
     Accumulated net realized loss on foreign currency
       transactions                                                 (28)
     Net unrealized depreciation on forward foreign
       currency contracts, foreign currencies and
       translation of other assets and liabilities
       denominated in foreign currencies                             (2)
     Net unrealized appreciation on investments                     842
     Undistributed net investment income                             24
                                                           -------------
     Net Assets                                            $     11,519
                                                           =============
Net asset value, offering and redemption price
  per share - Class A                                      $      11.11
                                                           =============

   The accompanying notes are an integral part of the financial statements.

Emerging Markets Equity Portfolio                        SEI International Trust
Statement of Operations (000)                            Unaudited

                                                         January 17, 1995*
                                                              Through
                                                           May 17, 1995
                                                         ----------------
Investment Income:
  Dividends                                              $           27
  Interest                                                           41
  Less: Foreign taxes withheld                                       (4)
                                                         ----------------
    Total Investment Income                                          64
                                                         ----------------

Expenses:
  Management Fees                                                    13
  Less management fees waived                                       (13)
  Reimbursement by manager                                          (15)
  Investment advisory fees                                           22
  Custodian / wire agent fee                                         18
  Professional fees                                                   1
  Registration & filing fees                                          4
  Pricing fees                                                        5
  Distribution fees                                                   3
  Miscellaneous fees                                                  2
                                                         ----------------
    Total Expenses                                                   40
                                                         ----------------
Net Investment Income                                                24
                                                         ----------------

Realized and Unrealized Gain (Loss) on Investments and
 Foreign Currency Transactions:
    Net realized gain from security
      transactions                                                   90
    Net realized loss on forward foreign
      currency contracts and foreign currency
      transactions                                                  (28)
    Net change in unrealized depreciation
      on forward foreign currency contracts, foreign
      currencies and translation of other assets and
      liabilities denominated in foreign currencies                  (2)
    Net change in unrealized appreciation on investments            842
                                                         ----------------
    Net Increase in Net Assets from
      Operations                                         $          926
                                                         ================

      *  Commencement of operations

     The accompanying notes are an integral part of the financial statements.

Emerging Markets Equity Portfolio                      SEI International Trust
Statement of Changes in Net Assets (000)               Unaudited

                                                           January 17, 1995*
                                                               Through
                                                             May 17, 1995
                                                           -----------------
Operations:
  Net investment income                                       $       24
  Net realized gain from security transactions                        90
  Net realized loss on forward foreign currency
     contracts and foreign currency transactions                     (28)
  Net change in unrealized depreciation on
     forward foreign currency contracts, foreign
     currencies and translation of other assets and
     liabilities denominated in foreign currencies                    (2)
  Net change in unrealized appreciation on
     investments                                                     842
                                                               ---------
  Net increase in net assets from operations                         926
                                                               ---------
Capital Shares Transactions:
  Class A:
    Proceeds from shares issued                                   10,777
    Shares issued in lieu of cash distributions                        -
    Cost of shares repurchased                                      (184)
                                                               ---------
Increase in Net Assets Derived from
    Capital Share Transactions                                    10,593
                                                               ---------
           Total increase in net assets                           11,519
Net Assets:
    Beginning of period                                                -
                                                               ---------
    End of period                                             $   11,519
                                                               =========
Capital Share Transactions:
  Class A:
    Shares issued                                                  1,054
    Shares issued in lieu of cash distributions                        -
    Shares repurchased                                               (17)
                                                               ---------
           Net increase in capital shares                          1,037
                                                               =========

   * Commencement of operations

   The accompanying notes are an integral part of the financial statements.

Emerging Markets Equity Portfolio                      SEI International Trust
Financial Highlights                                   Unaudited
For the period January 17, 1995 through May 17, 1995

For a Share Outstanding Throughout each Period


                                  Net Asset                               Distributions  Distributions
                                    Value         Net       Net Realized     from Net        from         Net Asset
                                  Beginning   Investment   and Unrealized   Investment  Realized Capital  Value End    Total
                                  of Period     Income          Gain          Income        Gains         of Period    Return
-----------------------------------------------------------------------------------------------------------------------------
Emerging Markets Equity Portfolio
---------------------------------
Class A
     1995*                          $10.00        $0.02         $1.09           -             -            $11.11     11.10%

                                                                                            Ratio of
                                                                              Ratio of   Net Investment
                                                                Ratio of      Expenses   Income(Loss)
                                                   Ratio of  Net Investment  to Average   to Average
                                      Net Assets   Expenses      Income      Net Assets   Net Assets  Portfolio
                                        End of    to Average   to Average    (Excluding   (Excluding   Turnover
                                      Period(000) Net Assets   Net Assets     Waivers)     Waivers)      Rate
----------------------------------------------------------------------------------------------------------------
Emerging Markets Equity Portfolio
---------------------------------
Class A
     1995*                              $ 11,519      1.95%       1.17%         3.30%         (0.18)%       60%

* Shares were offered beginning January 17, 1995. All ratios for that period have been annualized.


The accompanying notes are an integral part of the financial statements.

Emerging Markets Equity Portfolio                      SEI International Trust
Notes to Financial Statements                          Unaudited
May 17, 1995


1.  Organization:

SEI International Trust, (the "Trust") was organized as a Massachusetts business trust under a Declaration of Trust dated June 30, 1988. The operations of the Trust commenced on December 20, 1989.

2.  Significant Accounting Policies:

The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company with five portfolios: the Core International Equity Portfolio (formerly the International Equity Portfolio), the European Equity Portfolio, the Pacific Basin Equity Portfolio, the Emerging Markets Equity Portfolio and the International Fixed Income Portfolio (together the "Portfolios"). These financial statements relate to the Emerging Markets Equity Portfolio (the "Portfolio") which commenced operations on January 17, 1995.

  The following is a summary of significant accounting policies followed by the Portfolio.

  Security Valuation - Investment securities which are listed on a securities exchange for which market quotations are readily available are valued by an independent pricing service at the last quoted sales price for such securities, or if there is no such reported sale on the valuation date, at the most recent quoted bid price. Unlisted securities for which market quotations are readily available are valued at the most recent quoted bid price. Short-term investments may be valued at amortized cost which approximates market value.

  Net Asset Value Per Share - The net asset value per share of the Portfolio is calculated on each business day. It is computed by dividing the assets of the portfolio, less its liabilities, by the number of outstanding shares of the portfolio.

  Repurchase Agreements - Securities pledged as collateral for repurchase agreements are held by the custodian bank until maturity of the repurchase agreements. Provisions of the repurchase agreements and procedures adopted by the Trust require that the market value of the collateral, including accrued interest thereon, is sufficient in the event of default by the counterparty.

  The Portfolio may also invest in tri-party repurchase agreements. Securities held as collateral for tri-party repurchase agreements are maintained in a segregate account by the broker's custodian bank until maturity of the repurchase agreement. Provisions of the agreements require that the market value of the collateral, including accrued interest thereon, is sufficient in the event of default by the counterparty of the Portfolio.

  If the counterparty defaults and the value of the collateral declines or if the counterparty enters an insolvency proceeding, realization of the collateral by the Portfolio may be delayed or limited.

  Foreign Currency Translation - The books and records of the Portfolio are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars on the following basis:
     (I) market value of investment securities, other assets and liabilities at the current rate of exchange; and
     (II) purchases and sales of investment securities, income and expenses at the relevant rates of exchange prevailing on the respective dates of such transactions.

  The Portfolio does not isolate that portion of gains and losses on investment securities which is due to changes in the foreign exchange rates from that which is due to changes in market prices of equity securities.

  The Portfolio reports gains and losses on foreign currency related transactions as realized and unrealized gains and losses for financial reporting purposes, whereas such gains and losses are treated as ordinary income or loss for Federal income tax purposes.

Emerging Markets Equity Portfolio                      SEI International Trust
Notes to Financial Statements (Continued)              Unaudited
May 17, 1995


  Other - Security transactions are accounted for on the trade date of the security purchase or sale. Costs used in determining net realized capital gains and losses on the sale of investments securities are those of the specific securities sold. Purchase discounts and premiums on securities held by the Portfolio are accreted and amortized to maturity using the scientific interest method, which approximates the effective interest method. Distributions from net investment income and any net realized capital gains are generally made to Shareholders annually. Dividend income is recognized on the ex-dividend date and interest income is recognized using the accrual method.

  Federal Income Taxes - It is the intention of the Portfolio to qualify as a regulated investment company for Federal income tax purposes and to distribute all of its taxable income and net capital gains. Accordingly, no provision for Federal income taxes is required in the accompanying statements.


3.  Management, Investment Advisory and Distribution Agreements:

SEI Financial Management Corporation (the "Manager"), a wholly owned subsidiary of SEI Corporation, and the Trust are parties to a management agreement dated August 30, 1988, under which the Manager provides management, administrative and shareholder services to the Fund for an annual fee equal to .65% of the daily net assets of the Portfolio. The manager has agreed to waive all or a portion of its fees in order to limit the operating expenses of the Portfolio to 1.95% of its average daily net assets.

  SEI Financial Management Corporation (SFM), the advisor for the Portfolio, is a party to an investment advisory agreement dated December 16, 1994. Under the Investment Advisory Agreement, SFM receives an annual fee of 1.05% of the daily net assets of the Portfolio. Pursuant to a Sub-Advisory Agreement with SFM, Montgomery Asset Management, L.P. serves as Sub-Advisor to the Portfolio.

  SEI Financial Service Company (the "Distributor"), a wholly owned subsidiary of the SEI Corporation and a registered broker-dealer, acts as the distributor of the shares of the Trust under a distribution plan which provides for the Trust to reimburse the Distributor for distributions. Such expenses may not exceed .30% of the daily average net assets of the Portfolio. Distribution expenses include, among other items, the compensation and benefits of sales personnel incurred by the Distributor in connection with the promotion and sale of shares. Distribution expenses are allocated among the Portfolios on the basis of their relative average daily net assets.

  Certain Officers and/or Trustees of the Trust are also Officers and/or Directors of the Manager. Compensation of Officers and affiliated Trustees is paid by the manager.

4.  Organization Costs:

   Organizational costs have been capitalized by the Portfolio and are being amortized using the straight line method over sixty months commencing with operations. In the event any of the initial shares of the Portfolio acquired by the Manager are redeemed during the period that the Portfolio is amortizing its organizational costs, the redemption proceeds payable to the Manager by the Portfolio will be reduced by an amount equal to a pro rata portion of the unamortized organizational costs.

Emerging Markets Equity Portfolio                      SEI International Trust
Notes to Financial Statements (Concluded)              Unaudited
May 17, 1995



5.  Investment Transactions:

The cost of security purchases and the proceeds from the sale of securities, other than short-term investments and U.S. government securities, during the period ended May 17, 1995, were as follows:

                                             Purchases    Sales
                                             (000)        (000)
                                             -----        -----
Emerging Markets Equity Portfolio            $ 13,612    $ 3,478

For Federal income tax purposes, the cost of securities owned at May 17, 1995 and the net realized gains or losses on securities sold for the period then ended was not materially different from the amounts reported for financial reporting purposes. The aggregate gross unrealized appreciation and depreciation at May 17, 1995 for the Portfolio is as follows:


                                                                   Net
                                     Appreciated    Depreciated    Unrealized
                                     Securities     Securities     Appreciation
                                     (000)          (000)          (000)
                                     ----------     -----------    ------------
Emerging Markets Equity Portfolio    $ 917          $( 75)         $ 842

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995  (UNAUDITED)                                         SHARES/PAR

-------------------------------------------------  -------------------------------------------------------------------------
                                                      International       European         Pacific Basin         Pro-Forma
Country            Security Description                  Equity            Equity             Equity             Combined
-------------------------------------------------  -------------------------------------------------------------------------
Australia          ADVANCE BANK AUSTRALIA                       66,600               0                   0            66,600
                   AMCOR                                             0               0              18,000            18,000
                   AUSTRALIA & NEW ZEALAND BANK                531,827               0              36,000           567,827
                   AUSTRALIAN NATIONAL INDUSTRIES            1,128,000               0                   0         1,128,000
                   BORAL                                       450,000               0                   0           450,000
                   BRAMBLES INDUSTRIES                         121,000               0                   0           121,000
                   BROKEN HILL PROPRIETARY                      47,360               0              37,900            85,260
                   CRA                                               0               0              23,000            23,000
                   LEND LEASE                                        0               0               8,000             8,000
                   MAYNE NICKLESS                                    0               0              60,000            60,000
                   MIM HOLDINGS                                      0               0             135,000           135,000
                   NATIONAL AUSTRALIA BANK                     350,272               0                   0           350,272
                   NEWSCORP                                          0               0              32,000            32,000
                   NORMANDY MINING                                   0               0              64,000            64,000
                   OIL SEARCH                                        0               0             175,000           175,000
                   PIONEER INTERNATIONAL                       761,900               0                   0           761,900
                   QUANTAS AIRWAYS                                   0               0              41,000            41,000
                   TABCORP                                           0               0              80,000            80,000
                   TNT                                               0               0             190,000           190,000
                   WESTPAC BANKING                             650,007               0              54,000           704,007
                   WMC                                               0               0              63,125            63,125
                   WOODSIDE PETROLEUM                                0               0              17,000            17,000

Austria            VA TECHNOLOGIE                                    0           2,020                   0             2,020

Belgium            ARBED                                                         2,600                                 2,600
                   ELECTRABEL                                   10,600               0                   0            10,600
                   KREDIETBANK                                   5,600               0                   0             5,600
                   SOLVAY                                        1,500               0                   0             1,500
                   TRACTEBEL                                     3,000               0                   0             3,000

Canada             BANK OF MONTREAL                             54,500               0                   0            54,500
                   BANK OF NOVA SCOTIA                          86,900               0                   0            86,900
                   CANADIAN IMPERIAL BANK                       71,200               0                   0            71,200
                   OSHAWA GROUP "A"                             15,300               0                   0            15,300
                   ROYAL BANK OF CANADA                         43,200               0                   0            43,200
                   SEAGRAM CORPORATION                          30,200               0                   0            30,200

Denmark            DEN DANSKE BANK   DKK  100                        0           8,830                   0             8,830

Finland            ENSO-GUTZEIT "A"                             47,600               0                   0            47,600
                   NOKIA AB 'A'                                      0           1,520                   0            17,520
                   NOKIA AB 'K'                                      0           4,000                   0             4,000

France             ALCATEL ALSTHOM                              26,900               0                   0            26,900

                                                                          MARKET VALUE

-------------------------------------------------  ------------------------------------------------------------------------
                                                           International    European       Pacific Basin      Pro-Forma
Country            Security Description                       Equity         Equity           Equity          Combined
-------------------------------------------------  ------------------------------------------------------------------------
Australia          ADVANCE BANK AUSTRALIA                        $466,525            $0               $0           $466,525
                   AMCOR                                                0             0          140,158            140,158
                   AUSTRALIA & NEW ZEALAND BANK                 2,158,487             0          146,110          2,304,597
                   AUSTRALIAN NATIONAL INDUSTRIE                  991,928             0                0            991,928
                   BORAL                                        1,143,179             0                0          1,143,179
                   BRAMBLES INDUSTRIES                          1,216,821             0                0          1,216,821
                   BROKEN HILL PROPRIETARY                        686,996             0          549,771          1,236,767
                   CRA                                                  0             0          368,207            368,207
                   LEND LEASE                                           0             0          114,123            114,123
                   MAYNE NICKLESS                                       0             0          287,711            287,711
                   MIM HOLDINGS                                         0             0          192,785            192,785
                   NATIONAL AUSTRALIA BANK                      3,006,468             0                0          3,006,468
                   NEWSCORP                                             0             0          183,750            183,750
                   NORMANDY MINING                                      0             0           84,179             84,179
                   OIL SEARCH                                           0             0          156,520            156,520
                   PIONEER INTERNATIONAL                        1,981,341             0                0          1,981,341
                   QUANTAS AIRWAYS                                      0             0           66,870             66,870
                   TABCORP                                              0             0          197,219            197,219
                   TNT                                                  0             0          258,474            258,474
                   WESTPAC BANKING                              2,442,717             0          202,931          2,645,648
                   WMC                                                  0             0          424,154            424,154
                   WOODSIDE PETROLEUM                                   0             0           79,346             79,346
                                                   ------------------------------------------------------------------------
                                                               14,094,462             0        3,452,308         17,546,770

Austria            VA TECHNOLOGIE                                       0       223,096                0            223,096
                                                   ------------------------------------------------------------------------

Belgium            ARBED                                                        353,366                0            353,366
                   ELECTRABEL                                2,238,274                0                0          2,238,274
                   KREDIETBANK                               1,260,450                0                0          1,260,450
                   SOLVAY                                      785,627                0                0            785,627
                   TRACTEBEL                                 1,039,215                0                0          1,039,215
                                                   ------------------------------------------------------------------------
                                                             5,323,566          353,366                0          5,676,932

Canada             BANK OF MONTREAL                          1,197,579                0                0          1,197,579
                   BANK OF NOVA SCOTIA                       1,893,352                0                0          1,893,352
                   CANADIAN IMPERIAL BANK                    1,750,168                0                0          1,750,168
                   OSHAWA GROUP "A"                            243,603                0                0            243,603
                   ROYAL BANK OF CANADA                        961,341                0                0            961,341
                   SEAGRAM CORPORATION                       1,113,520                0                0          1,113,520
                                                   ------------------------------------------------------------------------
                                                             7,159,563                0                0          7,159,563

Denmark            DEN DANSKE BANK   DKK  100                        0          569,277                0            569,277
                                                   ------------------------------------------------------------------------

Finland            ENSO-GUTZEIT "A"                            408,453                0                0            408,453
                   NOKIA AB 'A'                                      0          799,233                0            799,233
                   NOKIA AB 'K'                                      0          276,599                0            276,599
                                                   ------------------------------------------------------------------------
                                                               408,453        1,075,832                0          1,484,285

France             ALCATEL ALSTHOM                           2,698,265                0                0          2,698,265

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                                              SHARES/PAR

-----------------------------------------------   --------------------------------------------------------------------------------
                                                       International         European         Pacific Basin         Pro-forma
Country          Security Description                     Equity              Equity             Equity              Combined
-----------------------------------------------   --------------------------------------------------------------------------------
                 BERTRAND FAURE                                  18,250                 0                     0             18,250
                 C.G.I.P.                                         6,250                 0                     0              6,250
                 CAP GEMINI SOGETI                               30,000                 0                     0             30,000
                 CARNAUD METAL BOX                               25,700                 0                     0             25,700
                 CARREFOUR                                            0             1,540                     0              1,540
                 CASTORAMA                                            0             4,000                     0              4,000
                 CETELEM                                              0             5,244                     0              5,244
                 CHRISTIAN DIOR                                  24,300                 0                     0             24,300
                 CIE DE SAINT GOBAIN                             26,121             4,300                     0             30,421
                 COLAS                                            3,000                 0                     0              3,000
                 CREDIT LOCAL DE FRANCE                               0             5,120                     0              5,120
                 DE DIETRICH ET COMPAGNIE                           750                 0                     0                750
                 EAUX GENERALE                                   17,730             6,505                     0             24,235
                 ECCO                                            10,800                 0                     0             10,800
                 EIFFAGE SA                                       1,500                 0                     0              1,500
                 ELF AQUITAINE                                   56,991             7,222                     0             64,213
                 ERIDANIA BEGHIN SAY                              8,800                 0                     0              8,800
                 GALERIES LAFAYETE                                    0               500                     0                500
                 LAFARGE                                         31,515                 0                     0             31,515
                 LVMH MOET HENNESY                                2,400             3,670                     0              6,070
                 MICHELIN 'B'                                    24,000                 0                     0             24,000
                 NAVIGATION MIXTE                                 1,600                 0                     0              1,600
                 POLIET                                           6,150                 0                     0              6,150
                 SAINT LOUIS                                      5,250                 0                     0              5,250
                 SANOFI                                               0            10,000                     0             10,000
                 SEITA                                                0             6,000                     0              6,000
                 SOCIETE GENERALE                                     0             5,301                     0              5,301
                 SOMMER ALLIBERT                                  2,900                 0                     0              2,900
                 TOTAL 'B'                                       37,637                 0                     0             37,637


Germany          BASF                                            16,400             1,200                     0             17,600
                 BAYER                                           11,017             1,000                     0             12,017
                 BEIERSDORF                                           0               417                     0                417
                 DEGUSSA                                          3,300                                       0              3,300
                 DEUTSCHE PFANDBRIEF & HYPOTHEKENBANK                 0             6,000                     0              6,000
                 GEHE AG                                              0               900                     0                900
                 HOCHTIEF                                         2,100                 0                     0              2,100
                 HOECHST                                          7,350                 0                     0              7,350
                 JUNGHEINRICH PFD                                     0             2,600                     0              2,600
                 KARSTADT                                         2,750                 0                     0              2,750
                 MAN                                              4,600                 0                     0              4,600
                 MANNESMANN                                       1,300                 0                     0              1,300
                 RHOEN KLINIKUM PFD                                   0               460                     0                460
                 SAP PFD                                              0             5,950                     0              5,950
                 VEBA                                                 0            13,500                     0             13,500
                 WELLA                                                0               890                     0                890


Hong Kong        CHEN HSONG                                           0                 0               230,000            230,000

AUGUST 31, 1995 (UNAUDITED)                                              MARKET VALUE

-----------------------------------------------   --------------------------------------------------------------------------------
                                                       International         European         Pacific Basin         Pro-forma
Country          Security Description                     Equity              Equity             Equity              Combined
-----------------------------------------------   --------------------------------------------------------------------------------
                 BERTRAND FAURE                                 701,854                 0                     0            701,854
                 C.G.I.P.                                     1,340,569                 0                     0          1,340,569
                 CAP GEMINI SOGETI                              762,415                 0                     0            762,415
                 CARNAUD METAL BOX                            1,092,804                 0                     0          1,092,804
                 CARREFOUR                                            0           859,982                     0            859,982
                 CASTORAMA                                            0           633,561                     0            633,561
                 CETELEM                                              0           812,927                     0            812,927
                 CHRISTIAN DIOR                               2,143,622                 0                     0          2,143,622
                 CIE DE SAINT GOBAIN                          3,319,172           546,397                     0          3,865,569
                 COLAS                                          561,404                 0                     0            561,404
                 CREDIT LOCAL DE FRANCE                               0           433,391                     0            433,391
                 DE DIETRICH ET COMPAGNIE                       364,258                 0                     0            364,258
                 EAUX GENERALE                                1,876,860           688,605                     0          2,565,465
                 ECCO                                         1,744,871                 0                     0          1,744,871
                 EIFFAGE SA                                     230,746                 0                     0            230,746
                 ELF AQUITAINE                                4,174,482           528,998                     0          4,703,480
                 ERIDANIA BEGHIN SAY                          1,301,378                 0                     0          1,301,378
                 GALERIES LAFAYETE                                    0           163,148                     0            163,148
                 LAFARGE                                      2,355,269                 0                     0          2,355,269
                 LVMH MOET HENNESY                              431,995           660,593                     0          1,092,588
                 MICHELIN 'B'                                 1,041,927                 0                     0          1,041,927
                 NAVIGATION MIXTE                               263,257                 0                     0            263,257
                 POLIET                                         531,549                 0                     0            531,549
                 SAINT LOUIS                                  1,551,740                 0                     0          1,551,740
                 SANOFI                                               0           618,297                     0            618,297
                 SEITA                                                0           212,429                     0            212,429
                 SOCIETE GENERALE                                     0           553,797                     0            553,797
                 SOMMER ALLIBERT                                987,075                 0                     0            987,075
                 TOTAL 'B'                                    2,211,440                 0                     0          2,211,440
                                                  --------------------------------------------------------------------------------
                                                             31,686,952         6,712,125                     0         38,399,077

Germany          BASF                                         3,672,026           269,000                     0          3,941,026
                 BAYER                                        2,849,082           259,000                     0          3,108,082
                 BEIERSDORF                                           0           315,302                     0            315,302
                 DEGUSSA                                      1,061,976                 0                     0          1,061,976
                 DEUTSCHE PFANDBRIEF & HYPOTHEKENBANK                 0           255,676                     0            255,676
                 GEHE AG                                              0           407,445                     0            407,445
                 HOCHTIEF                                     1,046,635                 0                     0          1,046,635
                 HOECHST                                      1,765,463                 0                     0          1,765,463
                 JUNGHEINRICH PFD                                     0           579,669                     0            579,669
                 KARSTADT                                     1,223,410                 0                     0          1,223,410
                 MAN                                          1,282,744                 0                     0          1,282,744
                 MANNESMANN                                     410,111                 0                     0            410,111
                 RHOEN KLINIKUM PFD                                   0           423,086                     0            423,086
                 SAP PFD                                              0           881,527                     0            881,527
                 VEBA                                                 0           516,363                     0            516,363
                 WELLA                                                0           688,723                     0            688,723
                                                  --------------------------------------------------------------------------------
                                                             13,311,447         4,595,791                     0         17,907,238

Hong Kong        CHEN HSONG                                           0                 0               163,426            163,426

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                                            SHARES/PAR

----------------------------------------------------   ----------------------------------------------------------------------------
                                                           International         European         Pacific Basin         Pro-Forma
Country          Security Description                          Equity             Equity             Equity             Combined
----------------------------------------------------   ----------------------------------------------------------------------------
                 CHEUNG KONG                                              0                 0               78,000           78,000
                 CITIC PACIFIC                                            0                 0               80,000           80,000
                 ESPRIT ASIA                                      1,092,000                 0                    0        1,092,000
                 GIORDANO                                                 0                 0              196,000          196,000
                 HONG KONG & SHANGHAI HOTELS                              0                 0               48,000           48,000
                 HONG KONG ELECTRIC HOLDINGS                              0                 0              125,000          125,000
                 HONG KONG TELECOMMUNICATIONS                             0                 0              212,800          212,800
                 HSBC HOLDINGS                                      253,200                 0               42,290          295,490
                 HUTCHISON WHAMPOA                                        0                 0              174,000          174,000
                 KUMAGAI GUMI                                     1,005,000                 0                    0        1,005,000
                 NEW WORLD DEVELOPMENT                              184,000                 0               62,000          246,000
                 REGAL HOTELS INTERNATIONAL                       3,190,000                 0                    0        3,190,000
                 SINO HOTELS HOLDINGS                               488,500                 0                    0          488,500
                 SINO LAND CO.                                      958,000                 0                    0          958,000
                 SUN HUNG KAI PROPERTIES                                  0                 0               60,200           60,200
                 SWIRE PACIFIC 'A'                                        0                 0               67,000           67,000
                 WHARF HOLDINGS                                           0                 0               91,000           91,000


Italy            ALLEANZA ASSICURAZIONI                                   0               272                    0              272
                 FIAT PREF                                          482,000                 0                    0          482,000
                 FIDIS                                              282,600                 0                    0          282,600
                 MONDADORI                                          140,000                 0                    0          140,000
                 SAI DI RISP                                        101,000                 0                    0          101,000
                 TELECOM ITALIA                                           0           190,000                    0          190,000
                 TELECOM ITALIA MOBILE DI RISP                      241,700                 0                    0          241,700
                 TELECOM ITALIA MOBILE SPA                                0           520,000                    0          520,000
                 TELECOM ITALIA-DI RISP                             241,700                 0                    0          241,700


Japan            ADVANTEST                                           37,000                 0                    0           37,000
                 AMADA                                                    0                 0               59,000           59,000
                 ASATSU INC                                               0                 0                6,000            6,000
                 BRIDGESTONE                                              0                 0               81,000           81,000
                 BUNKA SHUTTER                                       45,000                 0                    0           45,000
                 CANON                                                    0                 0               23,000           23,000
                 CANON SALES                                              0                 0                4,000            4,000
                 CATENA                                              22,000                 0                    0           22,000
                 CENTRAL GLASS                                       60,000                 0                    0           60,000
                 CHAIN STORE OKUWA                                        0                 0               13,000           13,000
                 CHIBA KOGYO BANK                                     1,100                 0                    0            1,100
                 CHIYODA                                            141,000                 0                    0          141,000
                 CHUBU ELECTRIC POWER                                36,000                 0                    0           36,000
                 CITIZEN WATCH                                      122,000                 0                    0          122,000
                 COSMO OIL                                          103,000                 0                    0          103,000
                 CREDIT SAISON                                            0                 0               11,000           11,000
                 DAI NIPPON INK & CHEMICAL                          268,000                 0                    0          268,000
                 DAI NIPPON PRINTING                                150,000                 0                    0          160,000
                 DAI TOKYO FIRE & MARINE INSURANCE                    4,000                 0               45,000           49,000
                 DAIDO STEEL                                        278,000                 0                    0          278,000

AUGUST 31, 1995 (UNAUDITED)                                                  MARKET VALUE

----------------------------------------------------   ----------------------------------------------------------------------------
                                                           International         European         Pacific Basin         Pro-Forma
Country          Security Description                          Equity             Equity             Equity             Combined
----------------------------------------------------   ----------------------------------------------------------------------------
                 CHEUNG KONG                                               0                  0            386,952          386,952
                 CITIC PACIFIC                                             0                  0            227,892          227,892
                 ESPRIT ASIA                                         423,228                  0                  0          423,228
                 GIORDANO                                                  0                  0            160,791          160,791
                 HONG KONG & SHANGHAI HOTELS                               0                  0             58,601           58,601
                 HONG KONG ELECTRIC HOLDINGS                               0                  0            433,596          433,596
                 HONG KONG TELECOMMUNICATIONS                              0                  0            384,885          384,885
                 HSBC HOLDINGS                                     3,401,951                  0            568,201        3,970,152
                 HUTCHISON WHAMPOA                                         0                  0            838,473          838,473
                 KUMAGAI GUMI                                        779,019                  0                  0          779,019
                 NEW WORLD DEVELOPMENT                               670,344                  0            225,877          896,221
                 REGAL HOTELS INTERNATIONAL                          576,965                  0                  0          576,965
                 SINO HOTELS HOLDINGS                                112,966                  0                  0          112,966
                 SINO LAND CO.                                       668,329                  0                  0          668,329
                 SUN HUNG KAI PROPERTIES                                   0                  0            437,472          437,472
                 SWIRE PACIFIC 'A'                                         0                  0            502,035          502,035
                 WHARF HOLDINGS                                            0                  0            261,579          261,579
                                                       ----------------------------------------------------------------------------
                                                                   6,632,802                  0          4,649,780       11,282,582

Italy            ALLEANZA ASSICURAZIONI                                    0                221                  0              221
                 FIAT PREF                                         1,087,497                  0                  0        1,087,497
                 FIDIS                                               619,340                  0                  0          619,340
                 MONDADORI                                           904,950                  0                  0          904,950
                 SAI DI RISP                                         491,197                  0                  0          491,197
                 TELECOM ITALIA                                            0            305,282                  0          305,282
                 TELECOM ITALIA MOBILE DI RISP                       242,087                  0                  0          242,087
                 TELECOM ITALIA MOBILE SPA                                 0            786,683                  0          766,683
                 TELECOM ITALIA-DI RISP                              310,978                  0                  0          310,978
                                                       ----------------------------------------------------------------------------
                                                                   3,656,049          1,072,186                  0        4,728,235


Japan            ADVANTEST                                         2,127,917                  0                  0        2,127,917
                 AMADA                                                     0                  0            615,841          615,841
                 ASATSU INC                                                0                  0            219,812          219,812
                 BRIDGESTONE                                               0                  0          1,193,614        1,193,614
                 BUNKA SHUTTER                                       256,498                  0                  0          256,498
                 CANON                                                     0                  0            416,598          416,598
                 CANON SALES                                               0                  0            106,836          106,836
                 CATENA                                              353,459                  0                  0          353,459
                 CENTRAL GLASS                                       205,690                  0                  0          205,690
                 CHAIN STORE OKUWA                                         0                  0            203,541          203,541
                 CHIBA KOGYO BANK                                     43,788                  0                  0           43,788
                 CHIYODA                                           1,471,756                  0                  0        1,471,756
                 CHUBU ELECTRIC POWER                                839,951                  0                  0          839,951
                 CITIZEN WATCH                                       932,603                  0                  0          932,603
                 COSMO OIL                                           537,556                  0                  0          537,556
                 CREDIT SAISON                                             0                  0            230,761          230,761
                 DAI NIPPON INK & CHEMICAL                         1,190,258                  0                  0        1,190,258
                 DAI NIPPON PRINTING                               2,379,247                  0                  0        2,379,247
                 DAI TOKYO FIRE & MARINE INSURANCE                    26,607                  0            299,325          325,932
                 DAIDO STEEL                                       1,408,207                  0                  0        1,408,207

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31,1995 (UNAUDITED)                                       SHARES/PAR

-------------------------------------     --------------------------------------------------------------------------------------
Country         Security Description          International        European             Pacific Basin              Pro-Forma
                                                 Equity             Equity                 Equity                  Combined
-------------------------------------     --------------------------------------------------------------------------------------
                DAIHATSU MOTOR                          448,000                0                       0                 448,000
                DAIKYO                                  222,000                0                       0                 222,000
                DAITO TRUST CONSTRUCTION                132,000                0                       0                 132,000
                DAIWA BANK                               40,000                0                       0                  40,000
                DAIWA SECURITIES                        177,000                0                  30,000                 207,000
                DDI                                           0                0                      12                      12
                DDI                                           0                0                      42                      42
                DENNY'S JAPAN                                 0                0                   8,000                   8,000
                EAST JAPAN RAILWAY                            0                0                     128                     128
                EZAKI GLICO                              48,000                0                       0                  48,000
                FAMILYMART                                    0                0                   5,000                   6,000
                FUJI PHOTO FILM                          96,000                0                  25,000                 121,000
                FUJITA                                  108,000                0                       0                 108,000
                FUJITSU                                 412,000                0                       0                 412,000
                GLORY                                         0                0                  10,000                  10,000
                HANKYU REALTY                            36,000                0                       0                  36,000
                HEIWA CORP                                    0                0                   5,000                   5,000
                HINO MOTORS                              45,000                0                       0                  45,000
                HIROSE ELECTRIC                               0                0                   8,000                   8,000
                HITACHI                                 447,000                0                 142,000                 589,000
                HITACHI MAXELL                           34,000                0                       0                  34,000
                HOKKAIDO TAKUSHOKU BANK                 407,000                0                       0                 407,000
                HONDA MOTOR                             121,000                0                       0                 121,000
                HYAKUGO BANK                             93,000                0                       0                  93,000
                INNOTECH                                      0                0                   4,000                   4,000
                ITO YOKADO                                    0                0                  27,000                  27,000
                JACCS                                    40,000                0                       0                  40,000
                JAPAN AIRPORT TERMINAL                        0                0                  18,000                  18,000
                JAPAN ASSOCIATED FINANCE                      0                0                   2,000                   2,000
                JAPAN STEEL WORKS                       186,000                0                       0                 186,000
                JOSHIN DENKI                             81,000                0                       0                  81,000
                KAGOSHIMA BANK                          116,000                0                       0                 116,000
                KAHMA                                         0                0                  10,400                  10,400
                KANKAKU SECURITIES                       61,000                0                       0                  61,000
                KEYENCE                                       0                0                   2,000                   2,000
                KIRIN BREWERY                           188,000                0                       0                 188,000
                KISHU PAPER                              97,000                0                       0                  97,000
                KOA FIRE & MARINE INSURANCE                   0                0                  31,000                  31,000
                KOBE STEEL                                    0                0                  45,000                  45,000
                KOITO INDUSTRIES                              0                0                   5,000                   6,000
                KURARAY                                       0                0                  53,000                  63,000
                KYUSHU ELECTRIC POWER                    33,000                0                       0                  33,000
                LONG TERM CREDIT BANK JAPAN             241,000                0                       0                 241,000
                MABUCHI MOTOR                                 0                0                   4,000                   4,000
                MAKITA                                        0                0                  28,000                  28,000
                MATSUSHITA ELECTRIC                     261,000                0                  95,000                 366,000
                MAZDA MOTOR CORP                        292,000                0                       0                 292,000
                MEISEI INDUSTRIAL                        57,000                0                       0                  57,000
                MITSUBISHI                                    0                0                  71,000                  71,000
                MITSUBISHI ELECTRIC                           0                0                 108,000                 108,000


PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31,1995 (UNAUDITED)                                       SHARES/PAR

-------------------------------------     --------------------------------------------------------------------------------------
Country         Security Description          International        European             Pacific Basin              Pro-Forma
                                                 Equity             Equity                 Equity                  Combined
-------------------------------------     --------------------------------------------------------------------------------------
                DAIHATSU MOTOR                       2,017,192                 0                        0              2,017,192
                DAIKYO                               1,792,448                 0                        0              1,792,448
                DAITO TRUST CONSTRUCTION             1,647,974                 0                        0              1,647,974
                DAIWA BANK                             327,876                 0                        0                327,876
                DAIWA SECURITIES                     2,227,896                 0                  377,610              2,605,506
                DDI                                          0                 0                  101,433                101,433
                DDI                                          0                 0                  355,014                355,014
                DENNY'S JAPAN                                0                 0                  221,040                221,040
                EAST JAPAN RAILWAY                           0                 0                  609,087                609,087
                EZAKI GLICO                            417,519                 0                        0                417,519
                FAMILYMART                                   0                 0                  220,016                220,016
                FUJI PHOTO FILM                      2,406,877                 0                  626,791              3,033,668
                FUJITA                                 550,389                 0                        0                550,389
                FUJITSU                              4,469,095                 0                        0              4,469,095
                GLORY                                        0                 0                  365,330                365,330
                HANKYU REALTY                          250,512                 0                        0                250,512
                HEIWA CORP                                   0                 0                  146,336                146,336
                HINO MOTORS                            399,713                 0                        0                399,713
                HIROSE ELECTRIC                              0                 0                  544,413                544,413
                HITACHI                              4,894,494                 0                1,554,851              6,449,345
                HITACHI MAXELL                         546,255                 0                        0                546,255
                HOKKAIDO TAKUSHOKU BANK              1,257,818                 0                        0              1,257,818
                HONDA MOTOR                          2,154,523                 0                        0              2,154,523
                HYAKUGO BANK                           589,102                 0                        0                 589,102
                INNOTECH                                     0                 0                  156,774                 156,774
                ITO YOKADO                                   0                 0                1,439,521               1,439,521
                JACCS                                  373,312                 0                        0                 373,312
                JAPAN AIRPORT TERMINAL                       0                 0                  208,146                 208,146
                JAPAN ASSOCIATED FINANCE                     0                 0                  206,713                 206,713
                JAPAN STEEL WORKS                      569,116                 0                        0                 569,116
                JOSHIN DENKI                         1,036,124                 0                        0               1,036,124
                KAGOSHIMA BANK                         946,091                 0                        0                 946,091
                KAHMA                                        0                 0                  185,182                 185,182
                KANKAKU SECURITIES                     227,221                 0                        0                 227,221
                KEYENCE                                      0                 0                  255,833                 255,833
                KIRIN BREWERY                        1,962,341                 0                        0               1,962,341
                KISHU PAPER                            665,063                 0                        0                 665,063
                KOA FIRE & MARINE INSURANCE                  0                 0                  180,506                 180,506
                KOBE STEEL                                   0                 0                  116,506                 116,506
                KOITO INDUSTRIES                             0                 0                   50,911                  50,911
                KURARAY                                      0                 0                  532,061                 532,061
                KYUSHU ELECTRIC POWER                  793,594                 0                        0                 793,594
                LONG TERM CREDIT BANK JAPAN          2,034,640                 0                        0               2,034,640
                MABUCHI MOTOR                                0                 0                  271,388                 271,388
                MAKITA                                       0                 0                  449,857                 449,857
                MATSUSHITA ELECTRIC                  4,086,472                 0                1,487,413               5,573,885
                MAZDA MOTOR CORP                     1,213,181                 0                        0               1,213,181
                MEISEI INDUSTRIAL                      355,813                 0                        0                 355,813
                MITSUBISHI                                   0                 0                  784,691                 784,691
                MITSUBISHI ELECTRIC                          0                 0                  810,111                 810,111

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                                 SHARES/PAR

-----------------------------------------------------------------------------------------------------------
                                             International    European     Pacific Basin     Pro-Forma
County      Security Description                Equity          Equity        Equity         Combined
-----------------------------------------------------------------------------------------------------------
            MITSUBISHI ESTATE                         176,000           0                0          176,000
            MITSUBISHI GAS CHEMICAL                         0           0           67,000           67,000
            MITSUBISHI MOTOR                                0           0           39,000           39,000
            MITSUBISHI TRUST & BANKING                      0           0           36,000           36,000
            MITSUI                                          0           0          112,000          112,000
            MITSUI FUDOSAN                            184,000           0                0          184,000
            MITSUI PETROCHEM                                0           0           21,000           21,000
            MITSUI TRUST & BANKING                    315,000           0                0          315,000
            MOS FOOD SERVICES                               0           0            2,200            2,200
            MR MAX                                          0           0              400              400
            MURATA                                          0           0           19,000           19,000
            NAGASE                                     43,000           0                0           43,000
            NAIGAI CO                                  70,000           0                0           70,000
            NAVIX LINE                                517,000           0                0          517,000
            NEC                                       145,000           0                0          145,000
            NEW OJI PAPER                                   0           0           55,000           55,000
            NICHII                                     81,000           0                0           81,000
            NIHON DEMPA KOGYO                               0           0            6,000            6,000
            NIKKO SECURITIES                          200,000           0                0          200,000
            NINTENDO                                      700           0                0              700
            NIPPON CHEMICAL INDUSTRIAL                104,000           0                0          104,000
            NIPPON CREDIT BANK                        284,000           0                0          284,000
            NIPPON SHEET GLASS                        135,000           0                0          135,000
            NIPPON SHINPAN                            123,000           0           27,000          150,000
            NIPPON STEEL                              137,000           0           85,000          222,000
            NIPPON TELEGRAPH & TELEPHONE                  157           0                0              157
            NIPPON TELEVISION NETWORK                       0           0            1,000            1,000
            NISSAN FIRE & MARINE INSURANCE             56,000           0                0           56,000
            NISSAN MOTORS                             238,000           0                0          238,000
            NKK                                       384,000           0                0          384,000
            NOMURA SECURITIES                               0           0           36,000           36,000
            NSK                                       159,000           0                0          159,000
            OBAYASHI                                   73,000           0                0           73,000
            OKINAWA ELECTRIC POWER                          0           0            4,000            4,000
            OMRON                                           0           0           27,000           27,000
            ORIENT CORPORATION                        118,000           0                0          118,000
            ORIX                                       31,000           0                0           31,000
            PIONEER ELECTRONICS                       105,000           0                0          105,000
            PROMISE CO                                      0           0            4,000            4,000
            RENOWN                                     63,000           0                0           63,000
            SANGETSU                                        0           0            5,000            5,000
            SANKYO                                          0           0           27,000           27,000
            SANTEN PHARMACEUTICAL                           0           0            5,000            5,000
            SEINO TRANSPORTATION                            0           0           19,000           19,000
            SEKISUI HOUSE                                   0           0           33,000           33,000
            SEVEN ELEVEN                                    0           0            1,000            1,000
            SHIMACHU                                        0           0            8,000            8,000
            SHIMAMURA                                       0           0            7,000            7,000
            SHIMIZU                                    80,000           0                0           80,000
            SHINMAYWA INDUSTRIES                      103,000           0                0          103,000

                                                            MARKET VALUE

-------------------------------------------------------------------------------------------------------------
                                            International      European   Pacific Basin         Pro-Foma
Country     Security Description               Equity           Equity        Equity            Combined
-------------------------------------------------------------------------------------------------------------
            MITSUBISHI ESTATE                       2,071,224           0                0          2,071,224
            MITSUBISHI GAS CHEMICAL                         0           0          281,109            281,109
            MITSUBISHI MOTOR                                0           0          337,638            337,638
            MITSUBISHI TRUST & BANKING                      0           0          600,491            600,491
            MITSUI                                          0           0          876,791            876,791
            MITSUI FUDOSAN                          2,372,493           0                0          2,372,493
            MITSUI PETROCHEM                                0           0          161,175            161,175
            MITSUI TRUST & BANKING                  3,255,731           0                0          3,255,731
            MOS FOOD SERVICES                               0           0           56,283             56,283
            MR MAX                                          0           0            7,245              7,245
            MURATA                                          0           0          758,289            758,289
            NAGASE                                    356,427           0                0            356,427
            NAIGAI CO                                 300,860           0                0            300,860
            NAVIX LINE                              1,528,991           0                0          1,528,991
            NEC                                     1,899,304           0                0          1,899,304
            NEW OJI PAPER                                   0           0          496,418            496,418
            NICHII                                    928,367           0                0            928,367
            NIHON DEMPA KOGYO                               0           0          167,008            167,008
            NIKKO SECURITIES                        1,960,704           0                0          1,960,704
            NINTENDO                                   43,696           0                0             43,696
            NIPPON CHEMICAL INDUSTRIAL                766,271           0                0            766,271
            NIPPON CREDIT BANK                      1,203,193           0                0          1,203,193
            NIPPON SHEET GLASS                        613,385           0                0            613,385
            NIPPON SHINPAN                            792,980           0          174,069            967,049
            NIPPON STEEL                              465,452           0          288,784            754,236
            NIPPON TELEGRAPH & TELEPH               1,420,262           0                0          1,420,262
            NIPPON TELEVISION NETWORKON                     0           0          235,366            235,366
            NISSAN FIRE & MARINE INSURA               341,547           0                0            341,547
            NISSAN MOTORS                           1,826,648           0                0          1,826,648
            NKK                                       943,103           0                0            943,103
            NOMURA SECURITIES                               0           0          707,327            707,327
            NSK                                     1,072,257           0                0          1,072,257
            OBAYASHI                                  574,468           0                0            574,468
            OKINAWA ELECTRIC POWER                          0           0          118,707            118,707
            OMRON                                           0           0          594,044            594,044
            ORIENT CORPORATION                        573,578           0                0            573,578
            ORIX                                    1,097,626           0                0          1,097,626
            PIONEER ELECTRONICS                     2,009,312           0                0          2,009,312
            PROMISE CO                                      0           0          167,008            167,008
            RENOWN                                    203,080           0                0            203,080
            SANGETSU                                        0           0          123,823            123,823
            SANKYO                                          0           0          602,333            602,333
            SANTEN PHARMACEUTICAL                           0           0          121,265            121,265
            SEINO TRANSPORTATION                            0           0          316,926            316,926
            SEKISUI HOUSE                                   0           0          415,370            415,370
            SEVEN ELEVEN                                    0           0           68,461             68,461
            SHIMACHU                                        0           0          208,760            208,760
            SHIMAMURA                                       0           0          265,043            265,043
            SHIMIZU                                   843,226           0                0            843,226
            SHINMAYWA INDUSTRIES                      853,766           0                0            853,766

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                               SHARES/PAR

------------------------------------   ------------------------------------------------------------------------
                                          International         European     Pacific Basin        Pro-Forma
 Country    Security Description              Equity             Equity          Equity           Combined
------------------------------------   ------------------------------------------------------------------------
            SHOWA SHELL SEKIYO                        84,000            0                60,950          144,950
            SONY                                           0            0                 4,000            4,000
            SONY MUSIC ENTERTAINMENT                       0            0                 5,000            5,000
            SUMITOMO BANK                             45,000            0                     0           45,000
            SUMITOMO ELECTRIC                              0            0                19,000           19,000
            SUMITOMO FORESTRY                              0            0                20,000           20,000
            SUMITOMO METAL                           313,000            0                75,000          388,000
            SUMITOMO REALTY & DEVELOPMENT            257,000            0                     0          257,000
            SUMITOMO TRUST & BANKING                  80,000            0                     0           80,000
            SXL                                      145,000            0                     0          145,000
            TAISEI                                   138,000            0                     0          138,000
            TAKASHIMAYA                                    0            0                24,000           24,000
            TAKEDA CHEMICAL INDUSTRIES               169,000            0                     0          169,000
            TOHO                                           0            0                 5,280            5,280
            TOKIO MARINE & FIRE INSURANCE                  0            0                78,000           78,000
            TOKYO BROADCASTING SYSTEM                      0            0                23,000           23,000
            TOKYO ELECTRIC POWER                      72,500            0                     0           72,500
            TOKYO ELECTRONICS                              0            0                18,000           18,000
            TOKYO STEEL                               54,500            0                     0           54,500
            TOSHIBA                                  434,000            0               120,000          554,000
            TOYO SHUTTER                              47,000            0                     0           47,000
            TOYOTA MOTOR                                   0            0                63,000           63,000
            VICTOR CO. OF JAPAN (JVC)                144,000            0                     0          144,000
            YAMAICHI SECURITIES                      271,000            0                     0          271,000
            YASUDA FIRE & MARINE INSURANCE                 0            0                42,000           42,000
            YOKOGAWA ELECTRIC                              0            0                39,000           39,000
            YUASA TRADING CO                         122,000            0                     0          122,000

 Korea      SAMSUNG ELECTRONIC                             0            0                    28               28

Malaysia    ARAB MALAYSIAN CORPORATION                68,000            0                     0           68,000
            ARAB-MALAYSIAN MERCHANT BANK              38,000            0                     0           38,000
            DCB HOLDINGS                             159,000            0                71,000          230,000
            EDARAN OTOMOBIL                           69,000            0                     0           69,000
            FABER GROUP                              655,000            0                     0          655,000
            GAMUDA                                         0            0                42,000           42,000
            GENTING BERHAD                                 0            0                71,500           71,500
            IJM                                      185,000            0                     0          185,000
            IOI PROPERTIES                           227,000            0                     0          227,000
            KUALA LUMPUR KEPONG BERHAD               155,000            0                     0          155,000
            LAND AND GENERAL                         283,000            0                     0          283,000
            LARUT CONSOLIDATED                             0            0               161,500          161,500
            LARUT CONV LN STK                              0            0                42,000           42,000
            LARUT WARRANTS                                 0            0                42,000           42,000
            MALAYAN BANKING                                0            0                69,500           69,500
            MALAYSIAN ASSURANCE ALLIANCE                   0            0                23,000           23,000
            MALAYSIAN INTERNATIONAL SHIPPING         668,000            0                     0          668,000
            MBF CAPITAL                              458,000            0                     0          458,000
            NEW STRAITS TIMES PRESS                        0            0                33,000           33,000

AUGUST 31, 1995 (UNAUDITED)                               MARKET VALUE

------------------------------------   -------------------------------------------------------------------------
                                          International         European      Pacific Basin        Pro-Forma
 Country    Security Description              Equity             Equity           Equity           Combined
------------------------------------   -------------------------------------------------------------------------
            SHOWA SHELL SEKIYO                       740,115           0             537,024          1,277,139
            SONY                                           0           0             218,584            218,584
            SONY MUSIC ENTERTAINMENT                       0           0             229,226            229,226
            SUMITOMO BANK                            833,504           0                   0            833,504
            SUMITOMO ELECTRIC                              0           0             246,930            246,930
            SUMITOMO FORESTRY                              0           0             317,233            317,233
            SUMITOMO METAL                           874,427           0             209,527          1,083,954
            SUMITOMO REALTY & DEVELOPMENT          1,888,314           0                   0          1,888,314
            SUMITOMO TRUST & BANKING               1,088,825           0                   0          1,088,825
            SXL                                    1,498,670           0                   0          1,498,670
            TAISEI                                   932,051           0                   0            932,051
            TAKASHIMAYA                                    0           0             336,472            336,472
            TAKEDA CHEMICAL INDUSTRIES             2,282,849           0                   0          2,282,849
            TOHO                                           0           0             826,689            826,689
            TOKIO MARINE & FIRE INSURANCE                  0           0             925,911            925,911
            TOKYO BROADCASTING SYSTEM                      0           0             369,525            369,525
            TOKYO ELECTRIC POWER                   1,936,400           0                   0          1,936,400
            TOKYO ELECTRONICS                              0           0             725,747            725,747
            TOKYO STEEL                            1,048,506           0                   0          1,048,506
            TOSHIBA                                3,135,530           0             866,967          4,002,497
            TOYO SHUTTER                             300,604           0                   0            300,604
            TOYOTA MOTOR                                   0           0           1,250,716          1,250,716
            VICTOR CO. OF JAPAN (JVC)              1,783,054           0                   0          1,783,054
            YAMAICHI SECURITIES                    1,744,361           0                   0          1,744,361
            YASUDA FIRE & MARINE INSURANCE                 0           0             277,221            277,221
            YOKOGAWA ELECTRIC                              0           0             367,172            367,172
            YUASA TRADING CO                         649,202           0                   0            649,202
                                              -----------------------------------------------------------------
                                                 103,040,551           0          31,398,539        134,439,090

 Korea      SAMSUNG ELECTRONIC                             0           0               5,071              5,071
                                              -----------------------------------------------------------------

Malaysia    ARAB MALAYSIAN CORPORATION               271,237           0                   0            271,237
            ARAB-MALAYSIAN MERCHANT BANK             517,939           0                   0            517,939
            DCB HOLDINGS                             471,678           0             210,623            682,301
            EDARAN OTOMOBIL                          608,539           0                   0            608,539
            FABER GROUP                              630,186           0                   0            630,186
            GAMUDA                                         0           0             203,728            203,728
            GENTING BERHAD                                 0           0             633,454            633,454
            IJM                                      700,842           0                   0            700,842
            IOI PROPERTIES                           819,002           0                   0            819,002
            KUALA LUMPUR KEPONG BERHAD               462,918           0                   0            462,918
            LAND AND GENERAL                         907,597           0                   0            907,597
            LARUT CONSOLIDATED                             0           0             270,623            270,623
            LARUT CONV LN STK                              0           0              13,301             13,301
            LARUT WARRANTS                                 0           0              34,516             34,516
            MALAYAN BANKING                                0           0             571,157            571,157
            MALAYSIAN ASSURANCE ALLIANCE                   0           0              90,359             90,359
            MALAYSIAN INTERNATIONAL SHIPPING      1 ,914,692           0                   0          1,914,692
            MBF CAPITAL                              532,451           0                   0            532,451
            NEW STRAITS TIMES PRESS                        0           0             102,526            102,526

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                                            SHARES/PAR
------------------------------------------    -------------------------------------------------------------------------
                                                      International          European    Pacific Basin    Pro-Forma
Country         Security Description                      Equity              Equity         Equity       Combined
------------------------------------------    -------------------------------------------------------------------------
                ORIENTAL HOLDINGS BERHAD                          47,000              0               0          47,000
                PERUSAHAAN OTOMOBIL                                    0              0          48,000          48,000
                PETRONAS GAS                                      37,000              0          49,000          86,000
                RASHID HUSSAIN                                   525,000              0               0         525,000
                RENONG BERHAD                                          0              0         179,000         179,000
                RESORTS WORLD BERHAD                              42,000              0          41,000          83,000
                TELEKOM MALAYSIA                                       0              0          50,000          50,000
                UNITED ENGINEERS                                       0              0          13,000          13,000

Netherlands     AEGON                                                  0          5,500               0           5,500
                AHOLD                                             43,000         13,972               0          56,972
                D.S.M.                                            18,300              0               0          18,300
                ELSEVIER                                               0         67,000               0          67,000
                HEINEKEN                                           7,250              0               0           7,250
                HOOGOVENS CVA                                     33,700              0               0          33,700
                HUNTER DOUGLAS                                         0         15,120               0          15,120
                INTERNATIONAL NEDERLANDEN                         58,117            195               0          58,312
                KPN                                               50,200              0               0          50,200
                PHILIPS ELECTRONICS                               68,365              0               0          68,365
                STAD ROTTERDAM                                    43,702              0               0          43,702
                VNU                                                8,400          4,000               0          12,400

Norway          DEN NORSKE BANK                                  242,909              0               0         242,909
                KVAERNER AS SERIES B                              30,000              0               0          30,000
                SAGA PETROLEUM 'B'                                     0         48,040               0          48,040

New Zealand     CARTER HOLT HARVEY                                     0              0         127,511         127,511
                FISHER & PAYKEL INDUSTRIES                       130,400              0               0         130,400
                LION NATHAN                                      498,600              0               0         498,600
                TELECOM CORP NEW ZEALAND ADR                      20,200              0               0          20,200
                TELECOM CORP OF NEW ZEALAND                      313,900              0          32,000         345,900

Singapore       CITY DEVELOPMENTS                                 68,000              0          47,000         115,000
                DBS LAND                                          72,000              0          97,000         169,000
                DEVELOPMENT BANK OF SINGAPORE                          0              0          11,000          11,000
                FRASER AND NEAVE                                  62,000              0               0          62,000
                JARDINE MATHESON HOLDINGS                        155,000              0               0         155,000
                JURONG SHIPYARD                                        0              0          18,000          18,000
                KEPPEL                                                 0              0          50,000          50,000
                MANDARIN ORIENTAL                                      0              0         175,718         175,718
                OVERSEAS CHINESE BANKING FOREIGN                  82,000              0               0          82,000
                SEMBAWANG MARITIME                               104,000              0               0         104,000
                SINGAPORE AIRLINES "F"                                 0              0          26,000          26,000
                SINGAPORE PRESS HOLDINGS "F"                      46,800              0          14,880          61,680
                STRAITS STEAMSHIP LAND                           203,000              0               0         203,000
                UNITED OVERSEAS BANK                             250,600              0          50,824         301,424

AUGUST 31, 1995 (UNAUDITED)                                             MARKET VALUE
------------------------------------------        ----------------------------------------------------------------------------
                                                      International          European       Pacific Basin       Pro-Forma
Country         Security Description                      Equity              Equity           Equity           Combined
------------------------------------------        ----------------------------------------------------------------------------
                ORIENTAL HOLDINGS BERHAD                         244,939                0                 0            244,939
                PERUSAHAAN OTOMOBIL                                    0                0           183,764            183,764
                PETRONAS GAS                                     118,661                0           157,146            275,807
                RASHID HUSSAIN                                 1,662,658                0                 0          1,662,658
                RENONG BERHAD                                          0                0           345,873            345,873
                RESORTS WORLD BERHAD                             218,882                0           213,670            432,552
                TELEKOM MALAYSIA                                       0                0           350,772            350,772
                UNITED ENGINEERS                                       0                0            87,031             87,031
                                                  ----------------------------------------------------------------------------
                                                              10,082,221                0         3,468,543         13,550,764

Netherlands     AEGON                                                  0          185,006                 0            185,006
                AHOLD                                          1,532,725          498,029                 0          2,030,754
                D.S.M.                                         1,514,982                0                 0          1,514,982
                ELSEVIER                                               0          847,689                 0            847,689
                HEINEKEN                                       1,097,202                0                 0          1,097,202
                HOOGOVENS CVA                                  1,373,418                0                 0          1,373,418
                HUNTER DOUGLAS                                         0          759,679                 0            759,679
                INTERNATIONAL NEDERLANDEN                      3,231,079           10,841                 0          3,241,920
                KPN                                            1,731,350                0                 0          1,731,350
                PHILIPS ELECTRONICS                            3,068,940                0                 0          3,068,940
                STAD ROTTERDAM                                 1,124,449                0                 0          1,124,449
                VNU                                              995,839          474,209                 0          1,470,048
                                                  ----------------------------------------------------------------------------
                                                              15,669,984        2,775,453                 0         18,445,437

Norway          DEN NORSKE BANK                                  632,605                0                 0            632,605
                KVAERNER AS SERIES B                           1,113,450                0                 0          1,113,450
                SAGA PETROLEUM 'B'                                     0          576,855                 0            576,855
                                                  ----------------------------------------------------------------------------
                                                               1,746,055          576,855                 0          2,322,910

New Zealand     CARTER HOLT HARVEY                                     0                0           290,175            290,175
                FISHER & PAYKEL INDUSTRIES                       398,492                0                 0            398,492
                LION NATHAN                                    1,034,157                0                 0          1,034,157
                TELECOM CORP NEW ZEALAND ADR                   1,290,275                0                 0          1,290,275
                TELECOM CORP OF NEW ZEALAND                    1,244,987                0           126,915          1,371,905
                                                  ----------------------------------------------------------------------------
                                                               3,967,911                0           417,093          4,385,004

Singapore       CITY DEVELOPMENTS                                409,235                0           282,854            692,089
                DBS LAND                                         206,771                0           278,567            485,338
                DEVELOPMENT BANK OF SINGAPORE                          0                0           125,431            125,431
                FRASER AND NEAVE                                 702,611                0                 0            702,611
                JARDINE MATHESON HOLDINGS                      1,116,000                0                 0          1,116,000
                JURONG SHIPYARD                                        0                0           125,431            125,431
                KEPPEL                                                 0                0           401,211            401,211
                MANDARIN ORIENTAL                                      0                0           159,025            159,025
                OVERSEAS CHINESE BANKING FOREIGN                 923,488                0                 0            923,488
                SEMBAWANG MARITIME                               360,160                0                 0            360,160
                SINGAPORE AIRLINES "F"                                 0                0           219,610            219,610
                SINGAPORE PRESS HOLDINGS "F"                     645,654                0           205,285            850,939
                STRAITS STEAMSHIP LAND                           574,407                0                 0            574,407
                UNITED OVERSEAS BANK                           2,169,621                0           440,019          2,609,640
                                                  ----------------------------------------------------------------------------

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                              SHARES/PAR

------------------------------------  ----------------------------------------------------------------------
                                         International        European       Pacific Basin   Pro-Forma
Country         Security Description        Equity             Equity           Equity       Combined
------------------------------------  ----------------------------------------------------------------------
Spain           BANCO BILBAO VIZCAYA              23,480             28,100            0              51,580
                BANCO DE SANTANDER                14,000                  0            0              14,000
                BANCO POPULAR ESPANA               8,000              1,000            0               9,000
                CONTINENTE                             0             19,150            0              19,150
                DRAGADOS                          17,000                  0            0              17,000
                FCC                                    0              1,917            0               1,917
                GAS NATURAL                            0              6,050            0               6,050
                IBERDROLA                        270,400                  0            0             270,400
                MAPFRE                             3,000                  0            0               3,000
                REPSOL                            26,000                  0            0              26,000
                REPSOL ADR                        33,800                  0            0              33,800
                TELEFONICA DE ESPANA             207,000             40,000            0             247,000
                URALITA                                0             30,000            0              30,000
                VALLEHERMOSO                      16,000                  0            0              16,000

Sweden          ASTRA 'B'                              0             18,800            0              18,800
                ERICSSON                               0             40,000            0              40,000
                GETINGE INDUSTRIER 'B'                 0             17,500            0              17,500
                KALMAR                                 0             40,000            0              40,000
                KINNEVIK INVESTMENT B                  0              6,500            0               6,500
                MARIEBERG TIDNINGS "A"            16,100                  0            0              16,100
                MO OCH DOMSJO 'B'                      0             11,650            0              11,650
                SCRIBONA 'B'                           0             25,000            0              25,000
                SECURITAS 'B'                          0              6,000            0               6,000
                SSAB 'B'                         127,600             23,200            0             150,800
                STADSHYPOTEK AB                        0             14,000            0              14,000
                STORA KOPPARBERG 'B'                   0             42,000            0              42,000




Switzerland     BALOISE HLGDS EXC                    660                               0                 660
                BBC BROWN BOVERI                       0                670            0                 670
                CIBA GEIGY                         3,260                  0            0               3,260
                CS REGISTERED                     27,030                  0            0              27,030
                HILTI                                  0                600            0                 600
                NESTLE SA REGISTERED               2,020                  0            0               2,020
                RIETER (REG)                       3,450                  0            0               3,450
                ROCHE HOLDING                        394                139            0                 533
                SANDOZ PHARMACEUTICAL                  0              1,070            0               1,070
                SCHWEIZ RUCKVER REGD 20CHF         3,210                  0            0               3,210
                SOC GEN SURVEILL                       0                265            0                 265




United Kingdom  ABBEY NATIONAL                         0             95,000            0              95,000
                ASDA GROUP                       630,000                  0            0             630,000
                ASSOCIATED BRIT FOODS                  0             36,400            0              36,400
                BASS                              92,500             59,300            0             151,800
                BAT                                    0             70,600            0              70,600


AUGUST 31, 1995 (UNAUDITED)
                                                        MARKET VALUE
------------------------------------  ----------------------------------------------------------------------
                                         International        European       Pacific Basin    Pro-Forma
Country         Security Description        Equity             Equity            Equity       Combined
------------------------------------  ----------------------------------------------------------------------
                                               7,107,947                   0        2,237,433       9,345,380

Spain           BANCO BILBAO VIZCAYA             710,692             850,530                0       1,561,222
                BANCO DE SANTANDER               572,819                   0                0         572,819
                BANCO POPULAR ESPANA           1,231,456             153,932                0       1,385,388
                CONTINENTE                             0             471,953                0         471,953
                DRAGADOS                         271,854                   0                0         271,854
                FCC                                    0             159,000                0         159,000
                GAS NATURAL                            0             743,101                0         743,101
                IBERDROLA                      2,076,848                   0                0       2,076,848
                MAPFRE                           158,877                   0                0         158,877
                REPSOL                           815,999                   0                0         815,999
                REPSOL ADR                     1,068,925                   0                0       1,068,925
                TELEFONICA DE ESPANA           2,806,668             542,351                0       3,349,019
                URALITA                                0             332,589                0         332,589
                VALLEHERMOSO                     282,661                   0                0         282,661
                                      -----------------------------------------------------------------------
                                               9,996,799           3,253,456                0      13,250,255

Sweden          ASTRA 'B'                              0             611,059                0         611,059
                ERICSSON                               0             855,779                0         855,779
                GETINGE INDUSTRIER 'B'                 0             636,006                0         636,006
                KALMAR                                 0             685,721                0         685,721
                KINNEVIK INVESTMENT B                  0             193,887                0         193,887
                MARIEBERG TIDNINGS "A"           331,203                   0                0         331,203
                MO OCH DOMSJO 'B'                      0             671,046                0         671,046
                SCRIBONA 'B'                           0             185,145                0         185,145
                SECURITAS 'B'                          0             205,716                0         205,716
                SSAB 'B'                       1,382,468             251,358                0       1,633,826
                STADSHYPOTEK AB                        0             228,482                0         228,482
                STORA KOPPARBERG 'B'                   0             524,165                0         524,165
                                      -----------------------------------------------------------------------
                                               1,713,671           5,048,364                0       6,762,035

Switzerland     BALOISE HLGDS EXC              1,320,658                   0                0       1,320,658
                BBC BROWN BOVERI                       0             707,049                0         707,049
                CIBA GEIGY                     2,308,851                   0                0       2,308,851
                CS REGISTERED                  2,216,218                   0                0       2,216,218
                HILTI                                  0             508,137                0         508,137
                NESTLE SA REGISTERED           2,044,487                   0                0       2,044,487
                RIETER (REG)                     939,555                   0                0         939,555
                ROCHE HOLDING                  2,639,970             931,360                0       3,571,330
                SANDOZ PHARMACEUTICAL                  0             772,028                0         772,028
                SCHWEIZ RUCKVER REGD 20CHF     2,601,262                   0                0       2,601,262
                SOC GEN SURVEILL                       0             476,358                0         476,358
                                      -----------------------------------------------------------------------
                                              14,071,001           3,394,932                0      17,465,933

United Kingdom  ABBEY NATIONAL                         0             787,122                0         787,122
                ASDA GROUP                     1,063,033                   0                0       1,063,033
                ASSOCIATED BRIT FOODS                  0             405,511                0         405,511
                BASS                             927,153             594,380                0       1,521,533
                BAT                                    0             552,093                0         552,093

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                                       SHARES/PAR
------------------------------------------   ------------------------------------------------------------------------------
                                                International             European     Pacific Basin          Pro-Forma
Country     Securities Description                 Equity                  Equity          Equity             Combined
------------------------------------------   ------------------------------------------------------------------------------
            BET                                          305,800                     0              0               305,800
            BLUE CIRCLE INDUSTRIES                             0               103,900              0               103,900
            BRITANNIC ASSURANCE                                0                16,000              0                16,000
            BRITISH AEROSPACE                                  0                43,400              0                43,400
            BRITISH AEROSPACE WARRANTS                         0                 1,600              0                 1,600
            BRITISH AIRWAYS                              123,700                47,000              0               170,700
            BRITISH GAS                                  601,000                     0              0               601,000
            BRITISH PETROLEUM                            528,410               116,000              0               644,410
            BRITISH SKY BROADCASTING                           0               108,250              0               108,250
            BRITISH STEEL  (BST.L)                       557,800                     0              0               557,800
            BRITISH TELECOMMUNICATIONS                         0               215,500              0               215,500
            BTR                                          216,538                83,100              0               299,638
            CHARTER                                       98,650                     0              0                98,650
            COMMERCIAL UNION                                   0                44,458              0                44,458
            CORDIANT                                           0                63,159              0                63,159
            COURTAULDS                                    90,000                     0              0                90,000
            DIXONS GROUP                                       0                     0              0                     0
            EAST MIDLANDS ELECTRICITY                          0                     0              0                     0
            ENGLISH CHINA                                      0                17,750              0                17,750
            GENERAL ACCIDENT                             159,500                     0              0               159,500
            GENERAL ELECTRIC                                   0               138,900              0               138,900
            GLAXO WELLCOME                                     0                86,600              0                86,600
            GRANADA GROUP                                      0                61,200              0                61,200
            GRAND METROPOLITAN                                 0                94,400              0                94,400
            GREAT UNIVERSAL STORES                             0                49,100              0                49,100
            GUARDIAN ROYAL EXCHANGE                      460,300                     0              0               460,300
            HAMMERSON PRO INV 'A'                              0                65,000              0                65,000
            HANSON                                       582,300                     0              0               582,300
            HAZLEWOOD FOODS                              331,300                     0              0               331,300
            HEATH (C.E.)                                       0                18,000              0                18,000
            HILLSDOWN HOLDINGS                           471,600                     0              0               471,600
            HSBC HOLDINGS 75P                             83,000                42,700              0               125,700
            IMI                                           90,000                     0              0                90,000
            LASMO                                              0               184,300              0               184,300
            LEX SERVICE                                        0                24,000              0                24,000
            LLOYDS BANK                                  288,400                     0              0               288,400
            MEPC                                               0                24,900              0                24,900
            MIDLANDS ELECTRIC                                  0                     0              0                     0
            MORRISON(W) SUPERMARKET                            0                87,000              0                87,000
            MOWLEM(JOHN)                                       0                40,400              0                40,400
            NATIONAL POWER                                65,000                     0              0                65,000
            NATIONAL WESTMINSTER BANK                    215,500                     0              0               215,500
            NEXT                                               0                70,000              0                70,000
            NORTHERN FOODS                                     0                     0              0                     0
            NORTHUMBRIAN WATER                            28,300                     0              0                28,300
            NORWEB                                       111,200                     0              0               111,200
            OCEAN GROUP                                  239,500                     0              0               239,500
            PRUDENTIAL                                         0               105,900              0               105,900
            RECKITT & COLEMAN                                  0                38,925              0                38,925
            REDLAND                                      140,000                     0              0               140,000

AUGUST 31, 1995 (UNAUDITED)                                       MARKET VALUE
------------------------------------------   ------------------------------------------------------------------------------
                                                International             European     Pacific Basin          Pro-Forma
Country     Securities Description                 Equity                  Equity          Equity             Combined
------------------------------------------   ------------------------------------------------------------------------------
            BET                                          645,288                     0              0               645,288
            BLUE CIRCLE INDUSTRIES                             0               514,261              0               514,261
            BRITANNIC ASSURANCE                                0               142,498              0               142,498
            BRITISH AEROSPACE                                  0               444,438              0               444,438
            BRITISH AEROSPACE WARRANTS                         0                 5,486              0                 5,486
            BRITISH AIRWAYS                              817,629               310,659              0             1,128,288
            BRITISH GAS                                2,583,041                     0              0             2,583,041
            BRITISH PETROLEUM                          3,964,100               870,225              0             4,834,325
            BRITISH SKY BROADCASTING                           0               571,063              0               571,063
            BRITISH STEEL  (BST.L)                     1,562,186                     0              0             1,562,186
            BRITISH TELECOMMUNICATIONS                         0             1,352,517              0             1,352,517
            BTR                                        1,145,686               439,676              0             1,585,362
            CHARTER                                    1,440,336                     0              0             1,440,336
            COMMERCIAL UNION                                   0               406,986              0               406,986
            CORDIANT                                           0               112,696              0               112,696
            COURTAULDS                                   653,530                     0              0               653,530
            DIXONS GROUP                                       0                     0              0                     0
            EAST MIDLANDS ELECTRICITY                          0                     0              0                     0
            ENGLISH CHINA                                      0               104,379              0               104,379
            GENERAL ACCIDENT                           1,472,498                     0              0             1,472,498
            GENERAL ELECTRIC                                   0               672,410              0               672,410
            GLAXO WELLCOME                                     0             1,029,257              0             1,029,257
            GRANADA GROUP                                      0               590,635              0               590,635
            GRAND METROPOLITAN                                 0               599,063              0               599,063
            GREAT UNIVERSAL STORES                             0               466,241              0               466,241
            GUARDIAN ROYAL EXCHANGE                    1,499,814                     0              0             1,499,814
            HAMMERSON PRO INV 'A'                              0               358,029              0               358,029
            HANSON                                     1,956,058                     0              0             1,956,058
            HAZLEWOOD FOODS                              678,535                     0              0               678,535
            HEATH (C.E.)                                       0                55,578              0                55,578
            HILLSDOWN HOLDINGS                         1,397,604                     0              0             1,397,604
            HSBC HOLDINGS 75P                          1,117,828               575,075              0             1,692,903
            IMI                                          445,462                     0              0               445,462
            LASMO                                              0               506,146              0               506,146
            LEX SERVICE                                        0               119,535              0               119,535
            LLOYDS BANK                                3,083,128                     0              0             3,083,128
            MEPC                                               0               146,039              0               146,039
            MIDLANDS ELECTRIC                                  0                     0              0                     0
            MORRISON(W) SUPERMARKET                            0               217,331              0               217,331
            MOWLEM(JOHN)                                       0                47,640              0                47,640
            NATIONAL POWER                               529,480                     0              0               529,480
            NATIONAL WESTMINSTER BANK                  1,967,754                     0              0             1,967,754
            NEXT                                               0               419,240              0               419,240
            NORTHERN FOODS                                     0                     0              0                     0
            NORTHUMBRIAN WATER                           396,946                     0              0               396,946
            NORWEB                                     1,502,796                     0              0             1,502,796
            OCEAN GROUP                                1,226,299                     0              0             1,226,299
            PRUDENTIAL                                         0               558,666              0               558,666
            RECKITT & COLEMAN                                  0               402,235              0               402,235
            REDLAND                                      844,996                     0              0               844,996

PRO-FORMA SCHEDULE OF INVESTMENTS
AUGUST 31, 1995 (UNAUDITED)                                                          SHARES/PAR
------------------------------------------------------       ------------------------------------------------------------------
                                                               International     European     Pacific Basin     Pro-Forma
Country             Security Description                          Equity          Equity        Equity          Combined
------------------------------------------------------       ------------------------------------------------------------------
                    REUTERS HOLDINGS                                        0        74,800              0            74,800
                    RJB MINING                                        215,100             0              0           215,100
                    ROYAL INSURANCE                                   283,800        84,899              0           368,699
                    SAINSBURY J                                       149,490             0              0           149,490
                    SCOTTISH HYDRO-ELECTRIC                           234,700             0              0           234,700
                    SCOTTISH POWER                                          0        76,500              0            76,500
                    SEARS                                                   0        95,000              0            95,000
                    SEDGWICK GROUP                                          0       110,000              0           110,000
                    SEVERN TRENT                                            0        43,300              0            43,300
                    SHELL TRANS. & TRADING ORD 25 P                   158,300             0              0           158,300
                    SMITHKLINE BEECHAM                                101,400        83,000              0           184,400
                    SMITHS INDUSTRIES                                       0        70,000              0            70,000
                    SOUTHERN WATER                                    116,800             0              0           116,800
                    STOREHOUSE                                        240,000             0              0           240,000
                    T & N                                             349,000             0              0           349,000
                    TATE & LYLE                                             0        62,300              0            62,300
                    TESCO                                             475,000             0              0           475,000
                    THAMES WATER                                      245,500             0              0           245,500
                    THORN EMI                                          40,332             0              0            40,332
                    WHITBREAD & CO "A"                                170,000             0              0           170,000
                    WILLIAMS HOLDINGS                                       0       135,300              0           135,300
                    YORKSHIRE WATER                                   131,000             0              0           131,000


United States       REPO (J.P. MORGAN 5.70%12/13/95)                5,285,228             0              0          5,285,228

AUGUST 31, 1995 (UNAUDITED)                                                    MARKET VALUE
------------------------------------------------------       ------------------------------------------------------------------
                                                               International     European     Pacific Basin     Pro-Forma
Country             Security Description                          Equity          Equity        Equity          Combined
------------------------------------------------------       ------------------------------------------------------------------
                    REUTERS HOLDINGS                                        0       649,930              0             649,930
                    RJB MINING                                      1,368,363             0              0           1,368,363
                    ROYAL INSURANCE                                 1,479,547       442,608              0           1,922,155
                    SAINSBURY J                                     1,075,075             0              0           1,075,075
                    SCOTTISH HYDRO-ELECTRIC                         1,256,346             0              0           1,256,346
                    SCOTTISH POWER                                          0       404,162              0             404,162
                    SEARS                                                   0       165,089              0             165,089
                    SEDGWICK GROUP                                          0       206,517              0             206,517
                    SEVERN TRENT                                            0       422,587              0             422,587
                    SHELL TRANS. & TRADING ORD 25 P                 1,806,511             0              0           1,806,511
                    SMITHKLINE BEECHAM                                888,922       727,618              0           1,616,540
                    SMITHS INDUSTRIES                                       0       610,396              0             610,396
                    SOUTHERN WATER                                  1,272,205             0              0           1,272,205
                    STOREHOUSE                                      1,150,659             0              0           1,150,659
                    T & N                                           1,012,614             0              0           1,012,614
                    TATE & LYLE                                             0        43,688              0             443,688
                    TESCO                                           2,406,323             0              0           2,406,323
                    THAMES WATER                                    2,060,753             0              0           2,060,753
                    THORN EMI                                         924,914             0              0             924,914
                    WHITBREAD & CO "A"                              1,619,550             0              0           1,619,550
                    WILLIAMS HOLDINGS                                       0       669,677              0             669,677
                    YORKSHIRE WATER                                 1,233,778             0              0           1,233,778
                                                                --------------------------------------------------------------
                                                                   52,476,740    12,119,362              0          71,590,122


United States       REPO (J.P. MORGAN 5.70%12/13/95)               5,285,228             0              0           5,285,228
                                                                --------------------------------------------------------------

                                                                ==============================================================
                                                                 $307,431,402   $48,770,115    $45,626,767        $401,830,284
                                                                ==============================================================


PRO-FORMA COMBINED STATEMENT OF ASSETS AND LIABILITIES (000)
================================================================================================================
August 31,  1995
(Unaudited)
                                                       ---------------    ---------------    ---------------     ---------------
                                                        International         European          Pacific             Pro-Forma
                                                           Equity              Equity         Basin Equity          Combined
                                                       ---------------    ---------------    ---------------     ---------------
ASSETS:
  Investment securities (Cost $286,859,
  $44,067, $46,647 respectively......................         $307,431            $48,770            $45,629            $401,830
  Cash and foreign currency..........................            3,475              3,837              1,896               9,208
  Dividend and interest receivable...................            1,298                295                 20               1,611
  Investment securities sold.........................            4,374                862                  0               5,236
  Unrealized gain on forward currency contracts......            3,044                                 1,165               4,209
  Other assets.......................................              673                213                 31                 917
                                                       ---------------    ---------------    ---------------     ---------------

  Total Assets.......................................          320,293             53,977             48,741             423,011
                                                       ---------------    ---------------    ---------------     ---------------

LIABILITIES:
 Investment securities purchased.....................               68                653                245                 966
 Other liabilities...................................            1,176                244                227               1,647
                                                       ---------------    ---------------    ---------------     ---------------

 TOTAL LIABILITIES...................................            1,244                897                472               2,613
                                                       ---------------    ---------------    ---------------     ---------------

 TOTAL NET ASSETS....................................          319,049             53,080             48,269             420,398
                                                       ===============    ===============    ===============     ===============
TOTAL NET ASSETS BY CLASS OF SHARES
 Class A.............................................          318,883             53,080             48,269             420,232
 Class D.............................................              166                N/A                N/A                 166
                                                       ---------------    ---------------    ---------------     ---------------
                                                               319,049             53,080             48,269             420,398
                                                       ===============    ===============    ===============     ===============

SHARES OUTSTANDING
 Portfolio shares of Class A
   Pre-combination...................................       30,059,505          4,709,456          5,035,246                 N/A
   Post-combination..................................       30,059,505          5,003,596          4,550,042          39,613,143
 Portfolio shares of Class D.........................           15,696                N/A                N/A              15,696


NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE
 Portfolio shares of Class A
   Pre-combination...................................           $10.61             $11.27              $9.59                 N/A
   Post-combination..................................           $10.61             $10.61             $10.61              $10.61
 Portfolio shares of Class D.........................           $10.55                N/A                N/A              $10.55
     Maximum Offering Price  per Class D.............           $11.11                N/A                N/A              $11.11

See Accompanying Notes to Pro-Forma Financial Statements.


PRO-FORMA COMBINED STATEMENT OF OPERATIONS  (000)
------------------------------------------------------------------------------------------------------------------------------------
For the period ended August 31, 1995
(Unaudited)
                                                                                     -------------------      ----------------
                                                                                        International             European
                                                                                            Equity                 Equity
                                                                                      ------------------        --------------
Investment Income:
     Dividends                                                                                  $6,140                  $931
     Interest                                                                                      165                    87
     Less: Foreign Taxes Withheld                                                                 (586)                  (85)
                                                                                      ------------------        --------------

     Total Investment Income                                                                     5,719                   933
                                                                                      ------------------        --------------

Expenses:
     Management fees                                                                               734                   179
     Less management fees waived                                                                  (161)                  (46)
     Investment advisory fees                                                                      775                    78
     Custodian wire agent fees                                                                     258                    19
     Professional fees                                                                              62                     8
     Registration & Filing fees                                                                     35                     6
     Printing fees                                                                                  58                     6
     Trustee fees                                                                                   10                     1
     Pricing fees                                                                                   10                     8
     Distribution fees                                                                             248                    34
     Amortization of deferred
        organization costs                                                                           4                     3
     Miscellaneous fees                                                                              6                     1
                                                                                      ------------------        --------------

     Total expenses                                                                              2,039                   297
                                                                                      ------------------        --------------

Net Investment Income                                                                            3,680                   636
                                                                                      ------------------        --------------

Net Realized and Unrealized Gain (Loss) on Investments
   and Foreign Currency Transactions:
   Net realized gain (loss) from security transactions                                          10,377                   294
   Net realized gain (loss) on forward foreign currency contracts
      and foreign currency transactions                                                         (4,346)                    5
   Net change in unrealized appreciation (depreciation) on forward foreign currency contracts, foreign currencies, and translation of other
     assets and liabilities denominated in foreign currency                                      4,106                     7
   Net change in unrealized appreciation                                                        18,743                 4,569
                                                                                      ------------------        --------------
Net Increase (Decrease) in Net Assets from Operations                                           32,560                $5,511
                                                                                      ==================        ==============
                                                                                        --------------       -------------
                                                                                            Pacific            Pro-Forma
                                                                                         Basin Equity         Adjustments
                                                                                        --------------       -------------
Investment Income:
     Dividends                                                                                   $312
     Interest                                                                                      73
     Less: Foreign Taxes Withheld                                                                 (33)
                                                                                        --------------          -------------

     Total Investment Income                                                                      352
                                                                                        --------------          -------------

Expenses:
     Management fees                                                                              165                  (137)(1)
     Less management fees waived                                                                  (62)                  100 (1)
     Investment advisory fees                                                                      87                   (43)(1)
     Custodian/wire agent fees                                                                     18
     Professional fees                                                                              8                   (15)(2)
     Registration & Filing fees                                                                     7
     Printing fees                                                                                  6                    (6)(2)
     Trustee fees                                                                                   1
     Pricing fees                                                                                   8
     Distribution fees                                                                             31
     Amortization of deferred
      organization costs                                                                            3                    (6)(2)
     Miscellaneous fees                                                                             1                    (2)(2)
                                                                                        --------------          ---------------

     Total expenses                                                                               273                      (23)
                                                                                        --------------          ---------------

Net Investment Income                                                                              79                     23
                                                                                        --------------           -------------

Net Realized and Unrealized Gain (Loss) on Investments
   and Foreign Currency Transactions:
   Net realized gain (loss) from security transactions                                           (175)
   Net realized gain (loss) on forward foreign currency contracts
      and foreign currency transactions                                                          (901)
   Net change in unrealized appreciation (depreciation) on forward foreign currency contracts, foreign currencies, and translation of other
     assets and liabilities denominated in foreign currency                                     1,246
   Net change in unrealized appreciation                                                        3,655
                                                                                        --------------       -------------
Net Increase (Decrease) in Net Assets from Operations                                          $3,904                 $23
                                                                                        ==============       =============
                                                                                        --------------
                                                                                          Pro-Forma
                                                                                           Combined
                                                                                        --------------
Investment Income:
     Dividends                                                                                $7,383
     Interest                                                                                   $325
     Less: Foreign Taxes Withheld                                                              ($704)
                                                                                        --------------

     Total Investment Income                                                                   7,004
                                                                                        --------------

Expenses:
     Management fees                                                                             941
     Less management fees waived                                                                (169)
     Investment advisory fees                                                                    983
     Custodian/wire agent fees                                                                   295
     Professional fees                                                                            63
     Registration & Filing fees                                                                   48
     Printing fees                                                                                64
     Trustee fees                                                                                 12
     Pricing fees                                                                                 26
     Distribution fees                                                                           313
     Amortization of deferred
        organization costs                                                                         4
     Miscellaneous fees                                                                            6
                                                                                        --------------

     Total expenses                                                                            2,556
                                                                                        --------------

Net Investment Income                                                                          4,418
                                                                                        --------------

Net Realized and Unrealized Gain (Loss) on Investments
   and Foreign Currency Transactions:
   Net realized gain (loss) from security transactions                                       $10,496
   Net realized gain (loss) on forward foreign currency contracts
      and foreign currency transactions                                                      ($5,242)
   Net change in unrealized appreciation (depreciation) on forward foreign currency contracts, foreign currencies, and translation of other
     assets and liabilities denominated in foreign currency                                   $5,359
   Net change in unrealized appreciation                                                     $26,967
                                                                                        --------------
Net Increase (Decrease) in Net Assets from Operations                                        $41,998
                                                                                        ==============

(1) Adjustments based on fee structure of the new registrants and the total assets of the combined portfolios
(2)  Adjustments reflect expected savings when three portfolios are combined.


See accompanying notes to Pro-Forma financial statements.


PRO-FORMA COMBINED STATEMENT OF OPERATIONS  (000)
----------------------------------------------------------------------------------------------------------------------------------
For the period ended February 28, 1995

                                                                                     ------------------         --------------
                                                                                       International              European
                                                                                           Equity                  Equity
                                                                                     ------------------         --------------
Investment Income:
     Dividends                                                                                $11,275                  $471
     Interest                                                                                   1,985                    80
     Less: Foreign Taxes Withheld                                                              (1,483)                  (73)
                                                                                     ------------------        --------------



     Total Investment Income                                                                   11,777                   478
                                                                                     ------------------        --------------


Expenses:
     Management fees                                                                            2,729                   164
     Less management fees waived                                                                  (77)                  (57)
     Investment advisory fees                                                                   1,516                    67
     Custodian/wire agent fees                                                                    524                    23
     Professional fees                                                                            147                    10
     Registration & Filing fees                                                                    11                    15
     Printing fees                                                                                142                     9
     Trustee fees                                                                                  25                     1
     Pricing fees                                                                                  39                     8
     Distribution fees                                                                            562                    22
     Amortization of deferred
        organization costs                                                                          8                     5
     Miscellaneous fees                                                                            14
                                                                                     ------------------        --------------


     Total expenses                                                                             5,640                   267
                                                                                     ------------------        --------------



Net Investment Income                                                                           6,137                   211
                                                                                     ------------------        --------------



Net Realized and Unrealized Gain (Loss) on Investments
   and Foreign Currency Transactions:
   Net realized gain (loss) from security transactions                                         36,204                  (165)
   Net realized gain (loss) on forward foreign currency contracts
      and foreign currency transactions                                                       (25,138)                 (154)
   Net change in unrealized appreciation (depreciation) on forward foreign currency contracts, foreign currencies, and translation of other
     assets and liabilities denominated in foreign currency                                    10,819                   (13)
   Net change in unrealized appreciation                                                      (58,990)                  125
                                                                                     ------------------        --------------
Net Increase (Decrease) in Net Assets from Operations                                         (30,968)                   $4
                                                                                     ==================        ==============

                                                                                           Pacific              Pro-Forma
                                                                                        Basin Equity           Adjustments
                                                                                      ---------------        --------------

Investment Income:
     Dividends                                                                                   $136
     Interest                                                                                      59
     Less: Foreign Taxes Withheld                                                                 (17)
                                                                                       ---------------       -------------

     Total Investment Income                                                                      178
                                                                                       ---------------       -------------


Expenses:
     Management fees                                                                              159               (743)(1)
     Less management fees waived                                                                  (76)               210 (1)
     Investment advisory fees                                                                      80                774 (1)
     Custodian/wire agent fees                                                                     24
     Professional fees                                                                             11                (15)(2)
     Registration & Filing fees                                                                    15
     Printing fees                                                                                  9                (12)(2)
     Trustee fees                                                                                   1
     Pricing fees                                                                                  10
     Distribution fees                                                                             21
     Amortization of deferred
        organization costs                                                                          5                (10)(2)
     Miscellaneous fees                                                                                               (2)(2)
                                                                                        --------------         -------------


     Total expenses                                                                               259                 202
                                                                                       ---------------         -------------



Net Investment Income                                                                             (81)               (202)
                                                                                       --------------        -------------



Net Realized and Unrealized Gain (Loss) on Investments
   and Foreign Currency Transactions:
   Net realized gain (loss) from security transactions                                            (37)
   Net realized gain (loss) on forward foreign currency contracts
      and foreign currency transactions                                                           (74)
   Net change in unrealized appreciation (depreciation) on forward foreign currency contracts, foreign currencies, and translation of other
     assets and liabilities denominated in foreign currency                                       (81)
   Net change in unrealized appreciation                                                       (4,673)
                                                                                        --------------        -------------
Net Increase (Decrease) in Net Assets from Operations                                         ($4,946)             ($202)
                                                                                        ==============        =============

                                                                                        -------------
                                                                                           Pro-Forma
                                                                                           Combined
                                                                                        -------------

Investment Income:
     Dividends                                                                                $11,882
     Interest                                                                                 $ 2,124
     Less: Foreign Taxes Withheld                                                             ($1,573)
                                                                                          ------------



     Total Investment Income                                                                   12,433
                                                                                          ------------


Expenses:
     Management fees                                                                            2,309
     Less management fees waived                                                                    0
     Investment advisory fees                                                                   2,437
     Custodian/wire agent fees                                                                    571
     Professional fees                                                                            153
     Registration & Filing fees                                                                    41
     Printing fees                                                                                148
     Trustee fees                                                                                  27
     Pricing fees                                                                                  57
     Distribution fees                                                                            605
     Amortization of deferred
        organization costs                                                                          8
     Miscellaneous fees                                                                            12
                                                                                         -------------

     Total expenses                                                                             6,368
                                                                                         -------------

Net Investment Income                                                                           6,065
                                                                                         -------------
Net Realized and Unrealized Gain (Loss) on Investments
   and Foreign Currency Transactions:
   Net realized gain (loss) from security transactions                                        $36,002
   Net realized gain (loss) on forward foreign currency contracts
      and foreign currency transactions                                                      ($25,366)
   Net change in unrealized appreciation (depreciation) on forward foreign currency contracts, foreign currencies, and translation of other
     assets and liabilities denominated in foreign currency                                   $10,725
   Net change in unrealized appreciation                                                     ($63,538)
                                                                                         -------------
Net Increase (Decrease) in Net Assets from Operations                                        ($36,112)
                                                                                         =============

   (1) Adjustments based on fee structure of the new registrants and the total assets of the combined portfolios.
   (2)  Adjustments reflect expected savings when three portfolios are combined.

    NOTES TO PRO-FORMA FINANCIAL STATEMENTS OF THE SEI INTERNATIONAL TRUST,
                        INTERNATIONAL EQUITY PORTFOLIO,
         EUROPEAN EQUITY PORTFOLIO AND PACIFIC BASIN EQUITY PORTFOLIO

                                August 31, 1995
                                  (Unaudited)



1.   BASIS OF COMBINATION

     The Pro Forma Combining Portfolio of Investments and Pro Forma Combining Statement of Assets and Liabilities reflect the accounts of the SEI International Trust; consisting of the International Equity Portfolio (formerly the "Core International Equity Portfolio"), the European Equity Portfolio and the Pacific Basin Equity Portfolio at August 31, 1995. The Pro Forma Combining Statements of Operations reflect the accounts of the International Equity Portfolio, the European Equity Portfolio and the Pacific Basin Equity Portfolio for the year ended February 28, 1995, and the six months ended August 31, 1995. These pro forma financial statements have been derived from the annual and semi-annual financial statements of the SEI International Trust as of February 28, 1995 and August 31, 1995, respectively.

     The pro forma statements give effect to the proposed transfer of the assets and liabilities of the European Equity Portfolio and Pacific Basin Equity Portfolio in exchange for Class A shares of the International Equity Portfolio. The historical cost of investment securities will be carried forward to the surviving portfolio and the results of operations of the surviving fund will not be restated.

     The accompanying pro forma financial statements should be read in conjunction with the historical financial statements of the SEI International Trust included or incorporated by reference in the Statement of Additional Information.

2.   SHARES OF BENEFICIAL INTEREST

     The pro forma net asset value assumes the issuance of additional shares of the International Equity Portfolio which would have been issued at August 31, 1995 to the shareholders of the European Equity Portfolio and the Pacific Basin Equity Portfolio, to affect the proposed transactions.

3.   PRO FORMA OPERATIONS

     The Pro Forma Combining Statements of Operations assume rates of gross investment income similar to historical rates for the investments of the International Equity Portfolio, the European Equity Portfolio and the Pacific Basin Equity Portfolio. Accordingly, the combined gross investment income is equal to the sum of each such portfolio's gross investment income. Certain expenses and waivers thereof have been adjusted to reflect the expected expenses of the combined portfolio. Pro forma operating expenses include the actual expenses of the International Equity Portfolio, the European Equity Portfolio and the Pacific Basin Equity Portfolio and the combined portfolio adjusted for certain items which are factually supportable.

                            SEI INTERNATIONAL TRUST

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   FORM N-14

PART C.   OTHER INFORMATION
          -----------------

Item 15.  Indemnification.
          ----------------

          Article VIII of the Agreement and Declaration of Trust filed as
Exhibit 1 to the Registration Statement on Form N-1A (File No. 33-22821) filed with the SEC on June 30, 1988 is incorporated by reference. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to trustees, directors, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant's Agreement and Declaration of Trust or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, directors, officers or controlling persons of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees, directors, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits
          --------

          (1)     Agreement and Declaration of Trust/1/
          (2)     By-Laws/1/
          (3)     Not Applicable
          (4) Agreement and Plan of Reorganization and Liquidation filed herewith as Exhibit A to the Prospectus/Proxy Statement set forth as Part A of the Registration Statement in Form N-14
          (5)     Not Applicable
          (6)(a) Management Agreement between Registrant and SEI Financial Management Company/2/
          (6)(b) Form of Investment Advisory Agreement between Registrant and Brinson Partners, Inc./3/
          (6)(c) Form of Investment Advisory Agreement between Registrant and Strategic Fixed Income L.P./4/
          (6)(d) Schedule C to Management Agreement between Registrant and SEI Financial Management Company adding the International Fixed Income Portfolio/5/
          (6)(e) Form of Investment Advisory Agreement between Registrant and Morgan Grenfell Investment Services Ltd./6/
          (6)(f)  Form of Investment Advisory Agreement between Registrant and
                  Schroder Capital Management International Limited/6/
          (6)(g)  Form of Investment Advisory Agreement between Registrant and
                  SEI Financial Management Corporation./7/
          (6)(h) Form of Investment Sub-Advisory Agreement between Registrant and Strategic Fixed Income L.P./7/
          (6)(i) Form of Investment Sub-Advisory Agreement between Registrant and Morgan Grenfell Investment Services Ltd./7/

          (6)(j) Form of Investment Sub-Advisory Agreement between Registrant and Schroder Capital Management International Limited/7/
          (6)(k) Investment Sub-Advisory Agreement between Registrant and Montgomery Asset Management L.P./7/
          (6)(l) Investment Sub-Advisory Agreement between Registrant and Acadian Asset Management, Inc./7/
          (6)(m) Investment Sub-Advisory Agreement between Registrant and WorldInvest Limited./7/
          (7) Distribution Agreement between Registrant and SEI Financial Services Company/8/
          (8)     Not Applicable
          (9)(a) Custodian Agreement between Registrant and State Street Bank and Trust Company/9/
          (9)(b) Form of Custodian Agreement between Registrant and The Chase Manhattan Bank, N.A./10/
          (10)(a) Distribution Plan (Class D)/11/
          (10)(b) Form of Distribution Plan (Core International Equity Portfolio Class A)/12/
          (10)(c) Form of Distribution Plan (International Fixed Income Portfolio)/12/
          (10)(d) Rule 18f-3 Multiple Class Plan*
          (11)    Opinion and Consent of Counsel*
          (12)    Tax opinion of Counsel*
          (13)    Not Applicable
          (14)    Consent of Independent Accountants*
          (15)    Not Applicable
          (16) Powers of Attorney for Edward W. Binshadler, Richard F. Blanchard, Jeffrey A. Cohen, William M. Doran, F. Wendell Gooch, David G. Lee, Frank E. Morris, Robert A. Nesher, Carmen
                  V. Romeo and James M. Storey/11/
          (17)(a) Class A Prospectus dated August 31, 1995*
          (17)(b) Class D Prospectus dated August 31, 1995*
          (17)(c) Statement of Additional Information dated June 28, 1995, as amended August 31, 1995*
          (17)(d) 1995 Annual Report to Shareholders*
          (17)(e) Proxy Cards*
          (17)(f) Rule 24F-2 Notice for the fiscal year ended February 28, 1995*

          _________________
             *    Filed herewith
             1 Incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File No. 33-22821) filed with the Securities and Exchange Commission ("SEC") on June 30, 1988
             2 Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on August 30, 1988
             3 Incorporated herein by reference to Item (8) of Part C of Post-Effective Amendment No.1 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on September 16, 1988
             4 Incorporated herein by reference to Post-Effective Amendment No. 6 to Registrant's Registration Statement on Form N-1A
                  (File No. 33-22821), filed with the SEC on May 16, 1991
             5    Incorporated herein by reference to Post-Effective Amendment
                  No. 7 to Registrant's Registration Statement on Form N-1A
                  (File No. 33-22821), filed with the SEC on June 30, 1992
             6    Incorporated herein by reference to Post-Effective Amendment
                  No. 9 to Registrant's Registration Statement on Form N-1A
                  (File No. 33-22821), filed with the SEC on March 31, 1993

             7 Incorporated herein by reference to Item (8)(c) of Part C of Post-Effective Amendment No. 9 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on March 31, 1993
             8 Incorporated herein by reference to Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on June 28, 1993
             9 Incorporated herein by reference to Post-Effective Amendment No. 11 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on June 29, 1993
            10 Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on May 2, 1994
            11 Incorporated herein by reference to Post-Effective Amendment No. 18 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on October 28, 1994
            12 Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on April 28, 1995

Item 17.  Undertakings.
          ------------

     (1) The registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                  SIGNATURES

     As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the city of Wayne, Commonwealth of Pennsylvania on the 21st day of December, 1995.

                                  SEI INTERNATIONAL TRUST

                                  By /s/ David G. Lee
                                     -----------------------
                                     David G. Lee, President

ATTEST:

/s/ Jeffrey A. Cohen
----------------------------
Jeffrey A. Cohen, Controller
& Chief Financial Officer

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity on the dates indicated.

              *                   Trustee             December 21, 1995
------------------------------
     Richard F. Blanchard

              *                   Trustee             December 21, 1995
------------------------------
       William M. Doran

              *                   Trustee             December 21, 1995
------------------------------
       F. Wendell Gooch

              *                   Trustee             December 21, 1995
------------------------------
        Frank E. Morris

              *                   Trustee             December 21, 1995
------------------------------
        James M. Storey

              *                   Trustee             December 21, 1995
------------------------------
       Robert A. Nesher

 /s/ Jeffrey A. Cohen             Controller & Chief  December 21, 1995
------------------------------     Financial Officer
       Jeffrey A. Cohen


*By /s/ David G. Lee
   ---------------------------
         David G. Lee
         Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                                            PAGE
-------                                                                                            ----
(1)       Agreement and Declaration of Trust/1/
(2)       By-Laws/1/
(3)       Not Applicable
(4)       Agreement and Plan of Reorganization and Liquidation filed herewith as
          Exhibit A to the Prospectus/Proxy Statement set forth as Part A of the
          Registration Statement in Form N-14
(5)       Not Applicable
(6)(a)    Management Agreement between Registrant and SEI Financial Management
          Company/2/
(6)(b)    Form of Investment Advisory Agreement between Registrant and Brinson
          Partners, Inc./3/
(6)(c)    Form of Investment Advisory Agreement between Registrant and Strategic
          Fixed Income L.P./4/
(6)(d)    Schedule C to Management Agreement between Registrant and SEI
          Financial Management Company adding the International Fixed Income
          Portfolio/5/
(6)(e)    Form of Investment Advisory Agreement between Registrant and Morgan
          Grenfell Investment Services Ltd./6/
(6)(f)    Form of Investment Advisory Agreement between Registrant and Schroder
          Capital Management International Limited/6/
(6)(g)    Form of Investment Advisory Agreement between Registrant and SEI
          Financial Management Corporation./7/
(6)(h)    Form of Investment Sub-Advisory Agreement between Registrant and
          Strategic Fixed Income L.P./7/
(6)(i)    Form of Investment Sub-Advisory Agreement between Registrant and
          Morgan Grenfell Investment Services Ltd./7/
(6)(j)    Form of Investment Sub-Advisory Agreement between Registrant and
          Schroder Capital Management International Limited/7/
(6)(k)    Investment Sub-Advisory Agreement between Registrant and Montgomery
          Asset Management L.P./7/
(6)(l)    Investment Sub-Advisory Agreement between Registrant and Acadian Asset
          Management, Inc./7/
(6)(m)    Investment Sub-Advisory Agreement between Registrant and WorldInvest
          Limited./7/
(7)       Distribution Agreement between Registrant and SEI Financial Services
          Company/8/
(8)       Not Applicable
(9)(a)    Custodian Agreement between Registrant and State Street Bank and Trust
          Company/9/
(9)(b)    Form of Custodian Agreement between Registrant and The Chase Manhattan
          Bank, N.A./10/
(10)(a)   Distribution Plan (Class D)/11/
(10)(b)   Form of Distribution Plan (Core International Equity Portfolio Class
          A)/12/
(10)(c)   Form of Distribution Plan (International Fixed Income Portfolio)/12/
(10)(d)   Rule 18f-3 Multiple Class Plan*
(11)      Opinion and Consent of Counsel*
(12)      Tax opinion of Counsel*
(13)      Not Applicable
(14)      Consent of Independent Accountants*
(15)      Not Applicable
(16)      Powers of Attorney for Edward W. Binshadler, Richard F. Blanchard,
          Jeffrey A. Cohen, William M. Doran, F. Wendell Gooch, David G. Lee,
          Frank E. Morris, Robert A. Nesher, Carmen V. Romeo and James M.
          Storey/11/
(17)(a)   Class A Prospectus dated August 31, 1995*
(17)(b)   Class D Prospectus dated August 31, 1995*
(17)(c)   Statement of Additional Information dated June 28, 1995, as amended
          August 31, 1995*
(17)(d)   1995 Annual Report to Shareholders*
(17)(e)   Proxy Cards*
(17)(f)   Rule 24F-2 Notice for the fiscal year ended February 28, 1995*


_________________
   *      Filed herewith
   1 Incorporated herein by reference to Registrant's Registration Statement on Form N-1A (File No. 33-22821) filed with the Securities and Exchange Commission ("SEC") on June 30, 1988
   2 Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on August 30, 1988
   3 Incorporated herein by reference to Item (8) of Part C of Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on September 16, 1988
   4 Incorporated herein by reference to Post-Effective Amendment No. 6 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on May 16, 1991
   5 Incorporated herein by reference to Post-Effective Amendment No. 7 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on June 30, 1992
   6 Incorporated herein by reference to Post-Effective Amendment No. 9 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on March 31, 1993
   7 Incorporated herein by reference to Item (8)(c) of Part C of Post-Effective Amendment No. 9 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on March 31, 1993
   8 Incorporated herein by reference to Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on June 28, 1993
   9 Incorporated herein by reference to Post-Effective Amendment No. 11 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on June 29, 1993
  10 Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on May 2, 1994
  11 Incorporated herein by reference to Post-Effective Amendment No. 18 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on October 28, 1994
  12 Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant's Registration Statement on Form N-1A (File No. 33-22821), filed with the SEC on April 28, 1995.